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Exhibit 4.5

CREDIT AND GUARANTY AGREEMENT

dated as of June 30, 2004

by and among

MEDICAL DEVICE MANUFACTURING, INC.,
as Borrower,

UTI CORPORATION,

CERTAIN SUBSIDIARIES OF
MEDICAL DEVICE MANUFACTURING, INC.,
as Guarantors,

VARIOUS LENDERS,

CREDIT SUISSE FIRST BOSTON,
acting through its Cayman Islands Branch,
as Sole Lead Arranger, Sole Book Runner,
Administrative Agent and Collateral Agent,

ANTARES CAPITAL CORPORATION and NATIONAL CITY BANK,
as Co-Documentation Agents,

and

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Syndication Agent

$234.0 Million Senior Secured Credit Facilities

i

SECTION 4.	REPRESENTATIONS AND WARRANTIES	57
4.1.	Organization; Requisite Power and Authority; Qualification	58
4.2.	Capital Stock and Ownership	58
4.3.	Due Authorization	58
4.4.	No Conflict	58
4.5.	Governmental Consents	58
4.6.	Binding Obligation	58
4.7.	Historical Financial Statements	59
4.8.	Projections	59
4.9.	No Material Adverse Change	59
4.10.	Disclosure	59
4.11.	Adverse Proceedings, Etc	59
4.12.	Payment of Taxes	60
4.13.	Properties	60
4.14.	Environmental Matters	60
4.15.	No Defaults	61
4.16.	Material Contracts	61
4.17.	Governmental Regulation	61
4.18.	Margin Stock	62
4.19.	Employee Matters	62
4.20.	Employee Benefit Plans	62
4.21.	Certain Fees	62
4.22.	Solvency	63
4.23.	Related Agreements	63
4.24.	Compliance with Statutes, Etc	63
4.25.	Senior Indebtedness	63
SECTION 5.	AFFIRMATIVE COVENANTS	63
5.1.	Financial Statements and Other Reports	63
5.2.	Existence	66
5.3.	Payment of Taxes and Claims	66
5.4.	Maintenance of Properties	66
5.5.	Insurance	66
5.6.	Inspections	67

5.7.	Lenders Meetings	67
5.8.	Compliance with Laws	67
5.9.	Environmental	67
5.10.	Subsidiaries	68
5.11.	Additional Material Real Estate Assets	69
5.12.	Ratings	69
5.13.	Compliance with Terms of Leases	69
5.14.	Further Assurances	69
5.15.	Conditions Subsequent to the Closing Date as to Real Property	69
SECTION 6.	NEGATIVE COVENANTS	71
6.1.	Indebtedness	71
6.2.	Liens	73
6.3.	Fiscal Year	75
6.4.	No Further Negative Pledges	75
6.5.	Restricted Junior Payments	76
6.6.	Restrictions on Subsidiary Distributions	78
6.7.	Investments	78
6.8.	Financial Covenants	79
6.9.	Fundamental Changes; Disposition of Assets; Acquisitions	81
6.10.	Disposal of Subsidiary Interests	82
6.11.	Sales and Lease Backs	83
6.12.	Transactions with Shareholders and Affiliates	83
6.13.	Conduct of Business	83
6.14.	Permitted Activities of Holdings	83
6.15.	Amendments or Waivers of Certain Related Agreements	84
6.16.	Amendments or Waivers with respect to Subordinated Indebtedness	84
6.17.	Limitation on Issuance of Preferred Stock	84
SECTION 7.	GUARANTY	84
7.1.	Guaranty of the Obligations	84
7.2.	Contribution by Guarantors	84
7.3.	Payment by Guarantors	85
7.4.	Liability of Guarantors Absolute	85
7.5.	Waivers by Guarantors	87

7.6.	Guarantors' Rights of Subrogation, Contribution, Etc	87
7.7.	Subordination of Other Obligations	88
7.8.	Continuing Guaranty	88
7.9.	Authority of Guarantors or Company	88
7.10.	Financial Condition of Company	88
7.11.	Bankruptcy, Etc	89
7.12.	Discharge of Guaranty Upon Sale of Guarantor	89
SECTION 8.	EVENTS OF DEFAULT	89
8.1.	Events of Default	89
SECTION 9.	AGENTS	92
9.1.	Appointment of Agents	92
9.2.	Powers and Duties	92
9.3.	General Immunity	92
9.4.	Agents Entitled to Act as Lender	93
9.5.	Lenders' Representations, Warranties and Acknowledgment	93
9.6.	Right to Indemnity	94
9.7.	Successor Administrative Agent, Collateral Agent and Swing Line Lender	94
9.8.	Collateral Documents and Guaranty	95
SECTION 10.	MISCELLANEOUS	96
10.1.	Notices	96
10.2.	Expenses	96
10.3.	Indemnity	97
10.4.	Set-Off	97
10.5.	Amendments and Waivers	97
10.6.	Successors and Assigns; Participations	99
10.7.	Independence of Covenants	102
10.8.	Survival of Representations, Warranties and Agreements	102
10.9.	No Waiver; Remedies Cumulative	102
10.10.	Marshalling; Payments Set Aside	103
10.11.	Severability	103
10.12.	Obligations Several; Independent Nature of Lenders' Rights	103
10.13.	Headings	103
10.14.	APPLICABLE LAW	103

10.15.	CONSENT TO JURISDICTION	103
10.16.	WAIVER OF JURY TRIAL	104
10.17.	Confidentiality	104
10.18.	Usury Savings Clause	105
10.19.	Counterparts	105
10.20.	Patriot Act	105
10.21.	Effectiveness	106
10.22.	Integration	106
APPENDICES:	A-1	Tranche B Term Loan Commitments
	A-2	Revolving Commitments
	B	Notice Addresses
SCHEDULES:	1.1	Existing Letters of Credit
	3.1(i)	Closing Date Mortgaged Properties
	3.1(j)	Landlord Personal Property Collateral Access Agreements
	3.1(k)	Environmental Reports and Reliance Letter
	4.1	Jurisdictions of Organization and Qualification
	4.2	Capital Stock and Ownership
	4.13	Real Estate Assets
	4.14	Environmental
	4.17	Material Contracts
	4.20	Certain ERISA Matters
	5.15(a)	Post-Closing Leasehold Properties
	5.15(b)	Collateral Access Properties
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.7	Certain Investments
	6.9	Certain Dispositions
EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	A-3	Issuance Notice
	B-1	Tranche B Term Loan Note
	B-2	Revolving Loan Note
	B-3	Swing Line Note
	C	Compliance Certificate
	D	Assignment Agreement
	E	Certificate Re Non-Bank Status
	F-1	Closing Date Certificate
	F-2	Solvency Certificate
	G	Counterpart Agreement
	H	Pledge and Security Agreement
	I	Mortgage
	J	Landlord Waiver and Consent Agreement

v

CREDIT AND GUARANTY AGREEMENT

        This CREDIT AND GUARANTY AGREEMENT, dated as of June 30, 2004 (this "Agreement"), is entered into by and among MEDICAL DEVICE MANUFACTURING, INC., a Colorado corporation ("Company"), UTI CORPORATION, a Maryland corporation ("Holdings"), CERTAIN SUBSIDIARIES OF COMPANY, as Guarantors, the Lenders party hereto from time to time, CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch ("CSFB"), as Sole Lead Arranger and Sole Book Runner (in such capacities, "Lead Arranger"), as Administrative Agent (together with its permitted successors in such capacity, "Administrative Agent"), and as Collateral Agent (together with its permitted successor in such capacity, "Collateral Agent"), ANTARES CAPITAL CORPORATION("Antares") and NATIONAL CITY BANK("NCB"), as Co-Documentation Agents (in such capacities, collectively, "Co-Documentation Agents"), and WACHOVIA BANK, NATIONAL ASSOCIATION ("Wachovia"), as Syndication Agent (in such capacity, "Syndication Agent").

RECITALS:

        WHEREAS, undefined capitalized terms used in these recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

        WHEREAS, Pine Merger Corporation, a Delaware corporation ("Merger Sub"), has been formed by Company and KRG Capital Partners, LLC ("KRG") for the purpose of effecting the acquisition (the "Acquisition") by Company of all of the outstanding shares of capital stock of MedSource Technologies, Inc., a Delaware corporation ("Target");

        WHEREAS, the Capital Stock of Merger Sub owned by KRG has been redeemed and Merger Sub has become a wholly-owned subsidiary of Company prior to the date hereof;

        WHEREAS, for the purpose of effectuating the Acquisition, Company, Merger Sub and Target have entered into that certain Agreement and Plan of Merger, dated as of April 27, 2004 (the "Merger Agreement"), whereby on the Closing Date Merger Sub will be merged with and into Target (the "Merger"), with Target surviving the Merger and becoming a wholly-owned Subsidiary of Company;

        WHEREAS, Lenders have agreed to extend certain credit facilities to Company, in an aggregate amount not to exceed $234.0 million, consisting of $194.0 million aggregate principal amount of Tranche B Term Loans, and up to $40.0 million aggregate principal amount of Revolving Commitments, the proceeds of which will be used (together with the proceeds of the Equity Financing and the Senior Subordinated Notes) to provide the funding necessary for the Acquisition on the Closing Date, to repay Existing Indebtedness on the Closing Date, to repurchase all of the outstanding Class C Redeemable Preferred Stock of Holdings in an aggregate amount not to exceed $18.8 million on the Closing Date (the "Repurchase"), to pay certain accrued dividends in cash to holders of Class A 5% Convertible Preferred Stock and Class C Redeemable Preferred Stock of Holdings in an aggregate amount not to exceed $22.7 million on the Closing Date (the "Dividend"), to pay Transaction Costs and to provide for other general corporate purposes;

        WHEREAS, Company has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of its assets, including a pledge of all of the Capital Stock of each of its Domestic Subsidiaries and 65% of all the Capital Stock of each of its Foreign Subsidiaries that are held by Company or any Domestic Subsidiary; and

        WHEREAS, Guarantors have agreed to guarantee the obligations of Company hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of their respective assets, including a pledge of all of the Capital Stock of each of their respective Domestic Subsidiaries (including Company) and 65% of all the Capital Stock of each of their respective Foreign Subsidiaries that are held by Guarantors.

        NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

        1.1 Definitions.    The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

        "Acquisition" as defined in the recitals hereto.

        "Additional Material Real Estate Asset" means (i) any fee owned Real Estate Asset acquired by any Credit Party after the Closing Date and having a fair market value in excess of $1.0 million as of the date of the acquisition thereof or (ii) any fee owned Real Estate Asset acquired by any Credit Party after the Closing Date or any Leasehold Property, whether currently leased by any Credit Party or acquired by any Credit Party after the Closing Date, for which the aggregate value of all materials, supplies, equipment, apparatus and other items of personal property and inventory located at, or reasonably expected to be located at, such property equals or exceeds $2.5 million at any time.

        "Adjusted Eurodollar Rate" means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) (a) the rate per annum determined by Administrative Agent by reference to the British Bankers' Association Interest Settlement Rates for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date (as set forth by Bloomberg Information Service or any successor thereto or any other service selected by Administrative Agent which has been nominated by the British Bankers' Association as an authorized information vendor for the purpose of displaying such rates), or (b) in the event the rate referenced in the preceding clause (a) is not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by CSFB for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.

        "Administrative Agent" as defined in the preamble hereto.

        "Adverse Proceeding" means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries.

        "Affected Lender" as defined in Section 2.18(b).

        "Affected Loans" as defined in Section 2.18(b).

        "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding the foregoing, CSFB and the Lenders shall not be considered Affiliates of Holdings and its Subsidiaries.

        "Agent" means each of Lead Arranger, Syndication Agent, Administrative Agent, Collateral Agent and each Co-Documentation Agent.

        "Aggregate Amounts Due" as defined in Section 2.17.

        "Aggregate Payments" as defined in Section 7.2.

        "Agreement" means this Credit and Guaranty Agreement, dated as of June 30, 2004, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

        "Antares" as defined in the preamble hereto.

        "Applicable Margin" and "Applicable Revolving Commitment Fee Percentage" mean (i) with respect to Revolving Loans that are Eurodollar Rate Loans and the Applicable Revolving Commitment Fee Percentage, (a) from the Closing Date until the date of delivery of the Compliance Certificate and the financial statements for the period ending December 31, 2004, a percentage, per annum, determined by reference to the following table as if the Leverage Ratio then in effect were in excess of 3.50:1.00 but less than 6.00:1.00; and (b) thereafter, a percentage, per annum, determined by reference to the Leverage Ratio in effect from time to time as set forth below:

Leverage Ratio	Applicable Margin for Revolving Loans	Applicable Revolving Commitment Fee Percentage
> 6.00:1.00	3.50%	0.625%
≤ 6.00:1.00 ≥ 3.50:1.00	3.00%	0.50%
< 3.50:1.00	2.50%	0.375%

and (ii) with respect to Swing Line Loans and Revolving Loans that are Base Rate Loans, an amount equal to (a) the Applicable Margin for Eurodollar Rate Loans as set forth in clause (i)(a) or (i)(b) above, as applicable, minus (b) 1.00% per annum. No change in the Applicable Margin or the Applicable Revolving Commitment Fee Percentage shall be effective until three Business Days after the date on which Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 5.1(d) calculating the Leverage Ratio. At any time Company has not submitted to Administrative Agent the applicable information as and when required under Section 5.1(d), the Applicable Margin and the Applicable Revolving Commitment Fee Percentage shall be determined as if the Leverage Ratio were in excess of 6.00:1.00 until the date that is three Business Days after the date on which Administrative Agent receives such information.

        "Applicable Reserve Requirement" means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against "Eurocurrency liabilities" (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

        "Asset Sale" means a sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than Company or any Guarantor Subsidiary), in one transaction or a series of transactions, of all or any part of Holdings' or any of its Subsidiaries' businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Capital Stock of any of Holdings' Subsidiaries (whether by sale, issuance or otherwise), other than (i) inventory (or other assets) sold or leased in the ordinary course of business (excluding any such sales by operations or divisions discontinued or to be discontinued), (ii) Capital Stock of Company issued to Holdings, (iii) sales of other assets for aggregate consideration of less than $1.0 million in the aggregate during any Fiscal Year, (iv) sales, dispositions or other transfers of assets or properties to any Foreign Subsidiary of Company for a purchase price at least equal to the fair market value of such assets or properties, and (v) other sales or dispositions of assets permitted pursuant to Section 6.9(d), (h) , (i), (j), (k), (l) or (m).

        "Assignment Agreement" means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent.

        "Authorized Officer" means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person's chief financial officer or treasurer.

        "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy," as now and hereafter in effect, or any successor statute.

        "Base Rate" means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

        "Base Rate Loan" means a Loan bearing interest at a rate determined by reference to the Base Rate.

        "Beneficiary" means each Agent, Issuing Bank, Lender and Lender Counterparty.

        "Business Day" means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term "Business Day" shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

        "Capital Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

        "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

        "Cash" means money, currency or a credit balance in any Deposit Account.

        "Cash Equivalents" means, as at any date of determination, (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof); (ii) demand deposits, time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $300.0 million; (iii) commercial paper issued by others rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's; (iv) repurchase obligations having terms not more than seven days, with institutions meeting the criteria set forth in clause (ii) above, for direct obligations issued by or fully guaranteed by the United States of America (provided, that the full faith and credit of the United States of America is pledged in support thereof), having, on the date of purchase thereof, a fair market value of at least 100% of the amount of repurchase obligations; (v) with respect to Investments by any Foreign Subsidiary, any demand deposit account; (vi) direct investments in tax exempt obligations of any state of the United States of America, or any municipality of any such state, in each case rated "AA" or better by S&P, "Aa2" or better by Moody's or an equivalent rating by any other credit rating agency of recognized national standing, provided that such obligations mature within six months from the date of acquisition thereof; or (vii) investments in money market or mutual funds, 95% of more of the assets of which are invested in obligations of the types described in clauses (i)-(vi) above, and in the case of each of (i), (ii), and (iii) maturing within one year after the date of acquisition.

        "Certificate re Non-Bank Status" means a certificate substantially in the form of Exhibit E.

        "Change of Control" means, at any time, (i) the Sponsors shall cease to beneficially own (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) and control at least (a) prior to an IPO, 50.0% on a fully diluted basis of the voting interests in the Capital Stock of Holdings, or (b) following an IPO, 35.0% on a fully diluted basis of the voting interests in the Capital Stock of Holdings; (ii) any Person or "group" (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than the Sponsors shall have acquired beneficial ownership of 35.0% or more on a fully diluted basis of the voting interest in the Capital Stock of Holdings (unless the Sponsors beneficially own a greater percentage (as determined on a fully diluted basis) of the voting interests in the Capital Stock of Holdings); (iii) Holdings shall cease to directly own and to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of Company; (iv) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Holdings cease to be occupied by Persons who either (a) were members of the board of directors of Holdings on the Closing Date or (b) were nominated for election by the board of directors of Holdings, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors; or (v) any "change of control" or similar event under the Senior Subordinated Note Documents or any documents relating to any other Subordinated Indebtedness outstanding in an aggregate principal amount of $5.0 million or more shall occur.

        "Class" means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Tranche B Term Loan Exposure, (b) Lenders having Revolving Exposure (including Swing Line Lender) and (c) Lenders having New Term Loan Exposure of each Series, and (ii) with respect to Loans, each of the following classes of Loans: (a) Tranche B Term Loans, (b) Revolving Loans (including Swing Line Loans) and (c) each Series of New Term Loans.

        "Closing Date" means the date on which the Tranche B Term Loans are made.

        "Closing Date Certificate" means a Closing Date Certificate substantially in the form of Exhibit F-1.

        "Closing Date Mortgaged Property" as defined in Section 3.1(i).

        "Co-Documentation Agents" as defined in the preamble hereto.

        "Collateral" means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

        "Collateral Access Property" as defined in Section 5.15(b).

        "Collateral Agent" as defined in the preamble hereto.

        "Collateral Documents" means the Pledge and Security Agreement, the Mortgages, the Landlord Personal Property Collateral Access Agreements, if any, any document delivered pursuant to Section 5.11 with respect to Additional Material Real Estate Assets and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Lenders, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

        "Collateral Questionnaire" means a certificate in form satisfactory to Collateral Agent that provides information with respect to the personal or mixed property of each Credit Party.

        "Commitment" means any Revolving Commitment, Tranche B Term Loan Commitment or New Term Loan Commitment.

        "Company" as defined in the preamble hereto.

        "Company Affiliated Group" as defined in Section 6.5(d).

        "Compliance Certificate" means a Compliance Certificate substantially in the form of Exhibit C.

        "Confidential Information Memorandum" means the Confidential Information Memorandum dated June 2004 and furnished to Lenders.

        "Consolidated Adjusted EBITDA" means, for any period, an amount determined for Company and its Subsidiaries on a consolidated basis equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, and (b) to the extent deducted in the calculation of Consolidated Net Income for such period: (A) Consolidated Interest Expense and amortization of costs of issuance of debt, (B) provisions for taxes based on income, franchise taxes and any payments made to Holdings pursuant to Section 6.5(d)(ii), (C) total depreciation expense, (D) total amortization expense, (E) any unrealized foreign currency translation in respect of Indebtedness of Company or any Guarantor owing to Company or any Guarantor, (F) the amount of any restructuring charges or reserves taken in a period that includes results for any period ending on or prior to December 31, 2007 (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, and costs to consolidate facilities and relocate employees) relating to any facilities, assets or business of Company and any of its Subsidiaries and Target and any of its Subsidiaries existing on the date the Acquisition is consummated; provided that the amount of such charges or reserves added pursuant to this clause (F) shall not exceed $15.0 million in the aggregate from and after the date the Acquisition is consummated, (G) for the Fiscal Quarters ended June 30, 2004 and September 30, 2004, up to $1.5 million of restructuring charges or expenses (or similar charges or expenses) incurred by Target during such Fiscal Quarter, (H) the amount of unusual or nonrecurring charges which do not relate to the ordinary course operations of Company and its Subsidiaries; provided that (w) the amount added pursuant to this clause (H) shall not exceed $5.0 million during the term of this Agreement, (x) Holdings shall have received, prior to the delivery of the financial statements with respect to the last Fiscal Quarter of such period, capital contributions in cash from, or cash proceeds from common equity of Holdings purchased by, the Sponsors or other Persons who were stockholders of Holdings as of the Closing Date

(and such capital contributions or proceeds shall be concurrently contributed by Holdings to Company as a cash capital contribution), in an amount equal to the amount of such charges added pursuant to this clause (H), (y) such capital contribution by Holdings to Company shall be identified, in a written notice to Administrative Agent, made within five (5) Business Days of such contribution, as being for the purpose of increasing Consolidated Adjusted EBITDA, and (z) no amounts shall be added pursuant to this clause (H) for purposes of calculating the Applicable Margin or the Applicable Revolving Commitment Fee Percentage, and (I) other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period), minus (ii) the sum, without duplication, of: (a) other non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), (b) the amount of all cash payments made by Company or any of its Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining Consolidated Adjusted EBITDA for such period or any prior period (excluding payments in respect of Hedge Agreements), and (c) payments made to Holdings pursuant to Section 6.5(c) and Section 6.5(d) (i), to the extent not deducted in the calculation of Consolidated Net Income. Notwithstanding the foregoing, (i) Consolidated Adjusted EBITDA for the Fiscal Quarter ended December 31, 2003 shall be deemed to be $13.1 million, and (ii) Consolidated Adjusted EBITDA for the Fiscal Quarter ended March 31, 2004 shall be deemed to be $15.3 million.

        "Consolidated Capital Expenditures" means, for any period, the aggregate of all expenditures of Company and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in "purchase of property and equipment" or similar items reflected in the consolidated statement of cash flows of Company and its Subsidiaries but excluding (i) any such expenditures with respect to the assets or Persons acquired in Permitted Acquisitions made prior to the date of such Permitted Acquisition and (ii) expenditures constituting the purchase price for Permitted Acquisitions.

        "Consolidated Cash Interest Expense" means, for any period, Consolidated Interest Expense for such period, excluding any amount not payable in cash.

        "Consolidated Current Assets" means, as at any date of determination, the total assets of Company and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP.

        "Consolidated Current Liabilities" means, as at any date of determination, the total liabilities of Company and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

        "Consolidated Excess Cash Flow" means, for any period, an amount (if positive) equal to: (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Adjusted EBITDA, plus (b) the Consolidated Working Capital Adjustment, minus (ii) the sum, without duplication, of the amounts for such period of (a) voluntary and scheduled repayments of Consolidated Total Debt (excluding (i) repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments and (ii) repayments financed with Indebtedness), (b) Consolidated Capital Expenditures (net of any proceeds of any related financings with respect to such expenditures), (c) Consolidated Cash Interest Expense, (d) provisions for current taxes based on income of Company and its Subsidiaries and payable in cash with respect to such period and, without duplication, amounts of any Tax Payments made to Holdings pursuant to Section 6.5(d)(ii) during such period to the extent actually used by Holdings to pay the tax liabilities for which such Tax Payments were made, (e) the amount of any increase in Consolidated Adjusted EBITDA relating to the operations of any Person acquired by Company and its Subsidiaries during such period (whether by purchase, merger or otherwise and including any acquisition of all or substantially all of the assets or capital stock of a Person or any business, unit or division of a Person) for any period prior to the acquisition of such Person (or business, unit or division) by Company or its Subsidiaries, and (f) the amount of any cash charges referred to in clause (i)(b)(F), (i)(b)(G) or (i)(b)(H) of the definition of "Consolidated Adjusted EBITDA" added back in the determination of Consolidated Adjusted EBITDA for such period.

        "Consolidated Fixed Charges" means, for any period, the sum, without duplication, of the amounts determined for Company and its Subsidiaries on a consolidated basis equal to (i) Consolidated Cash Interest Expense, (ii) Consolidated Scheduled Debt Payments, (iii) Consolidated Capital Expenditures and (iv) the portion of taxes based on income actually paid in cash and provisions for cash income taxes. Notwithstanding the foregoing, for purposes of calculating Consolidated Fixed Charges for the Fiscal Quarters ending September 30, 2004, December 31, 2004 and March 31, 2005, Consolidated Interest Expense and Consolidated Scheduled Debt Payments shall be annualized during such Fiscal Quarters such that (i) for the calculation of Consolidated Interest Expense and Consolidated Scheduled Debt Payments as of September 30, 2004, Consolidated Interest Expense and Consolidated Scheduled Debt Payments for the Fiscal Quarter then ending will be multiplied by 4, (ii) for the calculation of Consolidated Interest Expense and Consolidated Scheduled Debt Payments as of December 31, 2004, Consolidated Interest Expense and Consolidated Scheduled Debt Payments for the two Fiscal Quarter period then ending will be multiplied by 2, and (iii) for the calculation of Consolidated Interest Expense and Consolidated Scheduled Debt Payments as of March 31, 2005, Consolidated Interest Expense and Consolidated Scheduled Debt Payments for the three Fiscal Quarter period then ending will be multiplied by 1 1/3.

        "Consolidated Interest Expense" means, for any period, (i) total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs (but not the initial acquisition cost) under Interest Rate Agreements, but excluding, however, amortization of costs for the issuance of debt and any amounts referred to in Section 2.11(d), minus (ii) the aggregate amount of interest income of Company and its Subsidiaries paid in cash during such period.

        "Consolidated Net Income" means, for any period, (i) the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person's assets are acquired by Company or any of its Subsidiaries, (c) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, and (d) any after tax gains attributable to Asset Sales or returned surplus assets of any Pension Plan that are either extraordinary (as determined in accordance with GAAP) or are unusual, plus (iii) any after tax losses attributable to Asset Sales or returned surplus assets of any Pension Plan that are either extraordinary (as determined in accordance with GAAP) or are unusual.

        "Consolidated Scheduled Debt Payments" means, for any period, the sum of all scheduled payments of principal on Consolidated Total Debt for such period.

        "Consolidated Total Debt" means, as at any date of determination, the aggregate principal amount of all Indebtedness of Company and its Subsidiaries of the type set forth in clauses (i), (ii), (iii) and (iv) of the definition of the term "Indebtedness" and all Contingent Obligations in respect thereof (other than any Contingent Obligations in respect of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings), determined on a consolidated basis.

        "Consolidated Working Capital" means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities, excluding non-cash taxes and purchase accounting adjustments related to any acquisition.

        "Consolidated Working Capital Adjustment" means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period; provided that, in calculating the Consolidated Working Capital Adjustment for any period, Consolidated Working Capital as of the beginning of such period shall be adjusted to include, with respect to any Person acquired during such period, the consolidated working capital (calculated in the same manner as Consolidated Working Capital) of such Person as of the date such Person became a Subsidiary of Company.

        "Contingent Obligation" means, as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation, or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that, the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made, and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Contingent Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by Company in good faith.

        "Contractual Obligation" means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

        "Contributing Guarantors" as defined in Section 7.2.

        "Control Investment Affiliates" means, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is in common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

        "Conversion/Continuation Date" means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

        "Conversion/Continuation Notice" means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

        "Counterpart Agreement" means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Credit Party pursuant to Section 5.10.

        "Credit Date" means the date of a Credit Extension.

        "Credit Document" means any of this Agreement, the Notes, if any, the Collateral Documents, any documents or certificates executed by Company in favor of Issuing Bank relating to Letters of Credit, and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent, Issuing Bank or any Lender in connection herewith.

        "Credit Extension" means the making of a Loan or the issuing of a Letter of Credit.

        "Credit Party" means each Person (other than any Agent, Issuing Bank or any Lender or any other representative thereof) from time to time party to a Credit Document.

        "CSFB" as defined in the preamble hereto.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Company's and its Subsidiaries' operations and not for speculative purposes.

        "Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

        "Default Excess" means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender's Pro Rata Share of the aggregate outstanding principal amount of the Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

        "Default Period" means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.13 or Section 2.14 or by a combination thereof) and (b) such Defaulting Lender shall have delivered to Company and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which Company, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.

        "Defaulted Loan" as defined in Section 2.22.

        "Defaulting Lender" as defined in Section 2.22.

        "Deposit Account" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

        "Dividend" as defined in the recitals hereto.

        "DLJMB" means DLJ Merchant Banking III, Inc.

        "DLJMB Buyers" means, collectively, DLJ Merchant Banking Partners III, L.P., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ Offshore Partners III, C.V., DLJ MB Partners III GmbH & Co. KG, Millennium Partners II, L.P. and MBP III Plan Investors, L.P.

        "Dollars" and the sign "$" mean the lawful money of the United States of America.

        "Domestic Subsidiary" means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

        "Eligible Assignee" means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an "accredited investor" (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses; provided, none of Holdings, any Sponsor or any Affiliate of Holdings or any Sponsor (other than CSFB and any Affiliate of CSFB that is not controlled by any Sponsor) shall be an Eligible Assignee.

        "Employee Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates.

        "Environmental Claim" means any notice, notice of violation, claim, action, cause of action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person alleging liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties, or arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

        "Environmental Laws" means any and all current or future foreign or domestic, federal, state or provincial (or any subdivision of any of them), statutes, ordinances, common law, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the manufacture, processing, distribution, generation, use, treatment, storage, transportation, handling or disposal of Hazardous Materials; (iii) pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials; or (iv) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Holdings or any of its Subsidiaries or any Facility.

        "Equity Financing" means the initial cash equity investment in Holdings by DLJMB Buyers on or prior to the Closing Date, in an aggregate amount not less than $89.8 million, on terms and conditions reasonably satisfactory to Administrative Agent.

        "Equity Financing Documents" means all documents executed and delivered with respect to the Equity Financing.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

        "ERISA Affiliate" means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Holdings or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Holdings or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Holdings or such Subsidiary and with respect to liabilities arising after such period for which Holdings or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

        "ERISA Event" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (v) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vi) the occurrence of an act or omission which could give rise to the imposition on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (vii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan or the assets thereof, or against Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (viii) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (ix) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

        "Eurodollar Rate Loan" means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

        "Event of Default" means each of the conditions or events set forth in Section 8.1.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

        "Excluded Issuances" means capital contributions from any Sponsor or the issuance of any Capital Stock of Holdings to any Sponsor.

        "Existing Indebtedness" means (i) Indebtedness and other obligations outstanding under that certain Credit Agreement, dated as of May 31, 2000, among Company and Bank of America, N.A., as administrative agent, and the other agents and lenders party thereto, as amended prior to the Closing Date, (ii) Indebtedness and other obligations outstanding under that certain Credit Agreement, dated as of April 2, 2002, among MedSource Technologies, LLC, as borrower, MedSource Technologies, Inc., as parent, the guarantors party thereto, Wachovia Bank, National Association, as administrative agent, and the other agents and lenders party thereto, as amended prior to the Closing Date, (iii) Indebtedness and other obligations outstanding under Company's 13.5% Senior Subordinated Notes due 2007, and (iv) Indebtedness and other obligations outstanding under Holdings' Senior Notes due 2008.

        "Existing Letters of Credit" shall mean each of the letters of credit described by date of issuance, amount, beneficiary and the date of expiry on Schedule 1.1 hereto.

        "Facility" means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates.

        "Fair Share" as defined in Section 7.2.

        "Fair Share Contribution Amount" as defined in Section 7.2.

        "Federal Funds Effective Rate" means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.

        "Financial Officer Certification" means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Company that such financial statements fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year end adjustments.

        "Financial Plan" as defined in Section 5.1(i).

        "First Priority" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

        "Fiscal Quarter" means a fiscal quarter of any Fiscal Year.

        "Fiscal Year" means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year.

        "Fixed Charge Coverage Ratio" means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four Fiscal Quarter Period then ending, to (ii) Consolidated Fixed Charges for such four Fiscal Quarter Period.

        "Flood Hazard Property" means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of the Lenders, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

        "Foreign Assets" means assets (other than Persons constituting Foreign Subsidiaries) acquired by a Foreign Subsidiary in a Permitted Acquisition or otherwise pursuant to Section 6.7(l).

        "Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.

        "Fund" means any Person (other than a natural person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

        "Funding Default" as defined in Section 2.22.

        "Funding Guarantors" as defined in Section 7.2.

        "Funding Notice" means a notice substantially in the form of Exhibit A-1.

        "GAAP" means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

        "Governmental Acts" means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

        "Governmental Authority" means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

        "Governmental Authorization" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

        "Grantor" as defined in the Pledge and Security Agreement.

        "Guaranteed Obligations" as defined in Section 7.1.

        "Guarantor" means each of Holdings and each Domestic Subsidiary of Company.

        "Guarantor Subsidiary" means each Guarantor other than Holdings.

        "Guaranty" means the guaranty of each Guarantor set forth in Section 7.

        "Hazardous Materials" means any chemical, pollutant, contaminant, waste, material or substance, including, without limitation, toxic or hazardous substances, materials or wastes, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus or mold.

        "Hazardous Materials Activity" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, distribution, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action, remedial action or response action with respect to any of the foregoing.

        "Hedge Agreement" means an Interest Rate Agreement or a Currency Agreement entered into in the ordinary course of Company's or any of its Subsidiaries' businesses.

        "Highest Lawful Rate" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender that are presently in effect or, to the extent allowed by law, under such applicable laws as may hereafter be in effect and that allow a higher maximum nonusurious interest rate than applicable laws now allow.

        "Historical Financial Statements" means as of the Closing Date, (i) the audited consolidated financial statements of Company and its Subsidiaries, for the immediately preceding three Fiscal Years, consisting of consolidated balance sheets and the related consolidated statements of income, stockholders' equity and cash flows for such Fiscal Years, (ii) the audited consolidated financial statements of Target and its Subsidiaries, for the immediately preceding three Fiscal Years, consisting of consolidated balance sheets and the related consolidated statements of income, stockholders' equity and cash flows for such Fiscal Years, (iii) the unaudited consolidated financial statements of Company and its Subsidiaries as at the Fiscal Quarter ended March 31, 2004, consisting of a consolidated balance sheet and the related consolidated statements of income, stockholders' equity and cash flows for the three-month period ending on such date, (iv) the unaudited consolidated financial statements of Target and its Subsidiaries for the Fiscal Quarters ended September 28, 2003, December 28, 2003 and March 28, 2004, each consisting of a consolidated balance sheet and the related consolidated statements of income, stockholders' equity and cash flows for the three, six or nine month period, as applicable, ending on such date, (v) the unaudited financial statements of Company and its Subsidiaries for the fiscal months ended April 30, 2004 and May 31, 2004, and (vi) the unaudited financial statements of Target and its Subsidiaries for the fiscal months ended April 30, 2004 and May 31, 2004 and (x) in the case of clauses (i) and (iii), certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries in accordance with GAAP as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year end adjustments, and (y) in the case of clauses (ii) and (iv), certified by the chief financial officer of Target that they fairly present, in all material respects, the financial condition of Target and its Subsidiaries in accordance with GAAP as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year end adjustments

        "Holdings" as defined in the preamble hereto.

        "Increased Amount Date" as defined in Section 2.24.

        "Increased Cost Lenders" as defined in Section 2.23.

        "Indebtedness," as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP and all Synthetic Lease Obligations; (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA and excluding trade accounts payable and accrued expenses incurred in the ordinary course of business and not overdue by more than 60 days), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) Contingent Obligations of such Person; and (viii) all net obligations of such Person in respect of any exchange traded or over-the-counter derivative transaction, including any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes; provided, in no event shall obligations under any Interest Rate Agreement and any Currency Agreement be deemed "Indebtedness" for any purpose under Section 6.8 except for purposes of calculating "Consolidated Interest Expense" to the extent set forth in the definition of such term provided for in this Section 1.1.

        "Indemnified Liabilities" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims and investigations by Governmental Authorities under Environmental Laws), costs (including the costs of any Hazardous Materials Activity or any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response, corrective or remedial action necessary to remove, remediate, clean up or abate any Hazardous Materials), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders' agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the statements contained in the commitment letter delivered by any Lender to Company with respect to the transactions contemplated by this Agreement; or (iii) any pollution or threat to human health or the environment, any Environmental Claim, any investigation by a Governmental Authority under Environmental Laws, or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries and whether or not included, incorporated or referenced in any schedule or exhibit to this Agreement.

        "Indemnitee" as defined in Section 10.3.

        "Installment" as defined in Section 2.12.

        "Installment Date" as defined in Section 2.12.

        "Interest Coverage Ratio" means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four Fiscal Quarter Period then ended, to (ii) Consolidated Cash Interest Expense for such four Fiscal Quarter Period. Notwithstanding the foregoing, for purposes of calculating Interest Coverage Ratio for the Fiscal Quarters ending September 30, 2004, December 31, 2004 and March 31, 2005, Consolidated Interest Expense shall be annualized during such Fiscal Quarters such that (i) for the calculation of Consolidated Interest Expense as of September 30, 2004, Consolidated Interest Expense for the Fiscal Quarter then ending will be multiplied by 4, (ii) for the calculation of Consolidated Interest Expense as of December 31, 2004, Consolidated Interest Expense for the two Fiscal Quarter period then ending will be multiplied by 2, and (iii) for the calculation of Consolidated Interest Expense as of March 31, 2005, Consolidated Interest Expense for the three Fiscal Quarter period then ending will be multiplied by 1 1/3.

        "Interest Payment Date" means with respect to (i) any Base Rate Loan, the last Business Day of each March, June, September and December of each year, commencing on September 30, 2004, and the final maturity date of such Loan; and (ii) any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months "Interest Payment Date" shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

        "Interest Period" means, in connection with a Eurodollar Rate Loan, an interest period of one, two, three, six or (if available to all Lenders with Loans affected thereby) nine or twelve months, as selected by Company in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Class of Term Loans shall extend beyond such Class's Term Loan Maturity Date; and (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

        "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Company's and its Subsidiaries' operations and not for speculative purposes.

        "Interest Rate Determination Date" means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

        "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

        "Investment" means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any Person (other than Company or any Guarantor Subsidiary), of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance or capital contribution by Holdings or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment.

        "IPO" means an underwritten public offering of Capital Stock of Holdings in an amount of at least $50.0 million pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act.

        "Issuance Notice" means an Issuance Notice substantially in the form of Exhibit A-3.

        "Issuing Bank" means (i) CSFB as Issuing Bank hereunder, together with its permitted successors and assigns in such capacity or (ii) Wachovia, in the case of Existing Letters of Credit, as applicable.

        "Joinder Agreement" as defined in Section 2.24.

        "Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

        "KRG" as defined in the recitals hereto.

        "KRG Capital Group" means KRG Capital Partners, LLC, a Delaware limited liability company.

        "Landlord Consent and Estoppel" means, with respect to any Leasehold Property, an instrument in writing from the lessor under the related lease substantially in the form of Exhibit J, including the bracketed provisions therein, with such amendments or modifications as may be approved by Collateral Agent.

        "Landlord Personal Property Collateral Access Agreement" means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit J, excluding the bracketed provisions therein which are intended to apply solely to the form of Landlord Consent and Estoppel, with such amendments or modifications as may be approved by Collateral Agent.

        "Lead Arranger" as defined in the preamble hereto.

        "Leasehold Property" means any leasehold interest of any Credit Party as lessee under any lease of real property.

        "Lender" means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

        "Lender Counterparty" means each Lender or any Affiliate of a Lender counterparty to a Hedge Agreement (including any Person who is a Lender (and any Affiliate thereof) (x) as of the Closing Date but subsequently, whether before or after entering into a Hedge Agreement, ceases to be a Lender or (y) as of the date such Hedge Agreement is entered into, but subsequently ceases to be a Lender) including each such Affiliate that enters into a joinder agreement with Collateral Agent.

        "Letter of Credit" means (i) a commercial or standby letter of credit issued or to be issued by Issuing Bank pursuant to this Agreement and (ii) any Existing Letter of Credit.

        "Letter of Credit Sublimit" means, as at any date of determination, the lesser of (i) $15.0 million and (ii) the aggregate unused amount of the Revolving Commitments then in effect.

        "Letter of Credit Usage" means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Bank and not theretofore reimbursed by or on behalf of Company.

        "Leverage Ratio" means the ratio as of the last day of any Fiscal Quarter or other date of determination of (i) Consolidated Total Debt (net of unrestricted Cash and Cash Equivalents on hand that are not subject to a Lien (other than Liens granted pursuant to the Credit Documents and other than ordinary course liens in favor of the banks or other depositaries holding such Cash and Cash Equivalents)) as of such day to (ii) Consolidated Adjusted EBITDA for the four Fiscal Quarter period ending on such date (or if such date of determination is not the last day of a Fiscal Quarter, for the four-Fiscal Quarters period ending as of the most recently concluded Fiscal Quarter for which financial results are available satisfying the requirements of Section 5.1).

        "Lien" means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

        "Loan" means a Tranche B Term Loan, a Revolving Loan, a Swing Line Loan and a New Term Loan.

        "Management Agreements" mean (i) the Management Agreement dated as of July 6, 1999 among KRG, Company and G&D, Inc. d/b/a Star Guide Corporation, as amended by the First Amendment to Management Agreement dated as of May 31, 2000, pursuant to which Holdings became a party thereto and the obligations of G&D, Inc. d/b/a Star Guide Corporation were assigned to Company, and as further amended by the Second Amendment to Management Agreement, dated as of the Closing Date, among KRG, Holdings and Company, and (ii) the letter agreement, dated as of the Closing Date, among DLJMB, Company and Holdings, in each case as the same may be amended or supplemented from time to time in accordance with the terms of this Agreement.

        "Margin Stock" as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

        "Material Adverse Effect" means a material adverse effect on and/or material adverse developments with respect to (i) the business, assets, liabilities, operations, condition (financial or otherwise), operating results or prospects of Holdings and its Subsidiaries taken as a whole; (ii) the ability of any Credit Party to fully and timely perform its Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.

        "Material Contract" means any Contractual Obligation to which Company or any of its Subsidiaries is a party (other than the Credit Documents) for which Company's or such Subsidiary's breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

        "Material Real Estate Asset" means (i) each Closing Date Mortgaged Property and (ii) each Additional Material Real Estate Asset.

        "Merger" as defined in the recitals hereto.

        "Merger Agreement" as defined in the recitals hereto.

        "Merger Sub" as defined in the recitals hereto.

        "Moody's" means Moody's Investor Services, Inc.

        "Mortgage" means a Mortgage substantially in the form of Exhibit I, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

        "Multiemployer Plan" means any Employee Benefit Plan which is a "multiemployer plan" as defined in Section 3(37) of ERISA.

        "NAIC" means The National Association of Insurance Commissioners, and any successor thereto.

        "Narrative Report" means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

        "NCB" as defined in the preamble hereto.

        "Net Cash Proceeds" means (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of Cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when the benefit is received) of such Asset Sale or Recovery Event, net of reasonable and customary attorneys' fees, accountants' fees, and investment banking fees, amounts reserved or held back from the purchase price (including by means of an escrow arrangement) to satisfy any contingency (it being understood that if such amount is not subsequently paid within 18 months, such amount shall constitute "Net Cash Proceeds" at such time such payment is no longer required), amounts required to be applied (and that are so applied) to the repayment of Indebtedness secured by a Lien permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Credit Document), and other reasonable and customary fees and expenses, in each case, to the extent actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); and (b) in connection with any capital contribution or any issuance or sale of Capital Stock or debt securities or instruments or the incurrence of loans, the cash proceeds received from such capital contribution, issuance or incurrence, net of reasonable and customary attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other reasonable and customary fees and expenses, in each case, to the extent actually incurred in connection therewith.

        "Net Yield" as defined in Section 2.24.

        "New Term Loan Commitments" as defined in Section 2.24.

        "New Term Loan Exposure" means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the New Term Loans of such Lender.

        "New Term Loan Lender" as defined in Section 2.24.

        "New Term Loan Maturity Date" means the date that New Term Loans of a Series shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.

        "New Term Loans" as defined in Section 2.24.

        "Non-Consenting Lender" as defined in Section 2.23.

        "Non-US Lender" as defined in Section 2.20(c).

        "Note" means a Tranche B Term Loan Note, a Revolving Loan Note or a Swing Line Note.

        "Notice" means a Funding Notice, an Issuance Notice, or a Conversion/Continuation Notice.

        "Obligations" means all obligations of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the Lenders or any of them and Lender Counterparties, under any Credit Document or Hedge Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise.

        "Obligee Guarantor" as defined in Section 7.7.

        "Organizational Documents" means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its bylaws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such "Organizational Document" shall only be to a document of a type customarily certified by such governmental official.

        "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Credit Documents.

        "Parent Payments" as defined in Section 6.5(d).

        "Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001.

        "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

        "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

        "Permitted Acquisition" means any acquisition by Company or any of its wholly owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided,

        (i)    immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

        (ii)   all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

        (iii)  in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors' qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of Company in connection with such acquisition shall be directly and beneficially owned 100% by Company or a Guarantor Subsidiary thereof, and Company shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Company, each of the actions set forth in Sections 5.10 and/or 5.11, as applicable;

        (iv)  Company and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.8 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended for which financial statements are available as required by Section 5.1 (as determined in accordance with Section 6.8(e));

        (v)   Company shall have delivered to Administrative Agent (A) at least ten Business Days prior to such proposed acquisition, a Compliance Certificate evidencing compliance with Section 6.8 as required under clause (iv) above, together with all relevant financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.8; and

        (vi)  any Person or assets or division as acquired in accordance herewith shall be in same business or lines of business in which Company and/or its Subsidiaries are engaged as of the Closing Date (or a business reasonably related or ancillary thereto).

        "Permitted Equity Claw Redemption" as defined in Section 6.5(j).

        "Permitted Liens" means each of the Liens permitted pursuant to Section 6.2.

        "Permitted Refinancing" as defined in Section 6.1(c).

        "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

        "Pledge and Security Agreement" means the Pledge and Security Agreement to be executed by Company and each Guarantor substantially in the form of Exhibit H, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

        "Post-Closing Leasehold Property" as defined in Section 5.15(a).

        "Post-Closing Mortgaged Leasehold Property" as defined in Section 5.15(a).

        "Post-Closing Real Property Deadline Date" as defined in Section 5.15(a).

        "Preferred Stock" means any Capital Stock of any class or classes of a Person which is preferred as to payments of dividends, or as to distributions upon any liquidation or dissolution, over Capital Stock of any other class of such Person.

        "Prime Rate" means the rate of interest per annum announced from time to time by CSFB as its prime commercial lending rate in effect at its principal office in New York City. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. CSFB or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

        "Principal Office" means, for each of Administrative Agent, Swing Line Lender and Issuing Bank, such Person's "Principal Office" as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to Company, Administrative Agent and each Lender.

        "Projections" as defined in Section 4.8.

        "Pro Rata Share" means (i) with respect to all payments, computations and other matters relating to the Tranche B Term Loan of any Lender, the percentage obtained by dividing (a) the Tranche B Term Loan Exposure of that Lender by (b) the aggregate Tranche B Term Loan Exposure of all Lenders; (ii) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders; and (iii) with respect to all payments, computations, and other matters relating to New Term Loan Commitments or New Term Loans of a particular Series, the percentage obtained by dividing (a) the New Term Loan Exposure of that Lender with respect to that Series by (b) the aggregate New Term Loan Exposure of all Lenders with respect to that Series. For all other purposes with respect to each Lender, "Pro Rata Share" means the percentage obtained by dividing (a) an amount equal to the sum of the Tranche B Term Loan Exposure, the Revolving Exposure and the New Term Loan Exposure of that Lender, by (b) an amount equal to the sum of the aggregate Tranche B Term Loan Exposure, the aggregate Revolving Exposure and the aggregate New Term Loan Exposure of all Lenders.

        "Real Estate Asset" means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

        "Record Document" means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Collateral Agent.

        "Recorded Leasehold Interest" means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in Administrative Agent's reasonable judgment, to give constructive notice of such Leasehold Property to third party purchasers and encumbrancers of the affected real property.

        "Recovery Event" means any cash settlement of or payment in respect of (i) any property or casualty insurance relating to any asset of any of Company or its Subsidiaries or (ii) the taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking.

        "Refunded Swing Line Loans" as defined in Section 2.3(b)(iv).

        "Register" as defined in Section 2.7(b).

        "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

        "Regulation S-X" means Regulation S-X under the Securities Act, as in effect from time to time.

        "Reimbursement Date" as defined in Section 2.4(d).

        "Related Agreements" means, collectively, the Merger Agreement, the Senior Subordinated Note Documents and the Equity Financing Documents.

        "Related Financing Transactions" means the Equity Financing and the issuance of the Senior Subordinated Notes.

        "Related Fund" means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

        "Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, vessels, containers or other closed receptacles), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

        "Replacement Lender" as defined in Section 2.23.

        "Repurchase" as defined in the recitals hereto.

        "Requisite Class Lenders" means, at any time of determination, (i) for the Class of Lenders having Tranche B Term Loan Exposure, Lenders holding more than 50% of the aggregate Tranche B Term Loan Exposure of all Lenders; (ii) for the Class of Lenders having Revolving Exposure, Lenders holding more than 50% of the aggregate Revolving Exposure of all Lenders; and (iii) for each Class of Lenders having New Term Loan Exposure, Lenders holding more than 50% of the aggregate New Term Loan Exposure of that Class.

        "Requisite Lenders" means one or more Lenders having or holding Tranche B Term Loan Exposure, New Term Loan Exposure and/or Revolving Exposure and representing more than 50% of the sum of (i) the aggregate Tranche B Term Loan Exposure of all Lenders, (ii) the aggregate Revolving Exposure of all Lenders, and (iii) the aggregate New Term Loan Exposure of all Lenders.

        "Restricted Junior Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Holdings, Company or any of its Subsidiaries now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings, Company or any of its Subsidiaries now or hereafter outstanding; (iv) management or similar fees payable to Sponsors or any of their respective Affiliates; and (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

        "Retained Excess Cash Flow" means, for any period, that portion of Consolidated Excess Cash Flow that is not required to be applied to repay Loans pursuant to Section 2.14(e).

        "Revolving Commitment" means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swing Line Loans hereunder and "Revolving Commitments" means such commitments of all Lenders in the aggregate. The amount of each Lender's Revolving Commitment, if any, is set forth on Appendix A-2 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $40.0 million.

        "Revolving Commitment Period" means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

        "Revolving Commitment Termination Date" means the earliest to occur of (i) the fifth anniversary of the Closing Date, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.13(b) or 2.14, and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.1.

        "Revolving Exposure" means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender's Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum, without duplication, of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders), and (e) the aggregate amount of all participations therein by that Lender in any outstanding Swing Line Loans.

        "Revolving Loan" means a Loan made by a Lender to Company pursuant to Section 2.2(a).

        "Revolving Loan Note" means a promissory note in the form of Exhibit B-2, as it may be amended, supplemented or otherwise modified from time to time.

        "S&P" means Standard & Poor's Ratings Group, a division of The McGraw Hill Corporation.

        "Secured Parties" has the meaning assigned to that term in the Pledge and Security Agreement.

        "Securities" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

        "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

        "Senior Subordinated Note Agreement" means the Indenture, dated as of June 30, 2004 (and as in effect on the date hereof), by and between Company, as issuer, and U.S. Bank National Association, as trustee.

        "Senior Subordinated Note Documents" means the Senior Subordinated Notes, the Senior Subordinated Note Agreement, that certain Registration Rights Agreement, dated as of June 30, 2004, by and among Company and the initial purchasers named therein, any documents evidencing the Senior Subordinated Note Guarantees, and all other documents executed and delivered with respect to any of the foregoing.

        "Senior Subordinated Note Guarantees" means the guarantees of the Guarantor Subsidiaries pursuant to the Senior Subordinated Note Agreement.

        "Senior Subordinated Notes" means Company's $175.0 million 10.00% Senior Subordinated Notes due 2012, issued pursuant to the Senior Subordinated Note Agreement, and any registered notes issued by Company in exchange for, and as contemplated by any of the Senior Subordinated Notes with substantially identical terms as the Senior Subordinated Notes.

        "Series" as defined in Section 2.24.

        "Solvency Certificate" means a Solvency Certificate of the chief financial officer of Company substantially in the form of Exhibit F-2.

        "Solvent" means, with respect to any Credit Party, that as of the date of determination, both (i) (a) the sum of such Credit Party's debts and obligations (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party's present assets; (b) such Credit Party's capital is not unreasonably small in relation to its business as contemplated on the Closing Date or with respect to any transaction contemplated or undertaken after the Closing Date; (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (d) the present fair saleable value of such Credit Party's present assets is not less than the amounts that will be required to pay the probable liabilities on such Credit Party's then existing debts and obligations as they become absolute and matured; and (ii) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

        "Sponsors" means, collectively, (i) DLJMB, KRG Capital Group and their respective Control Investment Affiliates and (ii) each of KRG Capital Fund I, L.P., KRG Capital Fund I (PA), L.P., KRG Capital Fund I (FF), L.P., KRG Capital Fund I (GER), KRG Capital Fund II, L.P., KRG Capital Fund II (PA), L.P., KRG Capital Fund II (FF), L.P. and their respective limited partners as of the Closing Date.

        "Subject Transaction" as defined in Section 6.8(e).

        "Subordinated Indebtedness" means any Indebtedness incurred by any Credit Party which by its terms is specifically subordinated in right of payment to the prior payment of the Obligations and contains subordination and other terms reasonably acceptable to Administrative Agent, including, without limitation, the Indebtedness evidenced by the Senior Subordinated Notes.

        "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity (x) of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof (provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a "qualifying share" of the former Person shall be deemed to be outstanding) or (y) the management of which is otherwise controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. Unless otherwise indicated, references to a Subsidiary shall mean a Subsidiary of Company.

        "Swing Line Lender" means CSFB, in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

        "Swing Line Loan" means a Loan made by Swing Line Lender to Company pursuant to Section 2.3.

        "Swing Line Note" means a promissory note in the form of Exhibit B-3, as it may be amended, supplemented or otherwise modified from time to time.

        "Swing Line Sublimit" means the lesser of (i) $5.0 million, and (ii) the aggregate unused amount of Revolving Commitments then in effect.

        "Syndication Agent" as defined in the preamble hereto.

        "Synthetic Lease Obligations" means all monetary obligations of a Person under (a) a so called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

        "Target" as defined in the recitals hereto.

        "Tax" means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, "Tax on the overall net income" of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person's applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

        "Tax Payment" as defined in Section 6.5(d).

        "Termination Date" means the date upon which all of the Commitments of the Lenders hereunder have terminated or expired and the Loans, the Letters of Credit, and any reimbursement obligations thereunder and interest thereon which has accrued and all other Obligations (other than inchoate indemnity obligations), have been paid or satisfied or otherwise provided for in a manner satisfactory to Administrative Agent and (as appropriate) Issuing Bank in full.

        "Term Loan" means a Tranche B Term Loan or a New Term Loan, as applicable.

        "Term Loan Commitment" means the Tranche B Term Loan Commitment or the New Term Loan Commitment of a Lender, and "Term Loan Commitments" means such commitments of all Lenders.

        "Term Loan Maturity Date" means the Tranche B Term Loan Maturity Date and the New Term Loan Maturity Date of any Series of New Term Loans, as applicable.

        "Terminated Lender" as defined in Section 2.23.

        "Title Policy" as defined in Section 3.1(i).

        "Total Utilization of Revolving Commitments" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied), (ii) the aggregate principal amount of all outstanding Swing Line Loans, and (iii) the Letter of Credit Usage.

        "Tranche B Term Loan" means a Tranche B Term Loan made by a Lender to Company pursuant to Section 2.1(a).

        "Tranche B Term Loan Commitment" means the commitment of a Lender to make or otherwise fund a Tranche B Term Loan, and "Tranche B Term Loan Commitments" means such commitments of all Lenders in the aggregate. The amount of each Lender's Tranche B Term Loan Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Tranche B Term Loan Commitments as of the Closing Date is $194.0 million.

        "Tranche B Term Loan Exposure" means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Tranche B Term Loans of such Lender; provided, at any time prior to the making of the Tranche B Term Loans, the Tranche B Term Loan Exposure of any Lender shall be equal to such Lender's Tranche B Term Loan Commitment.

        "Tranche B Term Loan Maturity Date" means the earlier of (i) the sixth anniversary of the Closing Date and (ii) the date that all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

        "Tranche B Term Loan Note" means a promissory note in the form of Exhibit B-1, as it may be amended, supplemented or otherwise modified from time to time.

        "Transaction Costs" means the fees, costs and expenses payable by Holdings, Company or any of Company's Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Credit Documents and the Related Agreements.

        "Transactions" means, collectively, the transactions to occur pursuant to the Credit Documents and the Related Agreements, including (a) the consummation of the Merger; (b) the execution and delivery of the Credit Documents and the initial borrowings hereunder; (c) the repayment of Existing Indebtedness; (d) the Related Financing Transactions; (e) the Repurchase; (f) the Dividend; and (g) the payment of the Transaction Costs.

        "Type of Loan" means (i) with respect to either Term Loans or Revolving Loans, a Base Rate Loan or a Eurodollar Rate Loan, and (ii) with respect to Swing Line Loans, a Base Rate Loan.

        "UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

        "Unadjusted Eurodollar Rate Component" means that component of the interest costs to Company in respect of a Eurodollar Rate Loan that is based upon the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate.

        "Wachovia" as defined in the preamble hereto.

        "Weighted Average Life to Maturity" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment, by (ii) the sum of all such payments.

        1.2. Accounting Terms.    Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the audited Historical Financial Statements of Company for the Fiscal Year ended December 31, 2003; provided that, expenses and liabilities of Holdings (that are not expenses or liabilities of Company or its Subsidiaries and that are not subject to payment or reimbursement pursuant to Section 6.5(d)(i)) not attributable to Company and its Subsidiaries will not be deemed to be expenses and liabilities of Company and its Subsidiaries for purposes of the definitions, covenants and other provisions hereof as a result of "push down" accounting or similar principles and policies used to prepare such Historical Financial Statements. Notwithstanding the foregoing, following any change in GAAP after the Closing Date, if such change in GAAP would otherwise affect the calculation of the definitions, covenants and other provisions hereof, the compliance of Company and its Subsidiaries with the provisions hereof shall be calculated and determined using accounting principals and policies in conformity with those used to prepare the audited Historical Financial Statements of Company for the Fiscal Year ended December 31, 2003 unless Company and Requisite Lenders shall otherwise agree.

        1.3. Interpretation, etc.    Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word "include" or "including," when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. Unless the context otherwise requires or otherwise specified, references to contracts or agreements shall mean such contracts or agreements as amended, restated, supplemented or otherwise modified from time to time and shall include all appendices, schedules and exhibits to such contracts and agreements.

SECTION 2. LOANS AND LETTERS OF CREDIT

        2.1. Tranche B Term Loans.

          (a)   Tranche B Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a Tranche B Term Loan to Company in an amount equal to such Lender's Tranche B Term Loan Commitment. Company may make only one borrowing under the Tranche B Term Loan Commitment which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to the Tranche B Term Loans shall be paid in full no later than the Tranche B Term Loan Maturity Date. Each Lender's Tranche B Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender's Tranche B Term Loan Commitment on such date.

          (b)   Borrowing Mechanics for Tranche B Term Loans.

            (i)    Company shall deliver to Administrative Agent a fully executed Funding Notice no later than 10:00 a.m. (New York City time) on the Closing Date. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

            (ii)   Each Lender shall make its Tranche B Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at Administrative Agent's Principal Office. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Tranche B Term Loans available to Company on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Company as may be designated in writing to Administrative Agent by Company.

        2.2. Revolving Loans.

          (a)   Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans to Company in an aggregate amount up to but not exceeding such Lender's Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Revolving Commitment Period. Each Lender's Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

          (b)   Borrowing Mechanics for Revolving Loans.

            (i)    Except pursuant to Section 2.4(d), Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $1.0 million and integral multiples of $500,000 in excess of that amount, and Revolving Loans that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $1.0 million and integral multiples of $500,000 in excess of that amount.

            (ii)   Whenever Company desires that Lenders make Revolving Loans, Company shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 1:00 p.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a Eurodollar Rate Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan; provided that, with respect to any Revolving Loan to be made on the Closing Date, Company shall deliver to Administrative Agent a fully executed Funding Notice no later than 10:00 a.m. (New York City time) on the Closing Date. Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a Eurodollar Rate Loan shall be irrevocable, and Company shall be bound to make a borrowing in accordance therewith.

            (iii)  Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender's Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender with reasonable promptness.

            (iv)  Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at Administrative Agent's Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to Company on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to such account of Company as may be designated in writing to Administrative Agent by Company.

        2.3. Swing Line Loans.

          (a)   Swing Line Loans Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, Swing Line Lender hereby agrees to make Swing Line Loans to Company in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided that, after giving effect to the making of any Swing Line Loan, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.3 may be repaid and reborrowed during the Revolving Commitment Period. Swing Line Lender's Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Revolving Commitments shall be paid in full no later than such date.

          (b)   Borrowing Mechanics for Swing Line Loans.

            (i)    Swing Line Loans shall be made in an aggregate minimum amount of $1.0 million and integral multiples of $500,000 in excess of that amount.

            (ii)   Whenever Company desires that Swing Line Lender make a Swing Line Loan, Company shall deliver to Administrative Agent a Funding Notice no later than 12:00 p.m. (New York City time) on the proposed Credit Date.

            (iii)  Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Swing Line Lender shall make the amount of its Swing Line Loan available to Borrower not later than 3:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars to such account of Company as may be designated in writing to Swing Line Lender by Company.

            (iv)  With respect to any Swing Line Loans that have not been voluntarily prepaid by Company pursuant to Section 2.13, Swing Line Lender may at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Company), no later than 11:00 a.m. (New York City time) at least one Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by Company) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to Company on such Credit Date in an amount equal to the amount of such Swing Line Loans (the "Refunded Swing Line Loans") outstanding on the date such notice is given which Swing Line Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Company) and applied to repay a corresponding portion of the Refunded Swing Line Loans, and (2) on the day such Revolving Loans are made, Swing Line Lender's Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender to Company, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of Swing Line Lender but shall instead constitute part of Swing Line Lender's outstanding Revolving Loans to Company and shall be due under the Revolving Loan Note issued by Company to Swing Line Lender. Company hereby authorizes Administrative Agent and Swing Line Lender to charge Company's accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent of the proceeds of such Revolving Loans made by Lenders, including the Revolving Loans deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Company from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.17.

            (v)   If for any reason Revolving Loans are not made pursuant to Section 2.3(b)(iv) in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one Business Day's notice from Swing Line Lender, each Lender holding a Revolving Commitment shall deliver to Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of Swing Line Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Lender holding a Revolving Commitment fails to make available to Swing Line Lender the amount of such Lender's participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.

            (vi)  Notwithstanding anything contained herein to the contrary, (1) each Lender's obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender's obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (A) any set off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (D) any breach of this Agreement or any other Credit Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that, such obligations of each Lender are subject to the condition that Swing Line Lender believed in good faith that all conditions under Section 3.2 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made, or the satisfaction of any such condition not satisfied had been waived by the Requisite Lenders prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made; and (2) Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default or the failure of the conditions precedent to the making of a Swing Line Loan to be satisfied or (B) at a time when a Funding Default exists unless Swing Line Lender has entered into arrangements satisfactory to it and Company to eliminate Swing Line Lender's risk with respect to the Defaulting Lender's participation in such Swing Line Loan, including by cash collateralizing such Defaulting Lender's Pro Rata Share of the outstanding Swing Line Loans.

        2.4. Issuance of Letters of Credit and Purchase of Participations Therein.

          (a)   Letters of Credit. During the Revolving Commitment Period, subject to the terms and conditions hereof, Issuing Bank agrees to issue Letters of Credit for the account of Company in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than $50,000 or such lesser amount as is acceptable to Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; (v) in no event shall any standby Letter of Credit have an expiration date later than the earlier of (1) the fifth Business Day prior to the Revolving Commitment Termination Date and (2) the date which is one year from the date of issuance of such standby Letter of Credit; and (vi) in no event shall any commercial Letter of Credit (x) have an expiration date later than the earlier of (1) the fifth Business Day prior to the Revolving Loan Commitment Termination Date and (2) the date which is 180 days from the date of issuance of such commercial Letter of Credit or (y) be issued if such commercial Letter of Credit is otherwise unacceptable to Issuing Bank in its reasonable discretion. Subject to the foregoing, Issuing Bank may agree that a standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless Issuing Bank elects not to extend for any such additional period; provided,Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time Issuing Bank must elect to allow such extension; provided, further, in the event a Funding Default exists, Issuing Bank shall not be required to issue any Letter of Credit unless Issuing Bank has entered into arrangements satisfactory to it and Company to eliminate Issuing Bank's risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender's Pro Rata Share of the Letter of Credit Usage. Company's reimbursement obligations in respect of each Existing Letter of Credit, and each Lender's participation obligations in connection therewith, shall be governed by the terms of this Agreement.

          (b)   Notice of Issuance. Whenever Company desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent an Issuance Notice no later than 12:00 p.m. (New York City time) at least three Business Days (in the case of standby letters of credit) or five Business Days (in the case of commercial letters of credit), or in each case such shorter period as may be agreed to by Issuing Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 3.2, Issuing Bank shall issue the requested Letter of Credit only in accordance with Issuing Bank's standard operating procedures. Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, Issuing Bank shall promptly notify Administrative Agent, who shall notify each Lender of such issuance and the amount of such Lender's respective participation in such Letter of Credit pursuant to Section 2.4(e).

          (c)   Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between Company and Issuing Bank, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, electronic mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of Issuing Bank's rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by Issuing Bank under or in connection with the

  Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of Issuing Bank to Company. Notwithstanding anything to the contrary contained in this Section 2.4(c), Company shall retain any and all rights it may have against Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of Issuing Bank as finally determined by a court of competent jurisdiction in a nonappealable decision.

          (d)   Reimbursement by Company of Amounts Drawn or Paid Under Letters of Credit. In the event Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall promptly notify Company and Administrative Agent, and Company shall reimburse Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the "Reimbursement Date") in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless Company shall have notified Administrative Agent and Issuing Bank prior to 10:00 a.m. (New York City time) on the date such drawing is honored that Company intends to reimburse Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, Company shall be deemed to have given a timely Funding Notice to Administrative Agent requesting Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.2, Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, Company shall reimburse Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, that are so received. Nothing in this Section 2.4(d) shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth herein, and Company shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.4(d).

          (e)   Lenders' Purchase of Participations in Letters of Credit. On the Closing Date with respect to each Existing Letter of Credit and immediately upon the issuance of any other Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender's Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that Company shall fail for any reason to reimburse Issuing Bank as provided in Section 2.4(d), Issuing Bank shall promptly notify Administrative Agent, who shall notify each Lender of the unreimbursed amount of such honored drawing and of such Lender's respective participation therein based on such Lender's Pro Rata Share of the Revolving Commitments. Each Lender shall make available to Administrative Agent, who shall pay to Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of Issuing Bank specified in such notice, not later than 12:00 p.m. (New York City time) on the first business day (under the laws of the jurisdiction in which such office of Issuing Bank is located) after the date notified by Issuing Bank. In the event that any Lender fails to make available to Administrative Agent on such business day the amount of such Lender's participation in such Letter of Credit as provided in this Section 2.4(e), Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.4(e) shall be deemed to prejudice the right of any Lender to recover from Issuing Bank any amounts made available by such Lender to Issuing Bank pursuant to this Section in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of Issuing Bank, as finally determined by a court of competent jurisdiction in a nonappealable decision. In the event Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.4(e) for all or any portion of any drawing honored by Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to Administrative Agent for each Lender which has paid all amounts payable by it under this Section 2.4(e) with respect to such honored drawing such Lender's Pro Rata Share of all payments subsequently received by Issuing Bank from Company in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.

          (f)    Obligations Absolute. The obligation of Company to reimburse Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.4(d) and the obligations of Lenders under Section 2.4(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set off, defense or other right which Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Bank, Lender or any other Person or, in the case of a Lender, against Company, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by Issuing Bank under any Letter of Credit against presentation of a draft or other document that does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any of its Subsidiaries; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Issuing Bank under the circumstances in question, as finally determined by a court of competent jurisdiction in a nonappealable decision.

          (g)   Indemnification. Without duplication of any obligation of Company under Section 10.2 or 10.3, in addition to amounts payable as provided herein, Company hereby agrees to protect, indemnify, pay and save harmless Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) which Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of Issuing Bank, as finally determined by a court of competent jurisdiction in a nonappealable decision, or (2) the wrongful dishonor by Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

        2.5. Pro Rata Shares; Availability of Funds.

          (a)   Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender's obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment or any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender's obligation to make a Loan requested hereunder or purchase a participation required hereby.

          (b)   Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender's Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments and Revolving Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

        2.6. Use of Proceeds.    The proceeds of the Tranche B Term Loans and the Revolving Loans, if any, made on the Closing Date shall be applied by Company to fund in part the Acquisition, the Dividend and the Repurchase, to repay the Existing Indebtedness and to pay Transaction Costs. The proceeds of the Revolving Loans, Swing Line Loans and Letters of Credit made after the Closing Date shall be applied by Company for working capital and general corporate purposes of Company and its Subsidiaries, including Permitted Acquisitions, and, in the case of Letters of Credit, to support payment obligations of Company incurred in the ordinary course of business. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

        2.7. Evidence of Debt; Register; Lenders' Books and Records; Notes.

          (a)   Lenders' Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Company to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Revolving Commitments or Company's Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender's records, the recordations in the Register shall govern.

          (b)   Register. Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Revolving Commitments and Loans of each Lender from time to time (the "Register"). The Register shall be available for inspection by Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record in the Register the Revolving Commitments and the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Revolving Commitments or Company's Obligations in respect of any Loan. Company hereby designates CSFB to serve as Company's agent solely for purposes of maintaining the Register as provided in this Section 2.7, and Company hereby agrees that, to the extent CSFB serves in such capacity, CSFB and its officers, directors, employees, agents and affiliates shall constitute "Indemnitees."

          (c)   Notes. If so requested by any Lender by written notice to Company at least two Business Days prior to the Closing Date, or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company's receipt of such notice) a Note or Notes to evidence such Lender's Tranche B Term Loan, New Term Loan, Revolving Loan or Swing Line Loan, as the case may be.

        2.8. Interest on Loans.

          (a)   Except as otherwise set forth herein, each Class of Loans shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

            (i)    in the case of Revolving Loans:

              (1)   if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

              (2)   if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin;

            (ii)   in the case of Swing Line Loans, at the Base Rate plus the Applicable Margin; and

            (iii)  in the case of Tranche B Term Loans:

              (1)   if a Base Rate Loan, at the Base Rate plus 2.00% per annum; or

              (2)   if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus 3.00% per annum.

          (b)   The basis for determining the rate of interest with respect to any Loan (except a Swing Line Loan which can be made and maintained as Base Rate Loans only), and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Company and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be; provided, until the earlier of the date that Administrative Agent notifies Company that the primary syndication of the Loans has been completed and the date that is 60 days after the Closing Date, as determined by Administrative Agent, the Tranche B Term Loans shall be maintained as either (1) Eurodollar Rate Loans having an Interest Period of no longer than one month or (2) Base Rate Loans. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

          (c)   In connection with Eurodollar Rate Loans there shall be no more than 10 Interest Periods outstanding at any time. In the event Company fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Company fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Company shall be deemed to have selected an Interest Period of one month. As soon as practicable, and in any event no later than 11:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof to Company and each Lender.

          (d)   Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans with reference to the Prime Rate, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans or Base Rate Loans with reference to the Federal Funds Effective Rate, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

          (e)   Except as otherwise set forth herein, interest on each Loan shall be payable in arrears (i) on each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

          (f)    Company agrees to pay to Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of Company at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is 2.00% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans.

          (g)   Interest payable pursuant to Section 2.8(f) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. In the event Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, Issuing Bank shall distribute to each Lender that has paid all amounts payable by it under Section 2.4(e) with respect to such honored drawing such Lender's Pro Rata Share of any interest received by Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which

  Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Company.

        2.9. Conversion/Continuation.

          (a)   Subject to Section 2.18 and so long as no Default or Event of Default shall have occurred and then be continuing, Company shall have the option:

            (i)    to convert at any time all or any part of any Term Loan or Revolving Loan equal to $1.0 million and integral multiples of $500,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Company shall pay all amounts due under Section 2.18 in connection with any such conversion; or

            (ii)   upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1.0 million and integral multiples of $500,000 in excess of that amount as a Eurodollar Rate Loan.

          (b)   Company shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable, and Company shall be bound to effect a conversion or continuation in accordance therewith.

        2.10. Default Interest.    Upon the occurrence and during the continuance of (a) an Event of Default specified in Section 8.1(f) or (g), or (b) any other Event of Default specified in Section 8.1 if the Requisite Lenders have given written notice to Company and Administrative Agent that default interest shall apply with respect to such Event of Default pursuant to this Section 2.10, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any overdue interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

        2.11. Fees.

          (a)   Company agrees to pay to Lenders having Revolving Exposure:

            (i)    commitment fees equal to (1) the average of the daily difference between (a) the Revolving Commitments, and (b) the sum of (x) the aggregate principal amount of outstanding Revolving Loans (but not any outstanding Swing Line Loans) plus (y) the Letter of Credit Usage, times (2) the Applicable Revolving Commitment Fee Percentage; and

            (ii)   letter of credit fees (calculated on a per annum basis) equal to (1) the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans, times (2) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

All fees referred to in this Section 2.11(a) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

          (b)   Company agrees to pay directly to Issuing Bank, for its own account, the following fees:

            (i)    a fronting fee equal to 0.250%, per annum, times the average aggregate daily maximum amount available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination); and

            (ii)   such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank's standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

          (c)   All fees referred to in Section 2.11(a) and 2.11(b)(i) shall be calculated on the basis of a 360 day year and the actual number of days elapsed and shall be payable quarterly in arrears on the last Business Day of each March, June, September and December of each year during the Revolving Commitment Period, commencing on September 30, 2004, and on the Revolving Commitment Termination Date. The fees referred to in Section 2.11(b)(ii) shall be payable promptly following demand therefor.

          (d)   In addition to any of the foregoing fees, Company agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.

        2.12. Scheduled Payments.

        The principal amounts of the Tranche B Term Loans shall be repaid in consecutive quarterly installments (each, an "Installment") in the aggregate amounts set forth below on the last day of each calendar quarter (each, an "Installment Date"), commencing September 30, 2004:

Installment Date	Installment
September 30, 2004	$485,000.00
December 31, 2004	$485,000.00
March 31, 2005	$485,000.00
June 30, 2005	$485,000.00
September 30, 2005	$485,000.00
December 31, 2005	$485,000.00
March 31, 2006	$485,000.00
June 30, 2006	$485,000.00
September 30, 2006	$485,000.00
December 31, 2006	$485,000.00
March 31, 2007	$485,000.00
June 30, 2007	$485,000.00
September 30, 2007	$485,000.00
December 31, 2007	$485,000.00
March 31, 2008	$485,000.00
June 30, 2008	$485,000.00
September 30, 2008	$485,000.00

December 31, 2008	$485,000.00
March 31, 2009	$485,000.00
June 30, 2009	$485,000.00
Tranche B Term Loan Maturity Date	$184,300,000.00

Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche B Term Loans in accordance with Sections 2.13, 2.14 and 2.15, as applicable; and (y) the Tranche B Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Tranche B Term Loan Maturity Date.

        2.13. Voluntary Prepayments/Commitment Reductions.

        (a)   Voluntary Prepayments.

            (i)    Any time and from time to time:

              (1)   with respect to Base Rate Loans, Company may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1.0 million and integral multiples of $500,000 in excess of that amount;

              (2)   with respect to Eurodollar Rate Loans, Company may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $1.0 million and integral multiples of $500,000 in excess of that amount; and

              (3)   with respect to Swing Line Loans, Company may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $1.0 million, and in integral multiples of $500,000 in excess of that amount.

            (ii)   All such prepayments shall be made:

              (1)   upon not less than one Business Day's prior written or telephonic notice in the case of Base Rate Loans;

              (2)   upon not less than three Business Days' prior written or telephonic notice in the case of Eurodollar Rate Loans; and

              (3)   upon written or telephonic notice on the date of prepayment, in the case of Swing Line Loans;

in each case given to Administrative Agent or Swing Line Lender, as the case may be, by 2:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly notify each Lender thereof) or Swing Line Lender, as the case may be. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.15(a).

          (b)   Voluntary Commitment Reductions.

            (i)    Company may, upon not less than three Business Days' prior written or telephonic notice confirmed in writing to Administrative Agent (and Administrative Agent will promptly notify each Lender thereof), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $1.0 million and integral multiples of $500,000 in excess of that amount.

            (ii)   Company's notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Company's notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof.

Notwithstanding any of the provisions set forth in this Agreement to the contrary, Company, the Lenders and Agents hereby agree that nothing in this Agreement shall be understood to mean or suggest that the Term Loans constitute "securities" for purposes of either the Securities Act or the Exchange Act.

        2.14. Mandatory Prepayments/Commitment Reductions.

          (a)   Asset Sales. No later than the first Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Cash Proceeds from any Asset Sale, Company shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.15(b) in an aggregate amount equal to such Net Cash Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing, Company shall have the option, directly or through one or more of its Subsidiaries, to invest Net Cash Proceeds from Asset Sales within 365 days of receipt thereof in productive assets of the general type used in the business of Company and its Subsidiaries; provided further, pending any such investment all such Net Cash Proceeds shall be applied to prepay Revolving Loans to the extent outstanding (without a reduction in Revolving Commitments).

          (b)   Insurance/Condemnation Proceeds. No later than the first Business Day following the date of receipt by Holdings or any of its Subsidiaries, or Collateral Agent as loss payee, of any Net Cash Proceeds from Recovery Events, Company shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.15(b) in an aggregate amount equal to such Net Cash Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing, Company shall have the option, directly or through one or more of its Subsidiaries to invest such Net Cash Proceeds within 365 of receipt thereof in productive assets of the general type used in the business of Company and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof; provided further, pending any such investment all such Net Cash Proceeds, as the case may be, shall be applied to prepay Revolving Loans to the extent outstanding (without a reduction in Revolving Commitments).

          (c)   Issuance of Equity Securities. On the date of receipt by Holdings or Company of any Net Cash Proceeds from a capital contribution to, or the issuance of any Capital Stock of, Holdings or Company (other than (i) capital contributions by Holdings to Company, (ii) issuances of Capital Stock of Company to Holdings in compliance with the Credit Documents or issuances of Capital Stock pursuant to the Equity Financing, (iii) Excluded Issuances and (iv) issuances pursuant to the exercise of options or warrants by officers, directors and employees of Holdings and its Subsidiaries under any employee equity subscription agreement, stock option agreement, stock ownership arrangement or similar agreement or plan), Company shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to 50% of (A) such Net Cash Proceeds minus (B) amounts applied (or which will be so applied within 90 days of the receipt of such Net Cash Proceeds) to redeem the Senior Subordinated Notes pursuant to any Permitted Equity Claw Redemption; provided, however, that during any period in which (x) no Default or Event of Default shall have occurred and be continuing and (y) the Leverage Ratio (determined for any such period by reference to the most recent Compliance Certificate delivered pursuant to Section 5.1(d) calculating the Leverage Ratio) shall be less than 3.00:1.00 and greater than or equal to 2.00:1.00, Company shall only be required to make the prepayments and/or reductions otherwise required hereby in an amount equal to 25% of such Net Cash Proceeds; provided, further, that during any period in which (x) no Default or Event of Default shall have occurred and be continuing and (y) the Leverage Ratio (determined for any such period by the most recent Compliance Certificate calculating the Leverage Ratio delivered pursuant to Section 5.1(d)) shall be less than 2.00:1.00, no such prepayments or reductions shall be required.

          (d)   Issuance of Debt. On the date of receipt by Holdings or any of its Subsidiaries of any Net Cash Proceeds from the incurrence of any Indebtedness of Holdings or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Company shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to 100% of such Net Cash Proceeds.

          (e)   Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year 2005), Company shall, no later than ninety days after the end of such Fiscal Year, prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.15(b) in an aggregate amount equal to 75% of such Consolidated Excess Cash Flow; provided, during any period in which (x) no Default or Event of Default shall have occurred and be continuing and (y) the Leverage Ratio (determined for any such period by reference to the most recent Compliance Certificate delivered pursuant to Section 5.1(d) calculating the Leverage Ratio) shall be less than 3.00:1.00 and greater than or equal to 2.00:1.00, Company shall only be required to make the prepayments and/or reductions otherwise required hereby in an amount equal to 37.5% of such Consolidated Excess Cash Flow; provided, further, that during any period in which (x) no Default or Event of Default shall have occurred and be continuing and (y) the Leverage Ratio (determined for any such period by the most recent Compliance Certificate calculating the Leverage Ratio delivered pursuant to Section 5.1(d)) shall be less than 2.00:1.00, no such prepayments or reductions shall be required.

          (f)    Revolving Loans and Swing Loans. Company shall from time to time prepay first, the Swing Line Loans, and second, the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.

          (g)   Prepayment Certificate. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Commitments pursuant to Sections 2.14(a) through 2.14(e), Company shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable Net Cash Proceeds or Consolidated Excess Cash Flow, as the case may be. In the event that Company shall subsequently determine that the actual amount of Net Cash Proceeds or Consolidated Excess Cash Flow exceeded the amount set forth in such certificate, Company shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and Company shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

        2.15. Application of Prepayments/Reductions.

          (a)   Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.13(a) shall be applied as specified by Company in the applicable notice of prepayment; provided, in the event Company fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied as follows:

            (i)    first, to repay outstanding Swing Line Loans to the full extent thereof;

            (ii)   second, to repay outstanding Revolving Loans to the full extent thereof; and

            (iii)  third, to prepay the Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof).

Any prepayment of any Term Loan pursuant to Section 2.13(a) shall be further applied on a pro rata basis to reduce the scheduled remaining Installments of principal on such Term Loan.

          (b)   Application of Mandatory Prepayments by Type of Loans. Any amount required to be paid pursuant to Sections 2.14(a) through 2.14(e) shall be applied as follows:

            (i)    first, to prepay Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and shall be further applied on a pro rata basis to the remaining scheduled Installments of principal of the Term Loans;

            (ii)   second, to prepay the Swing Line Loans to the full extent thereof (without a corresponding reduction of the Revolving Commitments, except for prepayments required pursuant to Section 2.14(a) or Section 2.14(b), if a Default or Event of Default has occurred and is continuing); and

            (iii)  third, to prepay the Revolving Loans to the full extent thereof (without a corresponding reduction of the Revolving Commitments, except for prepayments required pursuant to Section 2.14(a) or Section 2.14(b), if a Default or Event of Default has occurred and is continuing).

          (c)   Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to Section 2.18(c).

        2.16. General Provisions Regarding Payments.

          (a)   All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at Administrative Agent's Principal Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day at Administrative Agent's sole discretion.

          (b)   All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

          (c)   Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender's applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

          (d)   Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

          (e)   Subject to the provisos set forth in the definition of "Interest Period," whenever any payment or other performance to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment or other performance shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

          (f)    Company hereby authorizes Administrative Agent to charge Company's accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

          (g)   Administrative Agent may (in its sole discretion) deem any payment by or on behalf of Company hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt notice to Company and each applicable Lender (confirmed in writing) if any payment is non conforming. Any non conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.

          (h)   If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Agents hereunder in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 7.2 of the Pledge and Security Agreement.

        2.17. Ratable Sharing.    Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the "Aggregate Amounts Due" to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

        2.18. Making or Maintaining Eurodollar Rate Loans.

          (a)   Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Company.

          (b)   Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an "Affected Lender" and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender's obligation to maintain its outstanding Eurodollar Rate Loans (the "Affected Loans") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Funding Notice or a Conversion/Continuation Notice, Company shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.18(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

          (c)   Compensation for Breakage or Non-Commencement of Interest Periods. Company shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Company.

          (d)   Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

          (e)   Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.

        2.19. Increased Costs; Capital Adequacy.

          (a)   Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.19(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender on an after tax basis for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error; provided, however, that failure to provide such statement shall not affect the right of a Lender to be indemnified hereunder unless such Lender shall have failed to provide such statement for more than 180 days after Lender became aware of the circumstances giving rise to its right to be indemnified hereunder, in which case Company shall have no obligation to pay any additional amounts incurred by such Lender more than 180 days prior to the date such Lender provides such statement to Company.

          (b)   Capital Adequacy Adjustment. In the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.19(b)) shall have determined that the adoption, effectiveness, phase in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Revolving Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after tax basis for such reduction. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error; provided, however, that failure to provide such statement shall not affect the right of a Lender to be indemnified hereunder unless such Lender shall have failed to provide such statement for more than 180 days after Lender became aware of the circumstances giving rise to its right to be indemnified hereunder, in which case Company shall have no obligation to pay any additional amounts incurred by such Lender more than 180 days prior to the date such Lender provides such statement to Company.

        2.20. Taxes; Withholding, Etc.

          (a)   Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

          (b)   Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender (which term shall include Issuing Bank for purposes of this Section 2.20(b)) under any of the Credit Documents: (i) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (ii) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Company shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned under clause (iii) shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender; provided, that in the case of any Lender that became a Lender pursuant to an Assignment Agreement, Company shall pay such additional amounts to such Lender to the extent that the assignor Lender under the Assignment Agreement was entitled to such additional amounts on the date of the Assignment Agreement.

          (c)   Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a "Non-US Lender") shall deliver to Administrative Agent for transmission to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is exempt from or subject to a reduced rate of deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a "bank" or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form W-8BEN or W-8ECI pursuant to clause (i) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8 (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is exempt from or subject to a reduced rate of deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.20(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Company two new original copies of Internal Revenue Service Form W-8BEN or W-8ECI, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8, as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to confirm or establish that such Lender is exempt from or subject to a reduced rate of deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence. Company shall not be required to pay any additional amount to any Non-US Lender under Section 2.20(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in the second sentence of this Section 2.20(c), or (2) to notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.20(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.20(c) shall relieve Company of its obligation to pay any additional amounts pursuant this Section 2.20 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

          (d)   Other Taxes. Company shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

        2.21. Obligation to Mitigate.    Each Lender (which term shall include Issuing Bank for purposes of this Section 2.21) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

        2.22. Defaulting Lenders.    Anything contained herein to the contrary notwithstanding, in the event that any Lender defaults (a "Defaulting Lender") in its obligation to fund (a "Funding Default") any Revolving Loan or its portion of any unreimbursed payment under Section 2.3(b)(iv) or 2.4(e) (in each case, a "Defaulted Loan"), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a "Lender" for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Revolving Loans shall, if Company so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no Revolving Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Revolving Loans shall, if Company so directs at the time of making such mandatory prepayment, be applied to the Revolving Loans of other Lenders (but not to the Revolving Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that Company shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); (c) such Defaulting Lender's Revolving Commitment and outstanding Revolving Loans and such Defaulting Lender's Pro Rata Share of the Letter of Credit Usage shall be excluded for purposes of calculating the Revolving Commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Revolving Commitment fee pursuant to Section 2.11 with respect to such Defaulting Lender's Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; and (d) the Total Utilization of Revolving Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. No Revolving Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.22, performance by Company of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.22. The rights and remedies against a Defaulting Lender under this Section 2.22 are in addition to other rights and remedies which Company may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent, Issuing Bank, Swing Line Lender or any Lender may have against such Defaulting Lender with respect to any Funding Default. Notwithstanding the foregoing, in the event of a failure of a Defaulting Lender to make payments owed hereunder to Administrative Agent, Issuing Bank or Swing Line Lender, Company shall be required to make all payments it would be required to make hereunder if there was no Defaulting Lender, and Administrative Agent, may apply all amounts that otherwise would have been payable to the Defaulting Lender under the Credit Documents to Administrative Agent, Issuing Bank or Swing Line Lender, as the case may be, until the Default Excess with respect to such Defaulting Lender shall have been reduced to zero.

        2.23. Removal or Replacement of a Lender.    Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an "Increased Cost Lender") shall give notice to Company that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Company's request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, and (ii) the Default Period for such Defaulting Lender shall remain in effect; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b) or (c), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a "Non-Consenting Lender") whose consent is required shall not have been obtained; then, with respect to each such Increased Cost Lender, Defaulting Lender or Non-Consenting Lender (the "Terminated Lender"), Company may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a "Replacement Lender") in accordance with the provisions of Section 10.6 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11 (except as contemplated by Section 2.22); (2) on the date of such assignment, Company shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18(c), 2.19 or 2.20 or otherwise as if it were a prepayment; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; provided, Company may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, Company shall have caused each outstanding Letter of Credit issued thereby to be cancelled. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender's Revolving Commitments, if any, such Terminated Lender shall no longer constitute a "Lender" for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. In the event any Terminated Lender fails to execute the agreements required under Section 10.6 in connection with an assignment pursuant to this Section 2.23, Company may, upon three Business Days prior notice to such Terminated Lender, execute such agreements on behalf of such Terminated Lender, and any such agreements so executed by Company, the Replacement Lender and Administrative Agent shall be effective for purposes of this Section 2.23 and for Section 10.6.

        2.24. Incremental Facilities.    Company may up to two times during the period from and including the Closing Date to but excluding the Tranche B Term Loan Maturity Date by written notice to Lead Arranger elect to request the establishment of new term loan commitments (the "New Term Loan Commitments"), by an amount not in excess of $40.0 million in the aggregate and not less than $10.0 million individually, and integral multiples of $2.5 million in excess of that amount. Each such notice shall specify (a) the date (each, an "Increased Amount Date") on which Company proposes that the New Term Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to Lead Arranger and (b) the identity of each Lender or other Person that is an Eligible Assignee (each, a "New Term Loan Lender") to whom Company proposes any portion of such New Term Loan Commitments be allocated and the amounts of such allocations; provided that, any Lender approached to provide all or a portion of the New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Term Loan Commitment. Such New Term Loan Commitments shall become effective as of such Increased Amount Date; provided that, (a) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Term Loan Commitments; (b) both before and after giving effect to the making of any Series of New Term Loans, each of the conditions set forth in Section 3.2 shall be satisfied; (c) Company and its Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Sections 5 and 6 after giving effect to such New Term Loan Commitments and New Term Loans; (d) the New Term Loan Commitments shall be effected pursuant to one or more Joinder Agreements (each, a "Joinder Agreement") executed and delivered by Company, Lead

Arranger, Administrative Agent and each New Term Loan Lender, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 2.20(c); and (e) Company shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction. Any New Term Loans made on an Increased Amount Date shall be designated a separate series (a "Series") of New Term Loans for all purposes of this Agreement. On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender of any Series shall make a Loan to Company (a "New Term Loan") in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto. Administrative Agent shall notify Lenders promptly upon receipt of Company's notice of each Increased Amount Date and in respect thereof the Series of New Term Loan Commitments and the New Term Loan Lenders of such Series. The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be, except as otherwise set forth herein or in the Joinder Agreement, identical to the Tranche B Term Loans. In any event (i) the Weighted Average Life to Maturity of all New Term Loans of any Series shall be no shorter than the Weighted Average Life to Maturity of the Tranche B Terms Loans, and (ii) the applicable New Term Loan Maturity Date of each Series shall be no earlier than the final maturity of the Tranche B Term Loans. In the event that any Net Yield for any Series of New Term Loans is in excess of the per annum rate of interest applicable to the Tranche B Term Loans, then the per annum rate of interest for all outstanding Tranche B Term Loans shall automatically be increased to any extent required so that the per annum rate of interest for all outstanding Tranche B Term Loans is equal to the Net Yield for such New Term Loans without any action or consent of Company, any other Credit Party, any Agent or any Lender. "Net Yield", for purposes of New Term Loans, shall mean the sum of (a) the Applicable Margin applicable to such New Term Loans at the Increased Amount Date plus (b) any original issue discount offered to New Term Loan Lenders amortized equally over the period from the Increased Amount Date to the applicable New Term Loan Maturity Date; provided, that such original issue discount shall not be amortized over a period of greater than three years. Notwithstanding anything to the contrary contained herein, Company, Guarantors, Administrative Agent, Collateral Agent and Lead Arranger may execute such amendments and/or amendments and restatements to this Agreement and the other Credit Documents as may be necessary or advisable to effectuate the provisions of this Section 2.24, and each Joinder Agreement may, without the consent of any other Lenders, effect any such amendments and/or amendments and restatements to this Agreement and the other Credit Documents as may be necessary or advisable to effectuate the provisions of this Section 2.24.

SECTION 3. CONDITIONS PRECEDENT

        3.1. Closing Date.    The obligation of any Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

          (a)   Credit Documents. Administrative Agent shall have received sufficient copies of each Credit Document originally executed and delivered by each applicable Credit Party for each Lender.

          (b)   Organizational Documents; Incumbency. Administrative Agent shall have received (i) a copy of each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents and the Related Agreements to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party's jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request.

          (c)   Organizational and Capital Structure. The organizational structure and capital structure of Holdings and its Subsidiaries, after giving effect to the Transactions, shall be as set forth on Schedule 4.1 and Schedule 4.2. Administrative Agent shall be reasonably satisfied with the capitalization, structure and equity ownership of Holdings, Company and Target after giving effect to the Transactions.

          (d)   Capitalization of Holdings and Company. On or before the Closing Date:

            (i)    Holdings shall have received and contributed to the equity of Company an amount in cash from the Equity Financing equal to at least $89.8 million; and the terms and documentation of the Equity Financing shall be in form and substance reasonably satisfactory to Administrative Agent;

            (ii)   Holdings shall have repurchased all of its outstanding Class C Redeemable Preferred Stock for aggregate cash consideration not to exceed $18.8 million;

            (iii)  Holdings shall have paid certain accrued dividends in cash to holders of its Class A 5% Convertible Preferred Stock and Class C Redeemable Preferred Stock in an aggregate amount not to exceed $22.7 million; and

            (iv)  the Merger shall have been consummated in accordance with the Merger Agreement, and Target shall have become a wholly-owned Subsidiary of Company.

          (e)   Consummation of Transactions.

            (i)    all conditions to the Merger and the Acquisition set forth in Merger Agreement shall have been satisfied or the fulfillment of any such conditions shall have been waived with the consent of Administrative Agent, (2) the Merger and the Acquisition shall have become effective in accordance with the terms of the Merger Agreement and (3) the aggregate cash consideration paid in connection with the Merger Agreement shall not exceed $208.7 million;

            (ii)   Company shall have received at least $175.0 million in gross cash proceeds from the issuance and sale of the Senior Subordinated Notes, and the terms and conditions of the Senior Subordinated Note Documents shall be reasonably satisfactory to Administrative Agent; and

            (iii)  Administrative Agent shall each have received a fully executed or conformed copy of each Related Agreement and any documents executed in connection therewith. Each Related Agreement shall be in full force and effect, shall include terms and provisions reasonably satisfactory to Administrative Agent and no provision thereof shall have been modified or waived in any respect reasonably determined by Administrative Agent to be material, in each case without the consent of Administrative Agent.

          (f)    Existing Indebtedness. On the Closing Date, Holdings and its Subsidiaries shall have (i) repaid in full all Existing Indebtedness, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of

  Holdings and its Subsidiaries thereunder being repaid on the Closing Date, and (iv) made arrangements satisfactory to Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of Letters of Credit to support the obligations of Holdings and its Subsidiaries with respect thereto.

          (g)   Transaction Costs. On or prior to the Closing Date, Company shall have delivered to Administrative Agent Company's reasonable estimate of the Transactions Costs (other than fees payable to any Agent).

          (h)   Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and the Related Agreements and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the Related Agreements or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

          (i)    Real Estate Assets. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in certain Real Estate Assets, Collateral Agent shall have received from Company and/or the applicable Guarantor:

            (i)    fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Estate Asset listed in Schedule 3.1(i) (each, a "Closing Date Mortgaged Property");

            (ii)   an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in each state in which a Closing Date Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent;

            (iii)  (A) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to each Closing Date Mortgaged Property (each, a "Title Policy"), in amounts not less than the fair market value of each Closing Date Mortgaged Property, insuring the Mortgages to be valid First Priority Liens and containing exceptions to coverage only for matters that are Permitted Liens, together with a title report issued by a title company with respect thereto, dated not more than thirty days prior to the Closing Date and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent, and (B) evidence satisfactory to Collateral Agent that such Credit Party has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Closing Date Mortgaged Property in the appropriate real estate records; and

            (iv)  copies of flood searches for all Closing Date Mortgaged Property and evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to Collateral Agent.

          (j)    Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, Collateral Agent shall have received:

            (i)    evidence satisfactory to Collateral Agent of the compliance by each Credit Party with their obligations under the Pledge and Security Agreement and the other Collateral Documents (including their obligations to execute and deliver UCC financing statements, originals of all Pledged Notes (as such term is defined in the Pledge and Security Agreement) accompanied by instruments of transfer undated and endorsed in blank, originals of all certificates or instruments representing or evidencing the Pledged Stock (as such term is defined in the Pledge and Security Agreement) accompanied by instruments of transfer and stock powers undated and endorsed in blank, and all other certificates, agreements, including control agreements, or instruments necessary to perfect Collateral Agent's security interest in all Instruments, all Deposit Accounts and all Investment Property of each Credit Party (as each such term is defined in the Pledge and Security Agreement and, in each case, to the extent required by the Pledge and Security Agreement));

            (ii)   a completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of Company, on behalf of each Credit Party, together with (A) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens);

            (iii)  opinions of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party or any personal property Collateral is located as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent; and

            (iv)  evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including without limitation, (i) a Landlord Personal Property Collateral Access Agreement executed by the landlord of each Leasehold Property listed on Schedule 3.1(j) and by the applicable Credit Party and (ii) any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.

          (k)   Environmental Reports. Administrative Agent shall have received the environmental reports listed on Schedule 3.1(k) and a reliance letter from Environmental Strategies Consulting in the form set forth on Schedule 3.1(k).

          (l)    Financial Statements; Projections. Lenders shall have received from Company: (i) the Historical Financial Statements in form and substance reasonably satisfactory to Administrative

  Agent, (ii) the pro forma consolidated balance sheet and related pro forma consolidated statements of income of Company as of and for the twelve-month period ending March 31, 2004, and reflecting the consummation of the Transactions (including the Related Financing Transactions) and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date as if such Transactions had been consummated on March 31, 2004, which pro forma financial statements shall be in form and substance reasonably satisfactory to Administrative Agent, and (iii) the Projections.

          (m)  Evidence of Insurance. Collateral Agent shall have received a certificate from Company's insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect and that Collateral Agent, for the benefit of Secured Parties, has been named as additional insured and loss payee thereunder to the extent required under Section 5.5.

          (n)   Opinions of Counsel to Credit Parties. Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of each of Hogan & Hartson LLP, counsel for Credit Parties, and such other local counsel for Credit Parties as Administrative Agent may reasonably request, in each case covering such matters as Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

          (o)   Fees. Company shall have paid to Agents the fees payable on the Closing Date referred to in Section 2.11(d).

          (p)   Solvency Certificate. On the Closing Date, Administrative Agent shall have received a Solvency Certificate from Company, dated the Closing Date and addressed to Administrative Agent and Lenders, and in form, scope and substance reasonably satisfactory to Administrative Agent, with appropriate attachments and demonstrating that after giving effect to the consummation of the Transactions, Holdings, Company and their Subsidiaries are and will be Solvent.

          (q)   Closing Date Certificate. Company shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

          (r)   Credit Ratings. The credit facilities provided for under this Agreement shall have been assigned a credit rating by S&P and Moody's.

          (s)   No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, (x) relates to the Credit Documents or (y) could reasonably be expected to materially impair the Transactions, the financing thereof or any of the other transactions contemplated by the Credit Documents or the Related Agreements, or (z) could have a Material Adverse Effect.

          (t)    Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent and its counsel shall be reasonably satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

          (u)   Information for Regulators. Administrative Agent shall have received, sufficiently in advance of the Closing Date, all documentation and other information required by Governmental

  Authorities under applicable "know your customer" and anti-money-laundering rules and regulations, including the Patriot Act.

Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

        3.2. Conditions to Each Credit Extension.

          (a)   Conditions Precedent. The obligation of each Lender to make any Loan, or Issuing Bank to issue any Letter of Credit, on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

            (i)    Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be;

            (ii)   after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

            (iii)  as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

            (iv)  as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default; and

            (v)   on or before the date of issuance of any Letter of Credit, Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.

          (b)   Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Company may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance. Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Company or for otherwise acting in good faith.

SECTION 4. REPRESENTATIONS AND WARRANTIES

        In order to induce Agents, Lenders and Issuing Bank to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Agent, each Lender and Issuing Bank, on the Closing Date and on each Credit Date, as follows (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made after giving effect to the consummation of the Transactions):

        4.1. Organization; Requisite Power and Authority; Qualification.    Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where it is necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not be reasonably expected to have, a Material Adverse Effect.

        4.2. Capital Stock and Ownership.    The Capital Stock of each of Company and its Subsidiaries has been duly authorized and validly issued and is fully paid and non assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Company or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Company or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Company or any of its Subsidiaries of any additional membership interests or other Capital Stock of Company or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Company or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date both before and after giving effect to the Transactions.

        4.3. Due Authorization.    The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

        4.4. No Conflict.    The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, any of the Organizational Documents of Holdings or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of Holdings or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any material Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

        4.5. Governmental Consents.    The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date.

        4.6. Binding Obligation.    Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

        4.7. Historical Financial Statements.    The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year end adjustments. As of the Closing Date, neither Company nor any of its Subsidiaries has any contingent liability or liability for taxes, long term lease or unusual forward or long term commitment that is not reflected in the Historical Financial Statements or the notes thereto (other than liabilities associated with the Acquisition and related restructuring charges and reserves) and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company and any of its Subsidiaries taken as a whole.

        4.8. Projections.    On and as of the Closing Date, the Projections of Company and its Subsidiaries for the Fiscal Year 2004 through and including Fiscal Year 2010 and for the Fiscal Quarters beginning with the first Fiscal Quarter of 2004 and through and including the fourth Fiscal Quarter of 2004 (collectively, the "Projections") are based on good faith estimates and assumptions made by the management of Company believed by Company to be reasonable at the time made and as of the Closing Date; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material.

        4.9. No Material Adverse Change.    Since December 31, 2003, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

        4.10. Disclosure.    No statement or information contained in any Credit Document, the Confidential Information Memorandum or in any other documents, certificates or written statements furnished to Administrative Agent or any Lenders by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated hereby, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements or information contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made and as of the Closing Date (in the case of projections and pro forma financial information contained in the Confidential Information Memorandum), it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Holdings or Company that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been expressly disclosed herein, in the Confidential Information Memorandum or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

        4.11. Adverse Proceedings, Etc.    There are no Adverse Proceedings that (a), individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (b) relate to any of the Credit Documents or the Transactions. Neither Holdings nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

        4.12. Payment of Taxes.    Except as otherwise permitted under Section 5.3, all tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable (other than taxes, assessments, fees and other governmental charges, the amount or validity of which are being contested in good faith by appropriate proceedings and with respect to which any reserves required by GAAP have been provided on the books of Holdings or its Subsidiary, as the case may be). The content of all such tax returns and reports are correct and complete in all material respects.

        4.13. Properties.

          (a)   Title. Except as set forth on Schedule 4.13 and except for Permitted Liens, each of Company and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, including all Real Estate Assets, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.9. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens other than Permitted Liens.

          (b)   Real Estate. As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets owned by any Credit Party, including the common address, record owner and estimated fair market value thereof, (ii) all Leasehold Property of any Credit Party, including the common address thereof, all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each such Leasehold Property and the expiration date, unexercised renewal options and annual rental payments thereunder, and (iii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) of Real Estate Assets under which any Credit Party is the landlord, including the expiration date, unexercised renewal options and annual rental payments thereunder. As of the Closing Date, each agreement listed in clauses (ii) and (iii) of the immediately preceding sentence is in full force and effect and Company does not have knowledge of any default that has occurred and is continuing thereunder and that would be reasonably likely to have a Material Adverse Effect, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles.

        4.14. Environmental Matters.

          (a)   Except as set forth in Schedule 4.14 and except as would not reasonably be likely to have a Material Adverse Effect:

            (i)    Holding and its Subsidiaries are in compliance with the Environmental Laws, which compliance includes, but is not limited to, the possession by Holdings and its Subsidiaries of all permits and other authorizations required under the Environmental Laws, and compliance with the terms and conditions thereof. Neither Holdings nor any of its Subsidiaries has received any communication (written or, to the knowledge of Holdings or its Subsidiaries, oral), whether from any Governmental Authorities or any Person, including without limitation any citizens group, employee or otherwise, that alleges that Holdings or any Subsidiary is not in compliance with any Environmental Laws, and there are no circumstances that could reasonably be expected to prevent or interfere with such compliance in the future;

            (ii)   there is no Environmental Claim pending and, to the knowledge of Holdings or its Subsidiaries, there is no investigation by a Governmental Authority under Environmental Laws pending or threatened or Environmental Claim threatened against Holdings or its Subsidiaries, or against any Person or entity whose liability for any Environmental Claim, investigation by a Governmental Authority under Environmental Laws or Hazardous Materials Activity Holdings or its Subsidiaries has retained or assumed either contractually or by operation of law;

            (iii)  there are no past or present Hazardous Materials Activity or other actions, activities, circumstances, conditions, events or incidents, including, without limitation, any Release or presence of any Hazardous Materials that could reasonably be expected to form the basis of any Environmental Claim or investigation by a Governmental Authority under Environmental Laws against Holdings or its Subsidiaries, or against any Person or entity whose liability for any Environmental Claim or investigation by a Governmental Authority under Environmental Laws Holdings or its Subsidiaries has retained or assumed either contractually or by operation of law; and

            (iv)  neither Holdings nor its Subsidiaries, nor, to the best knowledge of any Credit Party, any predecessor of Holdings or its Subsidiaries has filed any notice under any Environmental Law indicating or relating to past or present treatment of Hazardous Materials at or relating to any Facility.

          (b)   Holdings has made available to Administrative Agent and the Lenders all assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to Holdings or its Subsidiaries regarding environmental matters pertaining to or the environmental condition of the Facilities or which relate to any environmental liabilities of Holdings or its Subsidiaries, or the predecessors of any of them, or the compliance (or noncompliance) by any of them with any Environmental Laws.

          (c)   Neither Holdings nor any of its Subsidiaries are required under Environmental Laws by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Hazardous Materials other than as required pursuant to Section 3.1(k) hereof, (ii) to remove or remediate any Hazardous Materials, (iii) to give notice to or receive approval from any Governmental Authority, except for any notices or approvals required in connection with any environmental permits in the ordinary course of business, or (iv) to record or deliver to any Person or entity any disclosure document or statement pertaining to environmental matters.

        4.15. No Defaults.    Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

        4.16. Material Contracts.    Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and no defaults exist thereunder as of the Closing Date.

        4.17. Governmental Regulation.    Neither Holdings nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the

Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Holdings nor any of its Subsidiaries is a "registered investment company" or a company "controlled" by a "registered investment company" or a "principal underwriter" of a "registered investment company" as such terms are defined in the Investment Company Act of 1940.

        4.18. Margin Stock.    Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

        4.19. Employee Matters.    Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries, or to the knowledge of Holdings and Company, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries or to the knowledge of Holdings and Company, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries, and (c) to the knowledge of Holdings and Company, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the knowledge of Holdings and Company, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

        4.20. Employee Benefit Plans.    Holdings, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter that would cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Holdings, any of its Subsidiaries or any of their ERISA Affiliates. Except as set forth on Schedule 4.20, no ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws or as set forth on Schedule 4.20, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any current or former employee of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates. Except as set forth on Schedule 4.20, the present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Holdings, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. No Employee Benefit Plan is a Multiemployer Plan.

        4.21. Certain Fees.    No broker's or finder's fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

        4.22. Solvency.    Each Credit Party is and, upon the incurrence of any Obligation by such Credit Party on any date on which this representation and warranty is made, will be, Solvent.

        4.23. Related Agreements.

          (a)   Delivery. As of the Closing Date, Company has delivered to Administrative Agent complete and correct copies of each Related Agreement and of all exhibits and schedules thereto as of the date hereof.

          (b)   Representations and Warranties. Except to the extent otherwise expressly set forth herein or in the schedules hereto, and subject to the qualifications set forth therein, each of the representations and warranties given by any Credit Party in any Related Agreement is true and correct in all material respects as of the Closing Date (or as of any earlier date to which such representation and warranty specifically relates). Notwithstanding anything in the Related Agreement to the contrary, the representations and warranties of each Credit Party set forth in this Section 4.23 shall, solely for purposes hereof, survive the Closing Date for the benefit of Lenders.

          (c)   Governmental Approvals. All Governmental Authorizations and all other authorizations, approvals and consents of any other Person required by the Related Agreements or to consummate the Transactions have been obtained and are in full force and effect.

          (d)   Conditions Precedent. On the Closing Date, (i) all of the conditions to effecting or consummating the Transactions set forth in the Related Agreements have been duly satisfied or, with the consent of Administrative Agent, waived, and (ii) the Transactions have been consummated in accordance with the Related Agreements and all applicable laws.

        4.24. Compliance with Statutes, Etc.    Each of Holdings and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (excluding compliance with all applicable Environmental Laws, which matters are covered in Section 4.14 hereof), except such non compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

        4.25. Senior Indebtedness.    The Obligations (including the Guaranteed Obligations) constitute "Designated Senior Indebtedness", "Senior Indebtedness" and "Permitted Indebtedness" under and as defined in the documents relating to any Subordinated Indebtedness. The Liens of Collateral Agent for the benefit of Secured Parties on the Collateral are permitted under the terms of the documents relating to any Subordinated Indebtedness.

SECTION 5. AFFIRMATIVE COVENANTS

        Each Credit Party covenants and agrees that until the Termination Date each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

        5.1. Financial Statements and Other Reports.    Company will deliver to Administrative Agent (for distribution to Lenders):

          (a)   Monthly Reports. As soon as available, and in any event within 30 days after the end of each month ending after the Closing Date (except a month that is the end of a Fiscal Quarter), the consolidated balance sheet of Company and its Subsidiaries as at the end of such month and the related consolidated statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding month of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared on a monthly basis, all in reasonable detail, together with a Narrative Report (if otherwise prepared) with respect thereto;

          (b)   Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheets of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

          (c)   Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year, (i) the consolidated balance sheets of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect such consolidated financial statements a report thereon of PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing selected by Company, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating whether, in connection therewith, any condition or event that constitutes an Event of Default under Section 6.8 has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof;

          (d)   Compliance Certificate. Together with each delivery of financial statements of Company and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

          (e)   Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the audited Historical Financial Statements, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of quarterly financial statements after such change, one or more statements of reconciliation for all financial statements for the preceding Fiscal Year and each completed Fiscal Quarter of the current Fiscal Year in form and substance reasonably satisfactory to Administrative Agent;

          (f)    Notice of Default. Promptly and in any event no later than three Business Days after any officer of Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Company with respect thereto; or (ii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

          (g)   Notice of Litigation. Promptly upon any officer of Company obtaining knowledge of (i) the institution of, or non frivolous threat of, any Adverse Proceeding not previously disclosed in writing by Company to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either (i) or (ii) could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Holdings or Company to enable Lenders and their counsel to evaluate such matters;

          (h)   ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service or the Department of Labor, as appropriate, with respect to each Pension Plan; (2) all notices received by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

          (i)    Financial Plan. As soon as practicable and in any event no later than December 31 of each Fiscal Year, a consolidated plan and financial forecast for the next Fiscal Year (a "Financial Plan"), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each such Fiscal Year, together with pro forma Compliance Certificates and an explanation of the assumptions on which such forecasts are based, and (ii) forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each month of each such Fiscal Year;

          (j)    Information Regarding Collateral. Company will furnish to Collateral Agent prompt written notice of any change (i) in any Credit Party's corporate name, (ii) in any Credit Party's identity or corporate structure or (iii) in any Credit Party's organizational identification number. Each Credit Party agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in the Collateral as contemplated in the Collateral Documents. Company also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed;

          (k)   Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), Company shall deliver to Collateral Agent an Officer's Certificate either confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes; and

          (l)    Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to its security holders acting in such capacity or by any Subsidiary of Holdings to its security holders other than Holdings or another Subsidiary of Holdings, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries, and (iv) any material amendment, restatement, supplement or other modification to or waiver of any Senior Subordinated Debt Document entered into after the date hereof, and (B) such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender, in each case only to the extent substantially similar information has not previously been provided to Administrative Agent and Lenders.

        5.2. Existence.    Except as otherwise permitted under Section 6.9, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, (x) no Credit Party or any of its Subsidiaries (other than Holdings and Company) shall be required to preserve any such existence, and (y) no Credit Party or any of its Subsidiaries shall be required to preserve any such right or franchise, licenses and permits if, in the case of clause (x) or (y), such Person's board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders and that, in the case of clause (y), the failure to maintain such franchise, license or permit would not reasonably be expected to result in a Material Adverse Effect.

        5.3. Payment of Taxes and Claims.    Each Credit Party will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim that has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale or foreclosure of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries).

        5.4. Maintenance of Properties.    Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and Recovery Events excepted, all material properties used or useful in the business of Holdings and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

        5.5. Insurance.    Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Company will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, (b) replacement value casualty insurance on each fee owned Real Estate Asset, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are carried or maintained under similar circumstances by Persons of established reputation engaging in similar businesses and (c) with respect to each Leasehold Property, such policies of insurance with such terms, coverages and deductibles as shall be required under the terms of the applicable lease for such Leasehold Property. Each such policy of insurance shall (i) name Collateral Agent, on behalf of Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of Secured Parties, as the loss payee thereunder and provides for at least thirty days' prior written notice to Collateral Agent of any modification or cancellation of such policy.

        5.6. Inspections.    Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

        5.7. Lenders Meetings.    Company will, upon the request of Administrative Agent, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Company's corporate offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.

        5.8. Compliance with Laws.    Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), except to the extent that failure to comply therewith would not reasonably be expected to result in a Material Adverse Effect.

        5.9. Environmental.

          (a)   Environmental Disclosure. Company will deliver to Administrative Agent and Lenders:

            (i)    as soon as practicable following receipt thereof, copies of all non-privileged environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental noncompliance or liability matters at any Facility or with respect to any Environmental Claims and any investigations by Governmental Authorities under Environmental Laws;

            (ii)   promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state, provincial, foreign or local Governmental Authorities under any applicable Environmental Laws other than permitted Releases and other Releases occurring in the ordinary course of business, (2) any remedial action that would be reasonably likely to have a Material Adverse Effect, or (3) any material Environmental Claims and investigations by a Governmental Authority under Environmental Laws, and (4) Holdings or Company's discovery of any occurrence or condition on any real property at, from, adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

            (iii)  as soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims, (2) any Release required to be reported to any federal, state, provincial, foreign or local Governmental Authorities Laws other than permitted Releases and other Releases occurring in the ordinary course of business, and (3) any request for information from any Governmental Authorities that indicates that such Governmental Authority is investigating whether Holdings or any of its Subsidiaries have liability under Environmental Laws for any Release or Hazardous Materials Activity;

            (iv)  prompt written notice describing in reasonable detail any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to (A) result in any material Environmental Claims or investigations by Governmental Authorities under Environmental Laws, or (B) affect the ability of Holdings or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations; and

            (v)   with reasonable promptness, such other non-privileged documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

          (b)   Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any material noncompliance with or violation of any Environmental Laws by such Credit Party or its Subsidiaries, and (ii) diligently respond to or comply with any Environmental Claim or investigation by a Governmental Authority under Environmental Laws against such Credit Party or any of its Subsidiaries, or against any Person or entity whose liability for any Environmental Claim Holdings or its Subsidiaries has retained or assumed either contractually or by operation of law, and discharge any obligations it may have to any Person or Governmental Authorities thereunder.

          (c)   Disclaimer. Nothing in herein or in this Agreement shall, or shall be deemed to, subject any Agent or any Lender to liability under any Environmental Law or otherwise for the actions, inactions, liabilities or obligations of Holdings, any of its Subsidiaries, or any predecessor of any of them, relating to any Hazardous Materials, any Hazardous Materials Activity, any Release or any other circumstance pertaining to environmental matters or environmental conditions at, from or relating to any Facility or any other environmental liabilities of Holdings, its Subsidiaries or any of their predecessors.

        5.10. Subsidiaries.    In the event that any Person becomes a Domestic Subsidiary of Company, Company shall promptly and, in any case, within 30 days, (a) cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(i), 3.1(j), 3.1(k) and 3.1(n). In the event that any Person becomes a Foreign Subsidiary of Company, and the ownership interests of such Foreign Subsidiary are owned by Company or by any Domestic Subsidiary thereof, Company shall, or shall cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(b), and Company shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in Section 3.1(j)(i) necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in the lesser of (x) 100%

of such ownership interests held by Company or any Domestic Subsidiary and (y) 65% of the outstanding ownership interests having voting rights of such Foreign Subsidiary. With respect to each such Subsidiary, Company shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Company, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Company; provided, such written notice shall be deemed to supplement Schedules 4.1 and 4.2 for all purposes hereof.

        5.11. Additional Material Real Estate Assets.    In the event that any Credit Party acquires an Additional Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party, within 90 days after acquiring such Additional Material Real Estate Asset, shall take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Sections 3.1(i), 3.1(j) and 3.1(k) with respect to each such Additional Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Additional Material Real Estate Asset. In addition to the foregoing, Company shall, at the request of Requisite Lenders, deliver, from time to time, to Administrative Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien. Notwithstanding the foregoing, the provisions of this Section 5.11 shall not apply to any owned Real Estate Asset or Leasehold Property created or acquired by Company or any Subsidiary after the Closing Date as to which Administrative Agent has determined in its reasonable discretion that the collateral value thereof is insufficient to justify the difficulty, time and/or expense of obtaining a perfected security interest therein.

        5.12. Ratings.    Company will at all times maintain credit ratings by S&P and Moody's in respect of the credit facilities provided for under this Agreement.

        5.13. Compliance with Terms of Leases.    Each Credit Party shall (i) make all payments and otherwise perform all obligations in respect of all leases, subleases or similar documents affecting any Real Estate Asset of a Credit Party, (ii) keep such leases, subleases or similar documents in full force and effect and not allow the same to lapse or be terminated prior to the respective expiration dates thereof, (iii) notify Collateral Agent of any default by any party with respect to such leases, subleases or similar documents that is known to such Credit Party and (iv) promptly cure any such default to the extent that is on the part of the Credit Party, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

        5.14. Further Assurances.    At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Holdings and its Subsidiaries and all of the outstanding Capital Stock of Company and its Subsidiaries (subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries).

        5.15. Conditions Subsequent to the Closing Date as to Real Property.

          (a)   Within ten days (or such longer period as Administrative Agent shall agree) after the Closing Date, Company shall deliver to counsel for Collateral Agent a schedule setting forth for each Leasehold Property listed in Schedule 5.15(a) (each, a "Post-Closing Leasehold Property"),

  (i) whether the consent of the landlord is required in order to mortgage the leasehold interest in such Post-Closing Leasehold Property (and Company shall also provide a copy of the applicable provision from the lease for such Post-Closing Leasehold Property), (ii) whether such Post-Closing Leasehold Property is a Recorded Leasehold Interest, and if so, the applicable recording information for the Recorded Document (and Company shall also provide a copy of such Recorded Document, if available) and (iii) the status of Company's efforts to obtain the Landlord Consent and Waiver and, if applicable, evidence of a Recorded Leasehold Interest for each such Post-Closing Leasehold Property, as required by the next succeeding sentence. With respect to each Post-Closing Leasehold Property, Company and/or the applicable Guarantors shall use commercially reasonable efforts to obtain a Landlord Consent and Waiver and evidence that each such Post-Closing Leasehold Property is a Recorded Leasehold Interest not later than 30 days (or such longer period as Administrative Agent shall agree) after the Closing Date (the "Post-Closing Real Property Deadline Date"). In addition, with respect to each Post-Closing Leasehold Property other than any such Post-Closing Leasehold Property for which Company and/or the applicable Guarantors shall have failed to obtain a Landlord Consent and Waiver (to the extent that the consent of the landlord is required in order to execute and record a Mortgage, as indicated in the schedule to be delivered to counsel for Collateral Agent pursuant hereto) or evidence of a Recorded Leasehold Interest by the Post-Closing Real Property Deadline Date, after using commercially reasonable efforts to do so (each Post-Closing Leasehold Property for which no such failure has occurred, a "Post-Closing Mortgaged Leasehold Property"), Company shall deliver to Collateral Agent, not later than the Post-Closing Real Property Deadline Date, the following:

            (i)    fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Post-Closing Mortgaged Leasehold Property;

            (ii)   an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in each state in which a Post-Closing Mortgaged Leasehold Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent;

            (iii)  the Landlord Consent and Waiver (unless consent of the landlord was not required in order to execute the applicable Mortgage) and evidence that each Post-Closing Mortgaged Leasehold Property is a Recorded Leasehold Interest;

            (iv)  (A) ALTA mortgagee leasehold Title Policies with respect to each Post-Closing Mortgaged Leasehold Property, in amounts not less than the fair market value of each Post-Closing Mortgaged Leasehold Property, insuring the Mortgages to be valid First Priority Liens and containing exceptions to coverage only for matters that are Permitted Liens, together with a title report issued by a title company with respect thereto, dated not more than thirty days prior to the Closing Date and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent, and (B) evidence satisfactory to Collateral Agent that such Credit Party has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Post-Closing Mortgaged Leasehold Property in the appropriate real estate records;

            (v)   copies of flood searches for all Post-Closing Mortgaged Leasehold Property and evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to Collateral Agent; and

            (vi)  evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.

          (b)   With respect to each Leasehold Property listed in Schedule 5.15(b) (each, a "Collateral Access Property"), Company and/or the applicable Guarantors shall use commercially reasonable efforts to obtain and deliver to Collateral Agent, not later than the Post-Closing Real Property Deadline Date, a Landlord Personal Property Collateral Access Agreement executed by the landlord of each Collateral Access Property and by the applicable Credit Party.

          (c)   With respect to each Closing Date Mortgaged Property, Company and/or the applicable Guarantors shall deliver to Collateral Agent, not less than the date that is 15 days (or such longer period as Administrative Agent shall agree) after the Closing Date, (i) ALTA surveys or, where available, updates of previously issued ALTA surveys of all Closing Date Mortgaged Properties, by land surveyors duly registered and licensed in the States in which the Closing Date Mortgaged Property is located and certified to Collateral Agent in a manner satisfactory to Collateral Agent, dated not more than thirty days prior to the Closing Date and otherwise in form and substance reasonably satisfactory to Collateral Agent, (ii) endorsements to the Title Policies for the Closing Date Mortgaged Properties (A) providing coverage over survey matters (and other customary survey-related endorsements, including a survey endorsement and contiguity endorsement, if applicable) and (B) providing zoning coverage (ALTA 3.1, including parking) and (iii) fully executed and notarized amendments to the Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, if necessary to correct any defect in the Mortgages disclosed by the surveys.

          (d)   As used in this Section 5.15, "commercially reasonable efforts" shall require Company to commence and prosecute the matter referred to with diligence and in a manner consistent with customary business practices and keep Collateral Agent and/or its counsel reasonably updated as to the status of such matters.

SECTION 6. NEGATIVE COVENANTS

        Each Credit Party covenants and agrees that, until the Termination Date, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

        6.1. Indebtedness.    Company shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur or assume, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

          (a)   the Obligations;

          (b)   Indebtedness (i) of any Guarantor Subsidiary to Company or to any other Guarantor Subsidiary, (ii) of Company to any Guarantor Subsidiary, (iii) of any Foreign Subsidiary to Company or any other Subsidiary in an aggregate principal amount for all such Foreign Subsidiaries at any time outstanding not to exceed, when aggregated with the amount of Investments made pursuant to Section 6.7(b)(i)(C), $5.0 million, or (iv) of any Foreign Subsidiary to another Foreign Subsidiary; provided, in the case of the foregoing clauses (i), (ii) and (iii), (A) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement, (B) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent, and (C) any payment by any such Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to Company or to any of its Subsidiaries for whose benefit such payment is made;

          (c)   (i) Indebtedness with respect to the Senior Subordinated Notes (including any notes issued in exchange therefor in accordance with any registration rights document entered into in connection with the issuance of the Senior Subordinated Notes), (ii) additional unsecured Subordinated Indebtedness of Company and its Subsidiaries in an aggregate principal amount at any time outstanding not to exceed (A) $10.0 million plus (B) any additional principal amount of such Indebtedness issued in lieu of cash interest on such outstanding Indebtedness or any Permitted Refinancing thereof and (iii) any refinancing of such Indebtedness referred to in this Section 6.1(c) ("Permitted Refinancing"); provided that, (i) such Permitted Refinancing shall be on terms not materially more burdensome, taken as a whole (as certified in writing by Company to Administrative Agent), to any Lender than the Indebtedness being refinanced and otherwise on such terms that are reasonably satisfactory to Administrative Agent, (ii) such Permitted Refinancing shall not have a stated maturity or Weighted Average Life to Maturity that is shorter than that of the Indebtedness being refinanced and such Permitted Refinancing shall not amortize prior to the final maturity date thereof, (iii) the principal amount thereof does not exceed the sum of (A) the principal amount of the Indebtedness being so refinanced (or if issued with original issue discount, the accreted value thereof at the time of such refinancing), (B) accrued and unpaid interest, fees and expenses owing with respect thereto, (C) any tender fees or redemption premiums required to be paid thereon, and (D) fees and expenses relating to such Permitted Refinancing, (iv) no Default or Event of Default shall have occurred and be continuing or would arise from such Permitted Refinancing, (v) after giving effect to the incurrence of such Permitted Refinancing and the application thereof, Company and its Subsidiaries shall be in pro forma compliance with the provisions of Section 6.8, and (vi) the Net Cash Proceeds of such Permitted Refinancing shall be applied to repay or refinance Indebtedness incurred under this Section 6.1(c);

          (d)   Indebtedness incurred by Company or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Company or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Company or any of its Subsidiaries;

          (e)   Indebtedness that may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

          (f)    Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

          (g)   guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Company and its Subsidiaries;

          (h)   Indebtedness described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not materially less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the Weighted Average Life to Maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced or (C) incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

          (i)    Indebtedness with respect to Capital Leases in an aggregate amount not to exceed at any time $2.5 million;

          (j)    purchase money Indebtedness (including Indebtedness of Company and its Subsidiaries for industrial revenue bonds or other similar governmental and municipal bonds) incurred in the ordinary course of business to provide all or a portion of the purchase price of an asset, including construction, installation or improvement of any after acquired real or personal tangible property which is incurred within 180 days following such acquisition, construction, installation or improvement (or to refinance purchase money Indebtedness incurred under this Section 6.1(j) ); provided, (i) any such Indebtedness shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness, together with the products and proceeds thereof, (ii) any such Indebtedness shall not exceed 100% of the cost (determined by Company in good faith and in accordance with GAAP) to Company or such Subsidiary, as applicable, of the property so purchased, constructed, improved or leased, (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing and (iv) the aggregate principal amount of all such Indebtedness shall not exceed $10.0 million at any time outstanding;

          (k)   (i) Indebtedness of newly acquired Subsidiaries of Company acquired in such Permitted Acquisitions (so long as such Indebtedness was not incurred in anticipation of such Permitted Acquisition) and (ii) Indebtedness of Company or any of its Subsidiaries owed to the seller in any Permitted Acquisition constituting part of the purchase price thereof; provided that, the aggregate principal amount of all such Indebtedness permitted by this Section 6.1(k) shall not exceed $10.0 million at any time outstanding;

          (l)    Indebtedness in respect of Hedge Agreements incurred in the ordinary course of business and not for speculative purposes;

          (m)  Indebtedness consisting of promissory notes issued by any Credit Party to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of capital stock of Holdings permitted by Section 6.5 in an aggregate amount not to exceed at any time $500,000;

          (n)   Indebtedness consisting of obligations of Company or its Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transaction and Permitted Acquisitions in an aggregate amount not to exceed $2.0 million;

          (o)   Indebtedness representing deferred compensation to employees of Company and its Subsidiaries in the ordinary course of business of Company and its Subsidiaries;

          (p)   unsecured Contingent Obligations made in the ordinary course of business by Company or any Guarantor Subsidiary of obligations of Company or any Guarantor Subsidiary permitted hereunder (other than obligations referenced in Section 6.1(k)); and

          (q)   other Indebtedness of Company and its Subsidiaries in an aggregate principal amount not to exceed at any time $10.0 million.

        6.2. Liens.    Company shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any effective financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except:

          (a)   Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

          (b)   Liens for Taxes (i) that are not yet required to be paid pursuant to Section 5.3 or (ii) if obligations with respect to such Taxes are immaterial and are not overdue by more than 15 days;

          (c)   statutory Liens of landlords, banks (and rights of set off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 15 days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

          (d)   Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

          (e)   easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

          (f)    any interest or title of a lessor or sublessor under any lease of real estate entered into in the ordinary course of business;

          (g)   Liens solely on any cash earnest money deposits made by Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

          (h)   purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

          (i)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (j)    any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

          (k)   licenses of patents, trademarks and other intellectual property rights granted by Company or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Company or such Subsidiary;

          (l)    Liens described in Schedule 6.2 or on a title report delivered pursuant to Section 3.1(i)(iii);

          (m)  Liens securing Indebtedness permitted pursuant to Section 6.1(i) or Section 6.1(j); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and the products and proceeds thereof;

          (n)   Liens on property of Company or any of its Subsidiaries created solely for the purpose of securing Indebtedness permitted by Section 6.1(k) (so long as in the case of clause (i) of Section 6.1(k), such Lien was not incurred in anticipation of the related acquisition); provided that no such Lien incurred in connection with Indebtedness pursuant to Section 6.1(k) shall extend to or cover other property of Company or such Subsidiary other than the respective property so acquired (and the products and proceeds thereof), and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the obligations secured on the date of the acquisition of such asset or such Person becomes a Subsidiary, as the case may be;

          (o)   Liens on documents of title and the property covered thereby securing Indebtedness in respect of commercial letters of credit;

          (p)   (i) mortgages, liens, security interests, restrictions, encumbrances or any other matter of record that have been placed by any developer, landlord or other third party on property over which Company or any of its Subsidiaries has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

          (q)   Liens securing the payment of insurance premiums and/or deductibles;

          (r)   any obligations or duties affecting any of the assets of Company or its Subsidiaries to any municipality or public authority with respect to any franchise, grant, license or permit which do not materially impair the use of such asset for the purposes for which it is held;

          (s)   Liens imposed by operation of law or other attachment or judgment Liens with respect to any judgments or orders not constituting an Event of Default under Section 8.1(h);

          (t)    Liens on property of Company or any Subsidiary in favor of landlords securing licenses, subleases and leases and not interfering in any material respect with the business of Company or such Subsidiary;

          (u)   Liens securing Indebtedness of Foreign Subsidiaries permitted pursuant to Section 6.1(q) so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $5.0 million at any one time; and

          (v)   Liens not otherwise permitted by this Section 6.2 so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $1.0 million at any one time.

        6.3. Fiscal Year.    Company shall not, nor shall it permit any of its Subsidiaries to, change its Fiscal Year end from December 31.

        6.4. No Further Negative Pledges.    Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale; (b) restrictions imposed by the Senior Subordinated Note Documents (and Permitted Refinancings of the Senior Subordinated Notes; provided such restrictions contained in such Permitted Refinancings are no more burdensome than those contained in the Senior Subordinated Note Documents) and the Credit Documents; (c) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that, such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be); and (d) restrictions contained in documents governing Indebtedness of Foreign Subsidiaries permitted hereunder, solely with respect to the properties and assets of the Foreign Subsidiaries obligated on such Indebtedness (and Foreign Subsidiaries thereof), neither Company nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

        6.5. Restricted Junior Payments.    Company shall not, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, any sum for any Restricted Junior Payment, except:

          (a)   Company may make regularly scheduled payments of interest in respect of any Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued;

          (b)   any Restricted Junior Payment, to the extent that such Restricted Junior Payment would constitute any dividend, distribution or other payment to (i) Company or to any of the Guarantor Subsidiaries, by any of Company's Subsidiaries or (ii) any Foreign Subsidiary of Company by any other Foreign Subsidiary of Company;

          (c)   so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, the payment of regular management fees to KRG and DLJMB (and, without duplication, Restricted Junior Payments made by Company to Holdings to fund such payments) shall be permitted in the amounts and at the times specified in the Management Agreements, as in effect on the Closing Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more adverse to the interests of Lenders in any respect than such agreement as it was in effect on the Closing Date; provided that payments under this clause (c) shall in any event not exceed the sum of (x) $900,000 in any Fiscal Year, plus (y) transaction fees equal to 2% of the value of any transactions subject thereto and reimbursement of any reasonable out-of-pocket expenses of KRG and DLJMB or their Affiliates, plus (z) the amount of any payments referred to in clauses (x) and (y) above that would have been made in any prior Fiscal Year pursuant to this Section 6.5(c) but were not so made because of the existence of a Default or an Event of Default;

          (d)   Company may make Restricted Junior Payments to Holdings (i) in order to pay reasonable legal and accounting expenses, payroll and other compensation expenses of directors of Holdings and any employees of Holdings whose principal responsibilities involve management or other duties for Company and its Subsidiaries, in each case, in the ordinary course of business, and other reasonable filing and listing fees and other reasonable corporate overhead expenses in the ordinary course of business directly relating to the business of Company and its Subsidiaries (any of the foregoing, "Parent Payments"); provided, that any Parent Payments shall either be used by Holdings to pay such expenses or fees within 30 days of Holdings' receipt of such Parent Payment or refunded to Company, and (ii) to enable Holdings to pay Federal, state or local tax liabilities (any such payments to Holdings, a "Tax Payment"), in an amount not to exceed the lesser of (y) the amount of any tax liabilities that would be otherwise be payable by Company and Company's Subsidiaries to the appropriate taxing authorities to the extent that Holdings has an obligation to pay such tax liabilities relating to Company's operations, assets, or capital or those of Company's Subsidiaries, and (z) the amount determined by assuming that Company is the parent company of an affiliated group (the "Company Affiliated Group") filing a consolidated Federal income tax return or consolidated, combined, unitary, or group, state or local income tax return, and that Holdings and each such Subsidiary is a member of the Company Affiliated Group; provided that any Tax Payments shall either be used by Holdings to pay such tax liabilities within 90 days after Holdings' receipt of such payment or be refunded to Company;

          (e)   Company or any of its Subsidiaries may make (x) payments of cash dividends, distributions or advances to Holdings for repurchases of Capital Stock from Company's or any of its Subsidiaries' employees or directors (or their heirs or estates) or employees or directors (or their heirs or estates) of Holdings or any Subsidiary of Company or Holdings upon their death, disability or termination of employment (provided such repurchases are made with the proceeds of such dividends within three Business Days of the payment of such dividends), and (y) payments of cash, or dividends, distributions or advances to Holdings to make payments of cash, in lieu of the issuance of fractional shares upon the exercise of stock options or warrants or upon the conversion or exchange of, or issuance of Capital Stock in lieu of cash dividends on, any Capital Stock of Holdings; provided, that the aggregate amount of payments, dividends, distributions or advances pursuant to this clause (e) shall not exceed $1.0 million in any calendar year; and provided, further, that if the aggregate amount permitted to be paid in any calendar year has not been paid, any such shortfall amount in any preceding year may be carried forward and paid in a subsequent year, in addition to the amount permitted for such calendar year, in an aggregate amount not to exceed $3.0 million in any calendar year;

          (f)    so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, Company or any of its Subsidiaries may make payments of cash dividends, distributions or advances to Holdings for redemption of Holdings' Class B-1 and B-2 convertible preferred stock and for payments to the holders of warrants for shares of Holdings' Class A-8 5% convertible preferred stock in connection with the exercise of such warrants; provided that the aggregate amount of such payments pursuant to this clause (f) shall not exceed $160,000;

          (g)   payments in an aggregate amount not to exceed $1.5 million to certain stockholders of Venusa, Ltd. and Venusa de Mexico, S.A. de C.V. in respect of an earn-out obligation entered into prior to the Closing Date in connection with Company's acquisition of such companies;

          (h)   any Restricted Junior Payment made on the Closing Date in respect of the Transaction;

          (i)    any payment in respect of the principal of, or interest or premium on, Subordinated Indebtedness upon the Permitted Refinancing thereof in accordance with Section 6.1;

          (j)    in the event of a Qualified Equity Offering (as defined in the Senior Subordinated Note Agreement), amounts (not to exceed 35% of the then outstanding amount of Senior Subordinated Notes) may be applied to redeem the Senior Subordinated Notes in accordance with the terms of the Senior Subordinated Note Agreement; provided that (A) the Leverage Ratio shall be less than 4.25:1.00 on a pro forma basis after giving effect to the issuance of Capital Stock pursuant to such Qualified Equity Offering and the application of the Net Cash Proceeds thereof as permitted under this Agreement; and (B) the credit facilities provided for under this Agreement on the date of such Qualified Equity Offering shall be rated B+ or higher by S&P and B2 or higher by Moody's, in each case with no negative outlook (each, a "Permitted Equity Claw Redemption");

          (k)   so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, Company or any of its Subsidiaries may make other Restricted Junior Payments not otherwise permitted by this covenant in an aggregate amount not to exceed $1.0 million in any calendar year;

          (l)    so long as (i) no Default or Event of Default shall have occurred and be continuing or shall be caused thereby and (ii) the Leverage Ratio shall be less than 3.00:1.00 on a pro forma basis as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1, Company or any of its Subsidiaries may make other Restricted Junior Payments not otherwise permitted by this covenant, commencing in 2006, in an aggregate amount not to exceed 50% of Retained Excess Cash Flow for the previous Fiscal Year to the extent such Retained Excess Cash Flow is not used to make Consolidated Capital Expenditures pursuant to Section 6.8(d) hereof or used to make Investments pursuant to Section 6.7(l); and

          (m)  the repurchase of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities otherwise permitted hereunder to the extent such Capital Stock represents a portion of the exercise price thereof.

        6.6. Restrictions on Subsidiary Distributions.    Except as provided herein, Company shall not, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Company to (a) pay dividends or make any other distributions on any of such Subsidiary's Capital Stock owned by Company or any other Subsidiary of Company, (b) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (c) make loans or advances to Company or any other Subsidiary of Company, or (d) transfer any of its property or assets to Company or any other Subsidiary of Company other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.1(i) or Section 6.1(j) that impose restrictions on the property securing such Indebtedness as permitted by Section 6.2(m); (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business; (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement; (iv) in the Senior Subordinated Note Documents (and Permitted Refinancings of the Senior Subordinated Notes; provided such restrictions contained in such Permitted Refinancings are no more burdensome than those contained in the Senior Subordinated Note Documents); and (v) restrictions contained in documents governing Indebtedness of Foreign Subsidiaries permitted hereunder, solely with respect to the Foreign Subsidiaries obligated on such Indebtedness (and Foreign Subsidiaries thereof).

        6.7. Investments.    Company shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:

          (a)   Investments in Cash and Cash Equivalents;

          (b)   (i) equity Investments owned as of the Closing Date in any Subsidiary and (ii) any Investment made after the Closing Date: (A) by Company or any of its Subsidiaries in Company, (B) by Company or any of its Subsidiaries in any Guarantor Subsidiary, (C) by Company or any Guarantor Subsidiaries in Foreign Subsidiaries in an aggregate amount not to exceed, when aggregated with the amount of Indebtedness incurred pursuant to Section 6.1(b)(iii), $5.0 million, or (D) by any Foreign Subsidiary of Company in any other Foreign Subsidiary of Company;

          (c)   Investments (i) in accounts receivable and in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Company and its Subsidiaries;

          (d)   intercompany loans to the extent permitted under Section 6.1(b);

          (e)   Consolidated Capital Expenditures permitted by Section 6.8(d);

          (f)    loans and advances to directors, officers and employees of Holdings and its Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $1.5 million at any time outstanding;

          (g)   Investments described in Schedule 6.7 existing on the Closing Date;

          (h)   Investments represented by Hedge Agreements permitted hereunder;

          (i)    Investments received in settlement of obligations or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy, insolvency, reorganization, recapitalization or liquidation of any Person or the good faith settlement of debts of, or litigation or disputes with, any Person that is not an Affiliate of Holdings or Company;

          (j)    Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers consistent with past practices;

          (k)   Investments in Target and its Subsidiaries at the time of the Acquisition;

          (l)    other Investments, including, but not limited to, Investments constituting Permitted Acquisitions, Investments in, or loans or Investments to or expenditures relating to, joint ventures or other Persons engaged primarily in one or more businesses in which Company and its Subsidiaries are engaged or any related or ancillary business; provided that the aggregate amount of Investments permitted pursuant to this Section 6.7(l) shall in no event exceed the lesser of (i) (A) $10.0 million at any one time outstanding, plus (B) the net cash proceeds of any Excluded Issuances received by Company to the extent such net cash proceeds are not utilized to increase Consolidated Adjusted EBITDA pursuant to clause (i)(b)(H) of the definition of "Consolidated Adjusted EBITDA" contained in Section 1.1 hereof, plus (C) (commencing in 2006) an amount equal to Retained Excess Cash Flow for the previous Fiscal Year (less the amount of such Retained Excess Cash Flow used to make any Consolidated Capital Expenditures pursuant to Section 6.8(d) hereof and less the amount of such Retained Excess Cash Flow used to make Restricted Junior Payments pursuant to Section 6.5(l) hereof) and (ii) $50.0 million at any one time outstanding; provided, further, that in no event shall more than 25% of Investments permitted to be made at any particular time pursuant to clauses (i)(A) and (i)(C) of this Section 6.7(l) constitute Foreign Subsidiaries, Investments in Foreign Subsidiaries or Foreign Assets; and

          (m)  Investments constituting proceeds of Asset Sales to the extent permitted to be received by Company other than in Cash pursuant to Section 6.9(c).

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.5.

        6.8. Financial Covenants.

          (a)   Interest Coverage Ratio. Company shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2004, to be less than the correlative ratio indicated:

Fiscal Quarter Ending	Interest Coverage Ratio
September 30, 2004	1.70:1.00
December 31, 2004	1.75:1.00
March 31, 2005 through September 30, 2005	1.80:1.00
December 31, 2005 through March 31, 2006	1.90:1.00
June 30, 2006 through September 30, 2006	1.95:1.00
December 31, 2006 through March 31, 2007	2.00:1.00
June 30, 2007 through September 30, 2007	2.25:1.00
December 31, 2007 through March 31, 2008	2.50:1.00
June 30, 2008 through September 30, 2008	2.75:1.00
December 31, 2008 through March 31, 2009	3.00:1.00
June 30, 2009 through September 30, 2009	3.25:1.00
December 31, 2009 through March 31, 2010	3.50:1.00
June 30, 2010 and each Fiscal Quarter thereafter	3.75:1.00

          (b)   Fixed Charge Coverage Ratio. Company shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2004, to be less than the correlative ratio indicated:

Fiscal Quarter Ending	Fixed Charge Coverage Ratio
September 30, 2004 through December 31, 2004	1.00:1.00
March 31, 2005 through June 30, 2005	1.10:1.00
September 30, 2005 through December 31, 2005	1.20:1.00
March 31, 2006 through June 30, 2006	1.25:1.00
September 30, 2006 through June 30, 2008	1.30:1.00
September 30, 2008 through June 30, 2009	1.35:1.00
September 30, 2009 through December 31, 2009	1.40:1.00
March 31, 2010 and each Fiscal Quarter thereafter	1.45:1.00

          (c)   Leverage Ratio. Company shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2004, to exceed the correlative ratio indicated:

Fiscal Quarter Ending	Leverage Ratio
September 30, 2004	7.00:1.00
December 31, 2004	6.75:1.00
March 31, 2005	6.50:1.00
June 30, 2005	6.25:1.00
September 30, 2005	6.00:1.00
December 31, 2005 through March 31, 2006	5.75:1.00
June 30, 2006	5.50:1.00
September 30, 2006	5.25:1.00
December 31, 2006 through March 31, 2007	4.50:1.00
June 30, 2007	4.25:1.00
September 30, 2007	4.00:1.00
December 31, 2007 through March 31, 2008	3.50:1.00
June 30, 2008	3.25:1.00
September 30, 2008	3.00:1.00
December 31, 2008 through March 31, 2009	2.75:1.00
June 30, 2009 through September 30, 2009	2.50:1.00
December 31, 2009 and each Fiscal Quarter thereafter	2.00:1.00

          (d)   Maximum Consolidated Capital Expenditures. Company shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount for Company and its Subsidiaries in excess of the corresponding amount set forth below opposite such Fiscal Year (after giving effect to any reductions as a result of clause (ii) of the proviso below); provided, such amount for any Fiscal Year shall be increased by an amount equal to (i) 50.0% of the excess, if any, of such amount for the previous Fiscal Year (as adjusted in accordance with this proviso) over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year plus (ii) 25.0% of the amount set forth below for the next succeeding Fiscal Year (which shall reduce the amount available in such next succeeding Fiscal Year by the amount so expended pursuant to this clause (ii)) plus (iii) (commencing in 2006) the amount of Retained Excess Cash Flow of Company and its Subsidiaries for the previous Fiscal Year (and less the amount of such Retained Excess Cash Flow used to make Restricted Junior Payments pursuant to Section 6.5(l) hereof and less the amount of such Retained Excess Cash Flow used to make Investments pursuant to Section 6.7(l)); provided, further, that with respect to any Fiscal Year, Consolidated Capital Expenditures made during any such Fiscal Year shall be deemed to be made first with respect to the applicable limitation for such Fiscal Year and then with respect to any carry forward amount to the extent applicable and then with respect to the amounts of Retained Excess Cash Flow for the previous Fiscal Year:

Fiscal Year	Consolidated Capital Expenditures
Fiscal Year 2004	$20.0 million
Fiscal Year 2005	$21.0 million
Fiscal Year 2006	$22.0 million
Fiscal Year 2007	$23.0 million
Fiscal Year 2008	$24.0 million
Fiscal Year 2009	$25.0 million
Fiscal Year 2010	$26.0 million

          (e)   Certain Calculations. With respect to any period during which a Permitted Acquisition or an Asset Sale that constitutes a sale of a Subsidiary or any division or line of business or other business unit of Company or any Subsidiary or all or substantially all of the assets of a Subsidiary has occurred (each, a "Subject Transaction"), for purposes of determining compliance with the financial covenants set forth in this Section 6.8, Consolidated Adjusted EBITDA and the components of Consolidated Fixed Charges shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of Company) using the historical audited financial statements of any business so acquired or to be acquired and the historical (audited, if available) financial statements of any business sold or to be sold and the consolidated financial statements of Company and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness with a floating interest rate shall be computed on a pro forma basis as if the rate applicable on the date of its incurrence had been in effect from the beginning of such period, unless such Person or any of its Subsidiaries is a party to a Hedge Agreement that has the effect of fixing the interest rate or dividend rate on the date of computation, in which case such rate shall be used).

        6.9. Fundamental Changes; Disposition of Assets; Acquisitions.    Company shall not, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sublease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the ordinary course of business and other acquisitions of property for use in the ordinary course of Borrower's and its Subsidiaries' businesses that do not constitute the acquisition of any Person or any division or line of business or other business unit of any Person or all or substantially all of any Person's assets) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

          (a)   (i) any Subsidiary of Company may be merged with or into Company or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Guarantor Subsidiary; provided, in the case of such a merger, Company or such Guarantor Subsidiary, as applicable shall be the continuing or surviving Person; (ii) any Foreign Subsidiary of Company may be merged with or into any other Foreign Subsidiary of Company, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any other Foreign Subsidiary of Company; and (iii) any Subsidiary with a net book value not greater than $100,000 may be dissolved;

          (b)   sales or other dispositions of assets that do not constitute Asset Sales;

          (c)   Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-cash proceeds) (i) when aggregated with the proceeds of all other Asset Sales made pursuant to this clause (c) within the same Fiscal Year, are less than $4.0 million, and (ii) when aggregated with the proceeds of all other Asset Sales made from the Closing Date to the date of determination, are less than $15.0 million; provided, (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the principal financial officer of Company with respect to any Asset Sale for aggregate consideration of less than $5.0 million and by the board of directors of Company (or similar governing body) with respect to any Asset Sale for aggregate consideration greater than $5.0 million)), (2) no less than 75% thereof shall be paid in Cash, and (3) the Net Cash Proceeds thereof shall be applied as required by Section 2.14(a);

          (d)   disposals of obsolete, worn out or surplus property;

          (e)   Permitted Acquisitions to the extent permitted pursuant to Section 6.7(l);

          (f)    Investments made in accordance with Section 6.7;

          (g)   the Transactions consummated on the Closing Date;

          (h)   the sale or discount of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

          (i)    licenses or sublicenses of intellectual property and general intangibles and licenses, leases or subleases of other property, in each case, in the ordinary course of business and that do not materially interfere with the business of Company and its Subsidiaries;

          (j)    Company or any of its Subsidiaries may liquidate Cash Equivalents;

          (k)   any condemnation or eminent domain proceedings affecting any real property (so long as any Net Cash Proceeds thereof are applied as required by the Credit Documents);

          (l)    any merger or consolidation effected solely for the purpose of reincorporation into another jurisdiction (to the extent done in compliance with the applicable provisions of the Pledge and Security Agreement);

          (m)  any disposal or transfer of assets described on Schedule 6.9; and

          (n)   any sale and lease back transaction permitted pursuant to Section 6.11.

        6.10. Disposal of Subsidiary Interests.    Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.9, and except for any pledge to Collateral Agent pursuant to the Credit Documents, Company shall not, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to Company or any Guarantor Subsidiary (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

        6.11. Sales and Lease Backs.    Company shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which Company or such Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than Company or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by Company or such Subsidiary to any Person (other than Company or any of its Subsidiaries) in connection with such lease; provided that the foregoing restrictions shall not apply to sale-leaseback transactions for aggregate consideration not to exceed $10.0 million over the term of this Agreement and so long as the Net Asset Sale Proceeds with respect to any such transaction shall be applied to prepay the Loans and/or permanently reduce the Revolving Commitments pursuant to Section 2.14(a).

        6.12. Transactions with Shareholders and Affiliates.    No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Holdings on terms that are less favorable to Holdings or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such an Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between Company and any Guarantor Subsidiary; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Holdings and its Subsidiaries; (c) transactions permitted pursuant to Section 6.1(b), Section 6.7(b) and clauses (c), (d), (f), (k) and (l) of Section 6.5; (d) the performance of Holdings, Company's or any Subsidiary's obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business; (e) the payment of compensation to employees, officers, directors or consultants in the ordinary course of business; (f) the maintenance of benefit programs or arrangements for employees, officers or directors, including, without limitation, vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans, in each case, in the ordinary course of business; (g) the entry into and performance of obligations under arrangements with CSFB and its Affiliates for underwriting, investment banking and advisory services on usual and customary terms (including payments of the fee in respect of such services); (h) Excluded Issuances; and (i) the Transactions consummated on the Closing Date.

        6.13. Conduct of Business.    From and after the Closing Date, Company shall not, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by Company or such Subsidiary on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

        6.14. Permitted Activities of Holdings.    Holdings shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under the Credit Documents and the Related Agreements, obligations to directors and employees in their capacity as such, obligations under the Management Agreements and tax and other legal obligations arising as a result of being the owner of 100% of the Capital Stock of Company; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Collateral Documents to which it is a party; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Capital Stock of Company, and (ii) performing its obligations and activities incidental thereto under the Credit Documents, and to the extent not inconsistent therewith, the Related Agreements; (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Capital Stock of Company; (f) create or acquire any Subsidiary or make or own any Investment in any Person other than Company; or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

        6.15. Amendments or Waivers of Certain Related Agreements.    Except as set forth in Section 6.16, no Credit Party shall nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under any Related Agreement after the Closing Date without in each case obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

        6.16. Amendments or Waivers with respect to Subordinated Indebtedness.    Company shall not, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to any Credit Party or Lenders.

        6.17. Limitation on Issuance of Preferred Stock.    Company shall not, nor shall it permit any of its Subsidiaries to, issue any Preferred Stock.

SECTION 7. GUARANTY

        7.1 Guaranty of the Obligations.    Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the "Guaranteed Obligations").

        7.2. Contribution by Guarantors.    All Guarantors desire to allocate among themselves (collectively, the "Contributing Guarantors"), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a "Funding Guarantor") under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor's Aggregate Payments to equal its Fair Share as of such date. "Fair Share" means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. "Fair Share Contribution Amount" means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under

Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the "Fair Share Contribution Amount" with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. "Aggregate Payments" means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

        7.3. Payment by Guarantors.    Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right that any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Company's becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

        7.4. Liability of Guarantors Absolute.    Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees to the full extent permitted by applicable law as follows:

          (a)   this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

          (b)   Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such Event of Default;

          (c)   the obligations of each Guarantor hereunder are independent of the obligations of Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions;

          (d)   payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor's liability for any portion of the Guaranteed Obligations that has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor's covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor's liability hereunder in respect of the Guaranteed Obligations;

          (e)   any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor's liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Company or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or the Hedge Agreements; and

          (f)    this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or the Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary's consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

        7.5. Waivers by Guarantors.    Each Guarantor hereby waives, for the benefit of Beneficiaries, to the full extent permitted by applicable law: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary's errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor's obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor's liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, or that may conflict with the terms hereof.

        7.6. Guarantors' Rights of Subrogation, Contribution, Etc.    Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives, to the full extent permitted by applicable law, any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the

Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

        7.7. Subordination of Other Obligations.    Any Indebtedness of Company or any Guarantor now or hereafter held by any Guarantor (the "Obligee Guarantor") is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

        7.8. Continuing Guaranty.    This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

        7.9. Authority of Guarantors or Company.    It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

        7.10. Financial Condition of Company.    Any Credit Extension may be made to Company or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Company at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor's assessment, of the financial condition of Company. Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Credit Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by any Beneficiary.

        7.11. Bankruptcy, Etc.

          (a)   So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Company or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company or any other Guarantor or by any defense which Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

          (b)   Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Company of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

          (c)   In the event that all or any portion of the Guaranteed Obligations are paid by Company, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

        7.12. Discharge of Guaranty Upon Sale of Guarantor.    If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

SECTION 8. EVENTS OF DEFAULT

        8.1. Events of Default.    If any one or more of the following conditions or events shall occur:

          (a)   Failure to Make Payments When Due. Failure by Company to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit; or (iii) any interest on any Loan or any fee or any other amount due hereunder within three days after the date due; or

          (b)   Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) with an aggregate principal amount of $5.0 million or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other term of, or any other condition or event shall occur under, (1) one or more items of Indebtedness in the aggregate principal amount referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default or condition or event is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

          (c)   Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.6, Section 5.1(f)(i), Section 5.2 or Section 6; or

          (d)   Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

          (e)   Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by Company of notice from Administrative Agent or any Lender of such default; or

          (f)    Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

          (g)   Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Holdings or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Holdings or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Holdings or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

          (h)   Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $5.0 million (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Holdings or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or

          (i)    Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of 60 days; or

          (j)    Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $5.0 million during the term hereof; (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA; or (ii) Company or any of its Subsidiaries becomes a contributing employer to, or participates in, any Multiemployer Plan; or

          (k)   Change of Control. A Change of Control shall occur; or

          (l)    Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Company by Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.3(b)(iv) or Section 2.4(e); (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (D) Administrative Agent shall direct Company to pay (and Company hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 8.1(f) and (g) to pay) to Administrative Agent such additional amounts of cash, to be held as security for Company's reimbursement Obligations in respect of Letters of Credit then outstanding, equal to the Letter of Credit Usage at such time.

SECTION 9. AGENTS

        9.1. Appointment of Agents.    Wachovia is hereby appointed Syndication Agent hereunder, and each Lender hereby authorizes Syndication Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. CSFB is hereby appointed Administrative Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. CSFB is hereby appointed Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Collateral Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. Each of Antares and NCB is hereby appointed a Co-Documentation Agent hereunder, and each Lender hereby authorizes each Co-Documentation Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries. Each of Syndication Agent and each Co-Documentation Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, neither Wachovia, in its capacity as Syndication Agent, nor Antares or NCB, in their capacities as Co-Documentation Agents, shall have any obligations but shall be entitled to all benefits of this Section 9. Anything herein to the contrary notwithstanding, none of the Lead Arranger, Book Runner, Syndication Agent and Co-Documentation Agents listed on the cover page hereof shall have any powers (except, in the case of Lead Arranger, as expressly set forth herein), duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as Administrative Agent, Collateral Agent, a Lender or Issuing Bank hereunder.

        9.2. Powers and Duties.    Each Lender irrevocably authorizes each Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

        9.3. General Immunity.

          (a)   No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

          (b)   Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent's gross negligence or willful misconduct as determined by a final, nonappealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

        9.4. Agents Entitled to Act as Lender.    The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term "Lender" shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.

        9.5. Lenders' Representations, Warranties and Acknowledgment.

          (a)   Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

          (b)   Each Lender, by delivering its signature page to this Agreement and funding its Tranche B Term Loan and/or Revolving Loans on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

        9.6. Right to Indemnity.    Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each of Administrative Agent (or any sub-agent thereof), Collateral Agent (or any sub-agent thereof), Swing Line Lender and Issuing Bank, to the extent that Administrative Agent (or any sub-agent thereof), Collateral Agent (or any sub-agent thereof), Swing Line Lender or Issuing Bank, as the case may be, shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent (or any sub-agent thereof), Collateral Agent (or any sub-agent thereof), Swing Line Lender and Issuing Bank, as the case may be, in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its respective capacity hereunder in any way relating to or arising out of this Agreement or the other Credit Documents (provided that such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, as the case may be, were incurred by or asserted against Administrative Agent (or any such sub-agent), Collateral Agent (or any sub-agent thereof), Swing Line Lender or Issuing Bank in its capacity as such); provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent they are found in a final, nonappealable judgment of a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of Administrative Agent (or any such sub-agent), Collateral Agent (or any sub-agent thereof), Swing Line Lender or Issuing Bank, as the case may be.

        9.7. Successor Administrative Agent, Collateral Agent and Swing Line Lender.    Administrative Agent may resign at any time by giving thirty days' prior written notice thereof to Lenders and Company. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five Business Days' notice to Company, to appoint a successor Administrative Agent, which shall, if no Event of Default has occurred and is continuing, be subject to the approval of Company (such approval not to be unreasonably withheld or delayed). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall (unless and to the extent such actions are to be taken by Collateral Agent or are not required because the Collateral will be appropriately maintained by Collateral Agent) promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Collateral Agent may resign at any time by giving thirty days' prior written notice thereof to Lenders and Company. Upon any such notice of resignation,

Requisite Lenders shall have the right, upon five Business Days' notice to Company, to appoint a successor Collateral Agent, which shall, if no Event of Default has occurred and is continuing, be subject to the approval of Company (such approval not to be unreasonably withheld or delayed). Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent and the retiring Collateral Agent shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under the Credit Documents, and (ii) execute and deliver to such successor Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations hereunder. After any retiring Collateral Agent's resignation or removal hereunder as Collateral Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent hereunder. Any resignation of Administrative Agent pursuant to this Section shall also constitute the resignation of CSFB or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (a) Company shall prepay any outstanding Swing Line Loans made by the retiring Administrative Agent in its capacity as Swing Line Lender, (b) upon such prepayment, the retiring Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Company for cancellation, and (c) Company shall issue, if so requested by successor Administrative Agent and Swing Line Loan Lender, a new Swing Line Note to the successor Administrative Agent and Swing Line Lender, in the principal amount of the Swing Line Loan Sublimit then in effect and with other appropriate insertions.

        9.8. Collateral Documents and Guaranty.

          (a)   Agents under Collateral Documents and Guaranty. Each Lender hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

          (b)   Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Company, Administrative Agent, Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent (except that Lenders and participants may exercise rights under Section 10.4 as provided therein), and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

SECTION 10. MISCELLANEOUS

        10.1. Notices.    Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, Lead Arranger, Syndication Agent, Collateral Agent, Administrative Agent, Swing Line Lender, Issuing Bank or Co-Documentation Agent, shall be sent to such Person's address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by Administrative Agent. Administrative Agent or Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that, approval of such procedures may be limited to particular notices or communications.

        10.2. Expenses.    Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (a) all the reasonable costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for Company and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of counsel to Agents (in each case including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (d) all the costs and reasonable expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Lenders pursuant hereto, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) all costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a "work out" or pursuant to any insolvency or bankruptcy cases or proceedings.

        10.3. Indemnity.

          (a)   In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and each of their Affiliates and their respective officers, directors, employees, agents, advisors, controlling persons, members and successors and assigns (each, an "Indemnitee"), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the willful misconduct or gross negligence of such Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. Amounts owing under this Section 10.3(a) shall be paid promptly following demand.

          (b)   To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against Lenders, Agents and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each of Company and the Guarantors hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

        10.4. Set-Off.    In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

        10.5. Amendments and Waivers.

          (a)   Requisite Lenders' Consent. Subject to Section 2.24, Section 10.5(b), 10.5(c) and 10(d), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders.

          (b)   Affected Lenders' Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

            (i)    extend the scheduled final maturity of any Loan or Note;

            (ii)   waive, reduce or postpone any scheduled repayment (but not prepayment);

            (iii)  extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;

            (iv)  reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee payable hereunder;

            (v)   extend the time for payment of any such interest or fees;

            (vi)  reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

            (vii) amend, modify, terminate or waive any provision of this Section 10.5(b)or Section 10.5(c);

            (viii)   amend the definition of "Requisite Lenders" or "Pro Rata Share"; provided, with the consent of Requisite Lenders, additional extensions of credit under this Agreement may be included in the determination of "Requisite Lenders" or "Pro Rata Share" on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;

            (ix)  release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents;

            (x)   increase the Commitment of any Lender without the written consent of such Lender; or

            (xi)  consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document.

          (c)   Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

            (i)    increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

  (ii)
  amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of Swing Line Lender;

  (iii)
  amend the definition of "Requisite Class Lenders" without the consent of Requisite Class Lenders of each Class; provided, with the consent of the Requisite Lenders, additional extensions of credit under this Agreement may be included in the determination of such "Requisite Class Lenders" on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;

            (iv)  alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.15 without the consent of Requisite Class Lenders of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered; and provided, further, that with the consent of the Requisite Lenders, additional extensions of credit under this Agreement may share in the required applications of any repayments or prepayments pursuant to Section 2.15 with any other Class;

            (v)   amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.4(e) without the written consent of Administrative Agent and of Issuing Bank; or

            (vi)  amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

          (d)   Execution of Amendments, Etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

Notwithstanding anything to the contrary contained herein, this Agreement may be amended (or amended and restated) or supplemented by Company, Administrative Agent, Collateral Agent and Lead Arranger (but without the consent of the Requisite Lenders) as provided in Section 2.24 to provide for New Term Loan Commitments and New Term Loans to be made hereunder.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Requisite Lenders, Administrative Agent and Company (a) to add one or more additional credit facilities (other than the New Term Loans) to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and Revolving Loans and the accrued interest and fees in respect thereof (provided that any such additional credit facilities may share ratably with the Term Loans and prior to the Revolving Loans with respect to the required application of repayments and prepayments pursuant to Section 2.15) and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Lenders, Requisite Lenders and Requisite Class Lenders (as applicable).

        10.6. Successors and Assigns; Participations.

          (a)   Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party's rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b)   Register. Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 10.6(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

          (c)   Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans or other Obligation owing to it (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments):

            (i)    to any Person meeting the criteria of clause (i) of the definition of the term of "Eligible Assignee" upon the giving of notice to Company and Administrative Agent and, for any assignment of Revolving Loans or Revolving Commitments, with the consent of Administrative Agent, Swing Line Lender and Issuing Bank (such consents not to be unreasonably withheld or delayed); and

            (ii)   to any Person meeting the criteria of clause (ii) of the definition of the term of "Eligible Assignee" consented to by Administrative Agent and, in the case of assignments of Revolving Loans or Revolving Commitments to any such Person (except in the case of assignments made by or to CSFB), consented to by Company, Swing Line Lender and Issuing Bank (such consent not to be (x) unreasonably withheld or delayed or, (y) in the case of Company, required at any time during the initial syndication of the Loans or at any time an Event of Default shall have occurred and then be continuing); provided further, each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than (A) $1.0 million (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender) with respect to the assignment of the Revolving Commitments and Revolving Loans, and (B) $1.0 million (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Tranche B Term Loan or New Term Loans of a Series of the assigning Lender) with respect to the assignment of Term Loans.

          (d)   Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent (i) an Assignment Agreement (A) by means of an electronic settlement system acceptable to Administrative Agent, or (B) manually, together with a processing and recordation fee of $3,500, and (ii) such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.20(c).

          (e)   Notice of Assignment. Upon its receipt of a duly executed and completed Assignment Agreement, together with the processing and recordation fee referred to in Section 10.6(d) (and any forms, certificates or other evidence required by this Agreement in connection therewith), Administrative Agent shall record the information contained in such Assignment Agreement in the Register and shall maintain a copy of such Assignment Agreement.

          (f)    Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

          (g)   Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the "Effective Date" specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a "Lender" hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a "Lender" for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, (y) Issuing Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (z) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Company shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

          (h)   Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates (other than any Affiliate of CSFB that is not controlled by any Sponsor)) in all or any part of its Commitments, Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents)

  supporting the Loans hereunder in which such participant is participating. Company agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Company's prior written consent and (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless Company is notified of the participation sold to such participant and such participant agrees, for the benefit of Company, to comply with Section 2.20 as though it were a Lender. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17 as though it were a Lender.

          (i)    Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, without notice to or the consent of Company or Administrative Agent, any Lender may assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder. Notwithstanding anything to the contrary contained herein, without notice to or the consent of Company or Administrative Agent, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Notes, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that, unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.6, (i) no such pledge shall release the pledging Lender from any of its obligations under this Agreement, and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under this Agreement and the Notes even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

        10.7. Independence of Covenants.    All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

        10.8. Survival of Representations, Warranties and Agreements.    All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.17, 9.3(b) and 9.6 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

        10.9. No Waiver; Remedies Cumulative.    No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

        10.10. Marshalling; Payments Set Aside.    Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

        10.11. Severability.    In case any provision in or obligation hereunder or any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

        10.12. Obligations Several; Independent Nature of Lenders' Rights.    The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

        10.13. Headings.    Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

        10.14. APPLICABLE LAW.    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

        10.15. CONSENT TO JURISDICTION.    ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (d) AGREES THAT

SERVICE AS PROVIDED IN CLAUSE (c) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (e) AGREES AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

        10.16. WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/COMPANY RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

        10.17. Confidentiality.    Each Lender shall hold all non public information regarding Company and its Subsidiaries and their businesses identified as such by Company and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender's customary procedures for handling confidential information of such nature, it being understood and agreed by Company that, in any event, a Lender may make (i) disclosures of such information to Affiliates of such Lender and to their agents and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Hedge Agreements (provided, such counterparties and advisors are advised of and agree to be bound by the provisions of this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, (iv) disclosures required or requested by any governmental agency, self-regulatory organization or representative thereof or by The National Association of Insurance Commissioners (or its successor) or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify Company of any request by any governmental agency, self-regulatory organization or representative thereof (other than any such request in connection with any examination of the financial condition, compliance examination or other routine examination of such Lender by such governmental agency) for disclosure of any such non public information prior to disclosure of such information, and (v) in connection with the exercise of any remedy or any enforcement action hereunder or under any other Credit Document. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons, without limitations of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their and their respective Affiliates' directors and employees to comply with applicable securities laws. For this purpose, "tax structure" means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

        10.18. Usury Savings Clause.    Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender's option be applied to the outstanding amount of the Loans made hereunder or be refunded to Company.

        10.19. Counterparts.    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

        10.20. Patriot Act.    Each Lender and each Agent (for itself and not on behalf of any other party) hereby notifies Company that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Company, which information includes the names and addresses and other information that will allow such Lender or such Agent, as applicable, to identify Company in accordance with the Patriot Act. Company will, and will cause each of its Subsidiaries to, provide, to the extent commercially reasonable or required by Requirements of Law, such information and take such actions as are reasonably requested by any Agent or any Lender to assist Agents and Lenders in maintaining compliance with the Patriot Act.

        10.21. Effectiveness.    This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

        10.22. Integration.    This Agreement and the other Credit Documents represent the entire agreement of Holdings, Company, the Subsidiaries of Company, Administrative Agent, Collateral Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by Administrative Agent, Collateral Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

MEDICAL DEVICE MANUFACTURING, INC., a Colorado corporation
By:	/s/ STEWART A. FISHER
Name:	Stewart A. Fisher
Title:	Chief Financial Officer, Vice President, Treasurer & Secretary
UTI CORPORATION, a Maryland corporation
By:	/s/ STEWART A. FISHER
Name:	Stewart A. Fisher
Title:	Chief Financial Officer, Executive Vice President, Treasurer & Secretary

AMERICAN TECHNICAL MOLDING, INC.,
a California corporation
 BRIMFIELD ACQUISITION CORP.,
a Delaware corporation
 BRIMFIELD PRECISION, LLC,
a Delaware limited liability company
 CYCAM, INC.,
a Pennsylvania corporation
 ELX, INC.,
a Pennsylvania corporation
 G&D, INC.,
a Colorado corporation
 HAYDEN PRECISION INDUSTRIES, LLC,
a Delaware limited liability company
 KELCO ACQUISITION, LLC,
a Delaware limited liability company
 MEDSOURCE TECHNOLOGIES, INC.,
a Delaware corporation
 MEDSOURCE TECHNOLOGIES, LLC,
a Delaware limited liability company
 MEDSOURCE TECHNOLOGIES NEWTON, INC.,
a Delaware corporation
 MEDSOURCE TECHNOLOGIES PITTSBURGH, INC.,
a Delaware corporation
 MEDSOURCE TRENTON, INC.,
a Delaware corporation
 MICRO-GUIDE, INC.,
a California corporation
 THE MICROSPRING COMPANY, LLC,
a Delaware limited liability company
 NATIONAL WIRE & STAMPING, INC.,
a Colorado corporation
 NOBLE-MET, LTD.,
a Virginia corporation
 PORTLYN, LLC,
a Delaware limited liability company
 SPECTRUM MANUFACTURING, INC.,
a Nevada corporation
 TENAX, LLC,
a Delaware limited liability company
 TEXCEL, INC.,
a Massachusetts corporation
 THERMAT ACQUISITION CORP.,
a Delaware corporation
By:	/s/ STEWART A. FISHER
Name:	Stewart A. Fisher
Title:	Chief Financial Officer, Vice President, Treasurer & Secretary

UTI CORPORATION, a Pennsylvania corporation UTI HOLDING COMPANY, a Delaware corporation VENUSA, LTD., a New York corporation
By:	/s/ STEWART A. FISHER
Name:	Stewart A. Fisher
Title:	Chief Financial Officer, Vice President, Treasurer & Secretary
CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Lead Arranger, Administrative Agent, Collateral Agent, Swing Line Lender, Issuing Bank and a Lender
By:	/s/ JAMES P. MORGAN
Name:	James P. Morgan
Title:	Director
By:	/s/ DENISE L. ALVAREZ
Name:	Denise L. Alvarez
Title:	Associate
WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agent and a Lender
By:	/s/ WILLIAM F. FOX
Name:	William F. Fox
Title:	Vice President
ANTARES CAPITAL CORPORATION, as a Co-Documentation Agent and a Lender
By:	/s/ DAVID MAHON
Name:	David Mahon
Title:	Director
NATIONAL CITY BANK, as a Co-Documentation Agent and a Lender
By:	/s/ FRANK BYRNE
Name:	Frank Byrne
Title:	Account Officer

APPENDIX A-1
TO CREDIT AND GUARANTY AGREEMENT

Tranche B Term Loan Commitments

Lender	Tranche B Term Loan Commitment		Pro Rata Share
Credit Suisse First Boston, acting through its Cayman Islands Branch	$			%
Wachovia Bank, National Association	$			%
Antares Capital Corporation	$			%
National City Bank	$			%
General Electric Capital Corporation	$			%
Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc.	$			%
MetLife Bank, National Association	$			%
Metropolitan Life Insurance Company	$			%
Total		$194,000,000.00	100.00%

A-1

APPENDIX A-2
TO CREDIT AND GUARANTY AGREEMENT

Revolving Commitments

Lender	Revolving Commitment		Pro Rata Share
Credit Suisse First Boston, acting through its Cayman Islands Branch	$			%
Wachovia Bank, National Association	$			%
Antares Capital Corporation	$			%
National City Bank	$			%
General Electric Capital Corporation	$			%
Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc.
Metropolitan Property and Casualty Insurance Company
Total		$40,000,000.00	100.00%

A-2

APPENDIX B
TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

MEDICAL DEVICE MANUFACTURING, INC.,
UTI CORPORATION AND EACH GUARANTOR SUBSIDIARY:

200 West Seventh Avenue
Collegeville, Pennsylvania 19426-0992
Attention: Stewart A. Fisher
Telecopier:

in each case, with a copy to:

Hogan & Hartson L.L.P.
1200 Seventeenth Street, Suite 1500
Denver, Colorado 80202
Attention: Christopher J. Walsh, Esq.
Telecopier: (303) 899-7333

CREDIT SUISSE FIRST BOSTON,
acting through its Cayman Islands Branch,
as Administrative Agent, as Swing Line Lender
and as Issuing Bank (for funding and conversion notices),
Administrative Agent's Principal Office,
Issuing Bank's Principal Office and
Swing Line Lender's Principal Office:

Eleven Madison Avenue
New York, New York 10010-3629
Attention: Agency Group
Telecopier: (212) 325-8304

CREDIT SUISSE FIRST BOSTON,
acting through its Cayman Islands Branch,
as Administrative Agent, as Collateral Agent,
as Lead Arranger and as a Lender
(for all purposes other than funding notices):

Eleven Madison Avenue
New York, New York 10010-3629
Attention: James Moran
Telecopier: (212) 325-8615

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, California 90071
Attention: David C. Reamer, Esq.
Telecopier: (213) 687-5600

B-1

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Syndication Agent and a Lender

1339 Chestnut Street
PA4843
Philadelphia Pennsylvania 19107
Attention: Bill Fox
Telecopier: (267) 786-2877

with a copy to:

201 South College Street
CP 9, NC 1183
Charlotte, North Carolina 28288
Attention: Dianne Taylor
Telecopier: (704) 715-0094

NATIONAL CITY BANK,
as a Co-Documentation Agent and a Lender

1900 East 9th Street
Cleveland, Ohio 44114
Attention: Frank Byrne
Telecopier: (216) 222-0003

with a copy to:

1900 East 9th Street
Cleveland, Ohio 44114
Attention: David Gregory
Telecopier: (216) 488-7110

ANTARES CAPITAL CORPORATION,
as a Co-Documentation Agent and a Lender

311 South Wacker Drive, Suite 4400
Chicago, Illinois 60606
Attention: Mike Loehrke
Telecopier: (312) 697-3998

with a copy to:

311 South Wacker Drive, Suite 4400
Chicago, Illinois 60606
Attention: Pam Rueda
Telecopier: (312) 697-3980

B-2

EXHIBIT A-1 TO
CREDIT AND GUARANTY AGREEMENT

FUNDING NOTICE

        Reference is made to the Credit and Guaranty Agreement, dated as of June 30, 2004 (as it may be amended, restated, amended and restated, supplemented or otherwise modified, the "Credit Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among MEDICAL DEVICE MANUFACTURING, INC. ("Company"), UTI CORPORATION, certain Subsidiaries of Company, as Guarantors, the Lenders party thereto from time to time, CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Lead Arranger, Administrative Agent and Collateral Agent, WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agent, and ANTARES CAPITAL CORPORATION and NATIONAL CITY BANK, as Co-Documentation Agents.

        Pursuant to Section 2.2 of the Credit Agreement, Company desires that Lenders make the following Loans to Company in accordance with the applicable terms and conditions of the Credit Agreement on [mm/dd/yy] (the "Credit Date"):

1.	Revolving Loans
	•	Base Rate Loans:	$[ , , ]
	•	Eurodollar Rate Loans, with an Initial Interest Period of Month(s):	$[ , , ]
2.	Swing Line Loans:		$[ , , ]

        Company hereby certifies that:

            (i)  after making the Loans requested on the Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

           (ii)  as of the Credit Date, the representations and warranties contained in each of the Credit Documents are true, correct and complete in all material respects on and as of such Credit Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true, correct and complete in all material respects on and as of such earlier date;

          (iii)  as of the Credit Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default.

Date: [mm/dd/yy]	MEDICAL DEVICE MANUFACTURING, INC.
By:
Name:
Title:

EXHIBIT A-1-1

EXHIBIT A-2 TO
CREDIT AND GUARANTY AGREEMENT

CONVERSION/CONTINUATION NOTICE

        Reference is made to the Credit and Guaranty Agreement, dated as of June 30, 2004 (as it may be amended, restated, amended and restated, supplemented or otherwise modified, the "Credit Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among MEDICAL DEVICE MANUFACTURING, INC. ("Company"), UTI CORPORATION, certain Subsidiaries of Company, as Guarantors, the Lenders party thereto from time to time, CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Lead Arranger, Administrative Agent and Collateral Agent, WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agent, and ANTARES CAPITAL CORPORATION and NATIONAL CITY BANK, as Co-Documentation Agents.

        Pursuant to Section 2.8 of the Credit Agreement, Company desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of [mm/dd/yy]:

1.	Tranche B Term Loans:
	$[ , , ]	Eurodollar Rate Loans to be continued with Interest Period of month(s)
	$[ , , ]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of month(s)
	$[ , , ]	Eurodollar Rate Loans to be converted to Base Rate Loans
2.	Revolving Loans:
	$[ , , ]	Eurodollar Rate Loans to be continued with Interest Period of month(s)
	$[ , , ]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of month(s)
	$[ , , ]	Eurodollar Rate Loans to be converted to Base Rate Loans

        Company hereby certifies that, as of the date hereof, no event has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby that would constitute an Event of Default or a Default.

Date: [mm/dd/yy]	MEDICAL DEVICE MANUFACTURING, INC.
By:
Name:
Title:

EXHIBIT A-2-1

EXHIBIT A-3 TO
CREDIT AND GUARANTY AGREEMENT

ISSUANCE NOTICE

        Reference is made to the Credit and Guaranty Agreement, dated as of June 30, 2004 (as it may be amended, restated, amended and restated, supplemented or otherwise modified, the "Credit Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among MEDICAL DEVICE MANUFACTURING, INC. ("Company"), UTI CORPORATION, certain Subsidiaries of Company, as Guarantors, the Lenders party thereto from time to time, CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Lead Arranger, Administrative Agent and Collateral Agent, WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agent, and ANTARES CAPITAL CORPORATION and NATIONAL CITY BANK, as Co-Documentation Agents.

        Pursuant to Section 2.3 of the Credit Agreement, Company desires a Letter of Credit to be issued in accordance with the terms and conditions of the Credit Agreement on [mm/dd/yy] (the "Credit Date") in an aggregate face amount of $[      ,      ,      ].

        Attached hereto for each such Letter of Credit are the following:

          (a)   the stated amount of such Letter of Credit;

          (b)   the name and address of the beneficiary;

          (c)   the expiration date; and

          (d)   either (i) the verbatim text of such proposed Letter of Credit or (ii) a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuing Lender to make payment under such Letter of Credit.

        Company hereby certifies that:

            (i)  after issuing such Letter of Credit requested on the Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

           (ii)  as of the Credit Date, the representations and warranties contained in each of the Credit Documents are true, correct and complete in all material respects on and as of such Credit Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true, correct and complete in all material respects on and as of such earlier date; and

          (iii)  as of such Credit Date, no event has occurred and is continuing or would result from the consummation of the issuance contemplated hereby that would constitute an Event of Default or a Default.

Date: [mm/dd/yy]	MEDICAL DEVICE MANUFACTURING, INC.
By:
Name:
Title:

EXHIBIT A-3-1

EXHIBIT B-1 TO
CREDIT AND GUARANTY AGREEMENT

TRANCHE B TERM LOAN NOTE

$[1][      ,      ,      ]
[2][mm/dd/yy]

[1]
Lender's Tranche B Term Loan Commitment

[2]
Date of Issuance

New York, New York

        FOR VALUE RECEIVED, MEDICAL DEVICE MANUFACTURING, INC., a Colorado corporation ("Company"), promises to pay [NAME OF LENDER] ("Payee") or its registered assigns the principal amount of [1][DOLLARS] ($[1][      ,      ,      ]) in the installments referred to below.

        Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of June 30, 2004 (as it may be amended, restated, amended and restated, supplemented or otherwise modified, the "Credit Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Company, UTI CORPORATION, certain Subsidiaries of Company, as Guarantors, the Lenders party thereto from time to time, CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Lead Arranger, Administrative Agent and Collateral Agent, WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agent, and ANTARES CAPITAL CORPORATION and NATIONAL CITY BANK, as Co-Documentation Agents.

        Company shall make principal payments on this Note as set forth in Section 2.12 of the Credit Agreement.

        This Note is one of the "Tranche B Term Loan Notes" in the aggregate principal amount of $194,000,000.00 and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Tranche B Term Loan evidenced hereby was made and is to be repaid.

        All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Company, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.

        This Note is subject to mandatory prepayment and to prepayment at the option of Company, each as provided in the Credit Agreement.

EXHIBIT B-1-1

        THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

        Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

        The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

        No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

        Company promises to pay all costs and expenses, including reasonable attorneys' fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT B-1-2

        IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

MEDICAL DEVICE MANUFACTURING, INC.
By:
Name:
Title:

EXHIBIT B-1-3

EXHIBIT B-2 TO
CREDIT AND GUARANTY AGREEMENT

REVOLVING LOAN NOTE

$[1][    ,    ,    ]
[2][mm/dd/yy]

[1]
Lender's Revolving Credit Commitment

[2]
Date of Issuance

New York, New York

        FOR VALUE RECEIVED, MEDICAL DEVICE MANUFACTURING, INC., a Colorado corporation ("Company"), promises to pay [NAME OF LENDER] ("Payee") or its registered assigns, on or before the Revolving Commitment Termination Date (as defined in the Credit Agreement referred to below), the lesser of (a) [1][DOLLARS] ($[1][    ,    ,    ]) and (b) the unpaid principal amount of all advances made by Payee to Company as Revolving Loans under the Credit Agreement referred to below.

        Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of June 30, 2004 (as it may be amended, restated, amended and restated, supplemented or otherwise modified, the "Credit Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Company, UTI CORPORATION, certain Subsidiaries of Company, as Guarantors, the Lenders party thereto from time to time, CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Lead Arranger, Administrative Agent and Collateral Agent, WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agent, and ANTARES CAPITAL CORPORATION and NATIONAL CITY BANK, as Co-Documentation Agents.

        This Note is one of the "Revolving Loan Notes" in the aggregate principal amount of $40,000,000.00 and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid.

        All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Company, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.

        This Note is subject to mandatory prepayment and to prepayment at the option of Company, each as provided in the Credit Agreement.

        THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

EXHIBIT B-2-1

        Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

        The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

        No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

        Company promises to pay all costs and expenses, including reasonable attorneys' fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT B-2-2

        IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

MEDICAL DEVICE MANUFACTURING, INC.
By:
Name:
Title:

EXHIBIT B-2-3

TRANSACTIONS ON
REVOLVING LOAN NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT B-2-4

EXHIBIT B-3 TO
CREDIT AND GUARANTY AGREEMENT

SWING LINE NOTE

$5,000,000.00 June 30, 2004	New York, New York

        FOR VALUE RECEIVED, MEDICAL DEVICE MANUFACTURING, INC., a Colorado corporation ("Company"), promises to pay to CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Swing Line Lender ("Payee"), on or before the Revolving Commitment Termination Date (as defined in the Credit Agreement referred to below), the lesser of (a) FIVE MILLION DOLLARS ($5,000,000.00) and (b) the unpaid principal amount of all advances made by Payee to Company as Swing Line Loans under the Credit Agreement referred to below.

        Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of June 30, 2004 (as it may be amended, restated, amended and restated, supplemented or otherwise modified, the "Credit Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Company, UTI CORPORATION, certain Subsidiaries of Company, as Guarantors, the Lenders party thereto from time to time, CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Lead Arranger, Administrative Agent and Collateral Agent, WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agent, and ANTARES CAPITAL CORPORATION and NATIONAL CITY BANK, as Co-Documentation Agents.

        This Note is the "Swing Line Note" and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Swing Line Loans evidenced hereby were made and are to be repaid.

        All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Swing Line Lender or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.

        This Note is subject to mandatory prepayment and to prepayment at the option of Company, each as provided in the Credit Agreement.

        THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

        Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

        The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

        No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

EXHIBIT B-3-1

        Company promises to pay all costs and expenses, including reasonable attorneys' fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT B-3-2

        IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

MEDICAL DEVICE MANUFACTURING, INC.
By:
Name: Title:

EXHIBIT B-3-3

TRANSACTIONS ON
SWING LINE NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT B-3-4

EXHIBIT C TO
CREDIT AND GUARANTY AGREEMENT

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

        1.     I am the Chief Financial Officer of MEDICAL DEVICE MANUFACTURING, INC., a Colorado corporation ("Company").

        2.     I have reviewed the terms of that certain Credit and Guaranty Agreement, dated as of June 30, 2004 (as it may be amended, restated, amended and restated, supplemented or otherwise modified, the "Credit Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Company, UTI CORPORATION, certain Subsidiaries of Company, as Guarantors, the Lenders party thereto from time to time, CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Lead Arranger, Administrative Agent and Collateral Agent, WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agent, and ANTARES CAPITAL CORPORATION and NATIONAL CITY BANK, as Co-Documentation Agents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by the attached financial statements.

        3.     The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which Company has taken, is taking, or proposes to take with respect to each such condition or event.

        The foregoing certifications, together with the computations set forth in the Annex A hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered [mm/dd/yy] pursuant to Section 5.1(d) of the Credit Agreement.

MEDICAL DEVICE MANUFACTURING, INC.
By:
Name:	Stewart A. Fisher
Title:	Chief Financial Officer

EXHIBIT C-A-1

ANNEX A TO

COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDING [mm/dd/yy].

1.	Consolidated Adjusted EBITDA(1): (i) - (ii) =			$	[ , , ]
	(i)	(a)	Consolidated Net Income:	$	[ , , ]
		(b)	Consolidated Interest Expense and amortization of costs of issuance of debt(2):	$	[ , , ]
		(c)	provisions for taxes based on income, franchise taxes and any payments made to Holdings pursuant to Section 6.5(d)(ii)(2):	$	[ , , ]
		(d)	total depreciation expense(2):	$	[ , , ]
		(e)	total amortization expense(2):	$	[ , , ]
		(f)	any unrealized foreign currency translation in respect of Indebtedness of Company or any Guarantor owing to Company or any Guarantor(2):	$	[ , , ]
(g)
			the amount of any restructuring charges or reserves taken in a period that includes results for any period ending on or prior to December 31, 2007 (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, and costs to consolidate facilities and relocate employees) relating to any facilities, assets or business of Company and any of its Subsidiaries and Target and any of its Subsidiaries existing on the date the Acquisition is consummated(2)(3):	$	[ , , ]
(h)
			for the Fiscal Quarters ended June 30, 2004 and September 30, 2004, up to $1.5 million of restructuring charges or expenses (or similar charges or expenses) incurred by Target during such Fiscal Quarter(2):	$	[ , , ]
		(i)	the amount of unusual or nonrecurring charges which do not relate to the ordinary course operations of Company and its Subsidiaries(2)(4):	$	[ , , ]
		(j)	other non-cash items reducing Consolidated Net Income(2)(5):	$	[ , , ]
	(ii)	(a)	other non-cash items increasing Consolidated Net Income(6):	$	[ , , ]
(b)
			the amount of all cash payments made by Company or any of its Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining Consolidated Adjusted EBITDA for such period or any prior period (excluding payments in respect of Hedge Agreements):	$	[ , , ]
		(c)	payments made to Holdings pursuant to Section 6.5(c) and Section 6.5(d)(i), to the extent not deducted in the calculation of Consolidated Net Income:	$	[ , , ]
2.	Consolidated Capital Expenditures:			$	[ , , ]

EXHIBIT C-A-2

3.	Consolidated Cash Interest Expense:			$	[ , , ]
4.	Consolidated Current Assets:			$	[ , , ]
5.	Consolidated Current Liabilities:			$	[ , , ]
6.	Consolidated Excess Cash Flow: (i) - (ii) =			$	[ , , ]
	(i)	(a)	Consolidated Adjusted EBITDA:	$	[ , , ]
		(b)	Consolidated Working Capital Adjustment:	$	[ , , ]
	(ii)	(a)	voluntary and scheduled repayments of Consolidated Total Debt(7):	$	[ , , ]
		(b)	Consolidated Capital Expenditures(8):	$	[ , , ]
		(c)	Consolidated Cash Interest Expense:	$	[ , , ]
(d)
			provisions for current taxes based on income of Company and its Subsidiaries and payable in cash with respect to such period and, without duplication, amounts of any Tax Payments made to Holdings pursuant to Section 6.5(d) (ii) during such period to the extent actually used by Holdings to pay the tax liabilities for which such Tax Payments were made:	$	[ , , ]
(e)
			the amount of any increase in Consolidated Adjusted EBITDA relating to the operations of any Person acquired by Company and its Subsidiaries during such Period(9) for any period prior to the acquisition of such Person (or business, unit or division) by Company or its Subsidiaries:	$	[ , , ]
(f)
			the amount of any cash charges referred to in clause (i)(b)(F), (i)(b)(G) or (i)(b)(H) of the definition of "Consolidated Adjusted EBITDA" added back in the determination of Consolidated Adjusted EBITDA for such period:	$	[ , , ]
7.	Consolidated Fixed Charges(10): (i) + (ii) + (iii) + (iv) =			$	[ , , ]
	(i)	Consolidated Cash Interest Expense:		$	[ , , ]
	(ii)	Consolidated Scheduled Debt Payments:		$	[ , , ]
	(iii)	Consolidated Capital Expenditures:		$	[ , , ]
	(iv)	the portion of taxes based on income actually paid in cash and provisions for cash income taxes:		$	[ , , ]
8.	Consolidated Interest Expense: (i) - (ii) =			$	[ , , ]
(i)
		total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs (but not the initial acquisition cost) under Interest Rate Agreements, but excluding, however, amortization of costs for the issuance of debt and any amounts referred to in Section 2.11(d):		$	[ , , ]
	(ii)	the aggregate amount of interest income of Company and its Subsidiaries paid in cash during such period:		$	[ , , ]

EXHIBIT C-A-3

9.	Consolidated Net Income: (i) - (ii) + (iii) =		$	[ , , ]
	(i)	the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP:	$	[ , , ]
	(ii)	(a)
		the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period:	$	[ , , ]
(b)
		the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person's assets are acquired by Company or any of its Subsidiaries:	$	[ , , ]
(c)
		the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary:	$	[ , , ]
		(d) any after tax gains attributable to Asset Sales or returned surplus assets of any Pension Plan that are either extraordinary (as determined in accordance with GAAP) or are unusual:	$	[ , , ]
	(iii)	any after tax losses attributable to Asset Sales or returned surplus assets of any Pension Plan that are either extraordinary (as determined in accordance with GAAP) or are unusual:	$	[ , , ]
10.	Consolidated Total Debt:		$	[ , , ]
11.	Consolidated Working Capital(11): (i) - (ii) =		$	[ , , ]
	(i)	Consolidated Current Assets:	$	[ , , ]
	(ii)	Consolidated Current Liabilities:	$	[ , , ]
12.	Consolidated Working Capital Adjustment(12): (i) - (ii) =		$	[ , , ]
	(i)	Consolidated Working Capital as of the beginning of such period:	$	[ , , ]
	(ii)	Consolidated Working Capital as of the end of such period:	$	[ , , ]
13.	Fixed Charge Coverage Ratio: (i) / (ii) =
	(i)	Consolidated Adjusted EBITDA for the four-Fiscal Quarter Period then ended:	$	[ , , ]
	(ii)	Consolidated Fixed Charges for such four-Fiscal Quarter Period(13):	$	[ , , ]
		Actual:		. :1.00
		Required:		. :1.00

EXHIBIT C-A-4

14.	Interest Coverage Ratio: (i) / (ii) =
	(i) Consolidated Adjusted EBITDA for the four-Fiscal Quarter Period then ended:	$	[ , , ]
	(ii) Consolidated Cash Interest Expense for such four-Fiscal Quarter Period(14):	$	[ , , ]
	Actual:		. :1.00
	Required:		. :1.00
15.	Leverage Ratio: (i) / (ii) =
	(i) Consolidated Total Debt(15) as of the last day of the Fiscal Quarter then ended or other date of determination	$	[ , , ]
	(ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ended(16):	$	[ , , ]
	Actual:		. :1.00
	Required:		. :1.00
16.	Maximum Consolidated Capital Expenditures
	Actual:	$	[ , , ]
	Required:	$	[ , , ]
	plus 50% of the excess, if any (as adjusted in accordance with this proviso), over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year:	$	[ , , ]

	plus 25.0% of the amount set forth below for the next succeeding Fiscal Year (which shall reduce the amount available in such next succeeding Fiscal Year by the amount so expended pursuant to this clause):	$	[ , , ]

	plus the amount of Retained Excess Cash Flow of Company and its Subsidiaries for the previous Fiscal Year (less the amount of such Retained Excess Cash Flow used to make Restricted Junior Payments pursuant to Section 6.5(l) hereof and less the amount of such Retained Excess Cash Flow used to make Investments pursuant to Section 6.7(l))(17):	$	[ , , ]

(1)
Notwithstanding the following calculations, (i) Consolidated Adjusted EBITDA for the Fiscal Quarter ended December 31, 2003 shall be deemed to be $13.1 million, and (ii) Consolidated Adjusted EBITDA for the Fiscal Quarter ended March 31, 2004 shall be deemed to be $15.3 million.

(2)
To the extent deducted in the calculation of Consolidated Net Income for such period.

(3)
Provided that the amount of such charges or reserves added pursuant to this clause shall not exceed $15.0 million in the aggregate from and after the date the Acquisition is consummated.

(4)
Provided that (w) the amount added pursuant to this clause shall not exceed $5.0 million during the term of this Agreement, (x) Holdings shall have received, prior to the delivery of the financial statements with respect to the last Fiscal Quarter of such period, capital contributions in cash from, or cash proceeds from common equity of Holdings purchased by, the Sponsors or other Persons who were stockholders of Holdings as of the Closing Date (and such capital contributions or proceeds shall be concurrently contributed by Holdings to Company as a cash capital contribution), in an amount equal to the amount of such charges added pursuant to this clause, (y)

EXHIBIT C-A-5

  such capital contribution by Holdings to Company shall be identified, in a written notice to Administrative Agent, made within five (5) Business Days of such contribution, as being for the purpose of increasing Consolidated Adjusted EBITDA, and (z) no amounts shall be added pursuant to this clause for purposes of calculating the Applicable Margin or the Applicable Revolving Commitment Fee Percentage.

(5)
Excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period.

(6)
Excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period.

(7)
Excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Credit Commitments are permanently reduced in connection with such repayments and excluding repayments financed with Indebtedness.

(8)
Net of any proceeds of any related financings with respect to such expenditures.

(9)
Whether by purchase, merger or otherwise and including any acquisition of all or substantially all of the assets or capital stock of a Person or any business, unit or division of a Person.

(10)
Notwithstanding the following calculations, for purposes of calculating Consolidated Fixed Charges for the Fiscal Quarters ending September 30, 2004, December 31, 2004 and March 31, 2005, Consolidated Interest Expense and Consolidated Scheduled Debt Payments shall be annualized during such Fiscal Quarters such that (i) for the calculation of Consolidated Interest Expense and Consolidated Scheduled Debt Payments as of September 30, 2004, Consolidated Interest Expense and Consolidated Scheduled Debt Payments for the Fiscal Quarter then ending will be multiplied by 4, (ii) for the calculation of Consolidated Interest Expense and Consolidated Scheduled Debt Payments as of December 31, 2004, Consolidated Interest Expense and Consolidated Scheduled Debt Payments for the two Fiscal Quarter period then ending will be multiplied by 2, and (iii) for the calculation of Consolidated Interest Expense and Consolidated Scheduled Debt Payments as of March 31, 2005, Consolidated Interest Expense and Consolidated Scheduled Debt Payments for the three Fiscal Quarter period then ending will be multiplied by 11/3.

(11)
Excluding non-cash taxes and purchase accounting adjustments related to any acquisition.

(12)
Provided that, in calculating the Consolidated Working Capital Adjustment for any period, Consolidated Working Capital as of the beginning of such period shall be adjusted to include, with respect to any Person acquired during such period, the consolidated working capital (calculated in the same manner as Consolidated Working Capital) of such Person as of the date such Person became a Subsidiary of Company.

(13)
Notwithstanding the foregoing calculations, for purposes of calculating Consolidated Fixed Charges for the Fiscal Quarters ending September 30, 2004, December 31, 2004 and March 31, 2005, Consolidated Interest Expense and Consolidated Scheduled Debt Payments shall be annualized during such Fiscal Quarters such that (i) for the calculation of Consolidated Interest Expense and Consolidated Scheduled Debt Payments as of September 30, 2004, Consolidated Interest Expense and Consolidated Scheduled Debt Payments for the Fiscal Quarter then ending will be multiplied by 4, (ii) for the calculation of Consolidated Interest Expense and Consolidated Scheduled Debt Payments as of December 31, 2004, Consolidated Interest Expense and Consolidated Scheduled Debt Payments for the two Fiscal Quarter period then ending will be multiplied by 2, and (iii) for the calculation of Consolidated Interest Expense and Consolidated Scheduled Debt Payments as of March 31, 2005, Consolidated Interest Expense and Consolidated Scheduled Debt Payments for the three Fiscal Quarter period then ending will be multiplied by 11/3.

EXHIBIT C-A-6

(14)
Notwithstanding the foregoing calculations, for purposes of calculating Interest Coverage Ratio for the Fiscal Quarters ending September 30, 2004, December 31, 2004 and March 31, 2005, Consolidated Interest Expense shall be annualized during such Fiscal Quarters such that (i) for the calculation of Consolidated Interest Expense as of September 30, 2004, Consolidated Interest Expense for the Fiscal Quarter then ending will be multiplied by 4, (ii) for the calculation of Consolidated Interest Expense as of December 31, 2004, Consolidated Interest Expense for the two Fiscal Quarter period then ending will be multiplied by 2, and (iii) for the calculation of Consolidated Interest Expense as of March 31, 2005, Consolidated Interest Expense for the three Fiscal Quarter period then ending will be multiplied by 11/3.

(15)
Net of unrestricted Cash and Cash Equivalents on hand that are not subject to a Lien (other than Liens granted pursuant to the Credit Documents and other than ordinary course liens in favor of the banks or other depositaries holding such Cash and Cash Equivalents).

(16)
Or if such date of determination is not the last day of a Fiscal Quarter, for the four-Fiscal Quarters period ending as of the most recently concluded Fiscal Quarter for which financial results are available satisfying the requirements of Section 5.1.

(17)
Provided that, with respect to any Fiscal Year, Consolidated Capital Expenditures made during any such Fiscal Year shall be deemed to be made first with respect to the applicable limitation for such Fiscal Year and then with respect to any carry forward amount to the extent applicable and then with respect to any applicable amounts of Retained Excess Cash Flow for the previous Fiscal Year.

EXHIBIT C-A-7

EXHIBIT D TO
CREDIT AND GUARANTY AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

        This Assignment and Assumption Agreement (the "Assignment") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

        For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor's rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor's outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters or credit and swingline loans) (the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1. Assignor:
2. Assignee:	[and is an Affiliate/Approved Fund[*****]]
3. Borrower:	Medical Device Manufacturing, Inc.
4. Administrative Agent:	Credit Suisse First Boston, acting through its Cayman Islands Branch, as the administrative agent under the Credit Agreement
5. Credit Agreement:
Credit and Guaranty Agreement dated as of June 30, 2004, among Medical Device Manufacturing, Inc., as borrower, the Guarantors party thereto, the Lenders parties thereto, Credit Suisse First Boston, acting through its Cayman Islands Branch, as Administrative Agent, and the other agents parties thereto
6. Assigned Interest:

[*****]
Select as applicable.

EXHIBIT D-1

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans [******]
[*******]	$	$		%
	$	$		%
	$	$		%

Effective Date:                        , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

    The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Name: Title:
ASSIGNEE [NAME OF ASSIGNEE]
By:
Name: Title:

Consented to and Accepted:

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Administrative Agent
By:
Name: Title:
By:
Name: Title:

[******]	Set forth, to at least 9 decimals, as percentage of the Commitment/Loans of all Lenders thereunder.
[*******]
Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. "Revolving Loan Commitment", "Tranche B Term Loan Commitment", etc.)

EXHIBIT D-2

[Consented to:][*********]

[CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Swing Line Lender and Issuing Bank]
By:
Name: Title:
By:
Name: Title:

[Consented to:][*********]

MEDICAL DEVICE MANUFACTURING, INC.
By:
Name: Title:

[********]	To be added only if the consent of Swing Line Lender and Issuing Bank is required by the terms of the Credit Agreement.
[********]	To be added only if the consent of the Company is required by the terms of the Credit Agreement.

EXHIBIT D-3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION AGREEMENT

1.
Representations and Warranties.

  1.1    Assignor.    The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the "Credit Documents"), or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

  1.2    Assignee.    The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Non-US Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.
Payments.    From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.
General Provisions.    This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York.

EXHIBIT D-4

EXHIBIT E TO
CREDIT AND GUARANTY AGREEMENT

CERTIFICATE RE NON-BANK STATUS

        Reference is made to the Credit and Guaranty Agreement, dated as of June 30, 2004 (as it may be amended, restated, amended and restated, supplemented or otherwise modified, the "Credit Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among MEDICAL DEVICE MANUFACTURING, INC. ("Company"), UTI CORPORATION, certain Subsidiaries of Company, as Guarantors, the Lenders party thereto from time to time, CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Lead Arranger, Administrative Agent and Collateral Agent, WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agent, and ANTARES CAPITAL CORPORATION and NATIONAL CITY BANK, as Co-Documentation Agents. Pursuant to Section 2.20(c) of the Credit Agreement, the undersigned hereby certifies that it is not a "bank" or other Person described in Section 881(c)(3) of the Internal Revenue Code of 1986, as amended.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT E-1

EXHIBIT F-1 TO
CREDIT AND GUARANTY AGREEMENT

CLOSING DATE CERTIFICATE

  THE UNDERSIGNED HEREBY CERTIFY AS FOLLOWS:

        1.     We are, respectively, the chief executive officer and the chief financial officer of MEDICAL DEVICE MANUFACTURING, INC., a Colorado corporation ("Company").

        2.     Pursuant to Section 2.1 of the Credit and Guaranty Agreement, dated as of June 30, 2004 (as it may be amended, restated, amended and restated, supplemented or otherwise modified, the "Credit Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Company, UTI CORPORATION, certain Subsidiaries of Company, as Guarantors, the Lenders party thereto from time to time, CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Lead Arranger, Administrative Agent and Collateral Agent, WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agent, and ANTARES CAPITAL CORPORATION and NATIONAL CITY BANK, as Co-Documentation Agents, Company requests that Lenders make the following Loans to Company on June 30, 2004 (the "Closing Date"):

[(a)]	Tranche B Term Loans:		$194,000,000.00
[(b)	Revolving Loans:	$	[ , , ]]

        3.     We have reviewed the terms of Section 3 of the Credit Agreement and the definitions and provisions contained in such Credit Agreement relating thereto, and in our opinion we have made, or have caused to be made under our supervision, such examination or investigation as is necessary to enable us to express an informed opinion as to the matters referred to herein.

        4.     Based upon our review and examination described in paragraph 3 above, we certify, on behalf of Company, that:

            (i)  as of the Closing Date, the representations and warranties contained in each of the Credit Documents are true, correct and complete in all respects on and as of the Closing Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true, correct and complete in all respects on and as of such earlier date;

           (ii)  as of the Closing Date, no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the borrowing contemplated hereby; and

          (iii)  as of the Closing Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default.

        5.     Attached as Annex A hereto are true and complete (and, where applicable, executed and conformed) copies of each of the Related Agreements, and we have reviewed the terms of each of such documents and in our opinion we have made, or have caused to be made under our supervision, such examination or investigation as is necessary to enable us to express an informed opinion as to the matters referred to in paragraph 4.

EXHIBIT F-1-1

        The foregoing certifications are made and delivered as of June 30, 2004.

MEDICAL DEVICE MANUFACTURING, INC.

Name:	Ron Sparks
Title:	Chief Executive Officer

MEDICAL DEVICE MANUFACTURING, INC.

Name:	Stewart A. Fisher
Title:	Chief Financial Officer

EXHIBIT F-1-2

        EXHIBIT F-2 TO
CREDIT AND GUARANTY AGREEMENT

SOLVENCY CERTIFICATE

        THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

        1.     I am the chief financial officer of MEDICAL DEVICE MANUFACTURING, INC., a Colorado corporation ("Company").

        2.     Reference is made to that certain Credit and Guaranty Agreement, dated as of June 30, 2004 (as it may be amended, restated, amended and restated, supplemented or otherwise modified, the "Credit Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Company, UTI CORPORATION, certain Subsidiaries of Company, as Guarantors, the Lenders party thereto from time to time, CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Lead Arranger, Administrative Agent and Collateral Agent, WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agent, and ANTARES CAPITAL CORPORATION and NATIONAL CITY BANK, as Co-Documentation Agents.

        3.     I have reviewed the terms of Sections 3 and 4 of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto, together with each of the Related Agreements, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

        4.     Based upon my review and examination described in paragraph 3 above, I certify that as of the date hereof, after giving effect to the consummation of the Transactions, the related financings and the other transactions contemplated by the Credit Documents and the Related Agreements, each Credit Party is Solvent.

        The foregoing certifications are made and delivered as of June 30, 2004.

Name:	Stewart A. Fisher
Title:	Chief Financial Officer

EXHIBIT F-2-1

EXHIBIT G TO
CREDIT AND GUARANTY AGREEMENT

COUNTERPART AGREEMENT

        This COUNTERPART AGREEMENT, dated as of [mm/dd/yy] (this "Counterpart Agreement"), is delivered pursuant to that certain Credit and Guaranty Agreement, dated as of June 30, 2004 (as it may be amended, restated, amended and restated, supplemented or otherwise modified, the "Credit Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among MEDICAL DEVICE MANUFACTURING, INC. ("Company"), UTI CORPORATION, certain Subsidiaries of Company, as Guarantors, the Lenders party thereto from time to time, CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Lead Arranger, Administrative Agent and Collateral Agent, WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agent, and ANTARES CAPITAL CORPORATION and NATIONAL CITY BANK, as Co-Documentation Agents.

        Section 1.    Pursuant to Section 5.10 of the Credit Agreement, the undersigned hereby:

          (a)   agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof;

          (b)   represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Credit Document and applicable to the undersigned is true and correct both before and after giving effect to this Counterpart Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct as of such earlier date;

          (c)   no event has occurred or is continuing as of the date hereof, or will result from the transactions contemplated hereby on the date hereof, that would constitute an Event of Default or a Default;

          (d)   agrees to irrevocably and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) and in accordance with Section 7 of the Credit Agreement; and

          (e)   the undersigned hereby (i) agrees that this counterpart may be attached to the Pledge and Security Agreement, (ii) agrees that the undersigned will comply with all the terms and conditions of the Pledge and Security Agreement as if it were an original signatory thereto and hereby becomes a party to the Pledge and Security Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder, (iii) grants to the Collateral Agent (as such term is defined in the Pledge and Security Agreement) a security interest in all of the undersigned's right, title and interest in and to all "Collateral" (as such term is defined in the Pledge and Security Agreement) of the undersigned, in each case whether now or hereafter existing or in which the undersigned now has or hereafter acquires an interest and wherever the same may be located and (iv) delivers to the Collateral Agent supplements to all schedules attached to the Pledge and Security Agreement. All such Collateral shall be deemed to be part of the "Collateral" and hereafter subject to each of the terms and conditions of the Pledge and Security Agreement. The information set forth in Annex 1 hereto is hereby added to the information set forth in the Schedules to the Pledge and Security Agreement. The undersigned hereby represents and warrants that each of the representations and

EXHIBIT G-1

  warranties contained in Section 3 of the Pledge and Security Agreement is true and correct on and as the date hereof (after giving effect to this Counterpart Agreement) as if made on and as of such date.

        Section 2.    The undersigned agrees from time to time, upon request of Administrative Agent or Collateral Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent or Collateral Agent may request to effect the transactions contemplated by, and to carry out the intent of, this Agreement. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given in pursuant to Section 10.1 of the Credit Agreement, and all for purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

        THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

EXHIBIT G-2

        IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]
By:
Name:
Title:
Address for Notices:

Attention:
Telecopier
with a copy to:

Attention:
Telecopier
ACKNOWLEDGED AND ACCEPTED, as of the date above first written:
CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Administrative Agent and Collateral Agent
By:
Name:
Title:
By:
Name:
Title:

EXHIBIT G-3

Annex 1 to
Counterpart Agreement

Supplement to Schedule 1

Supplement to Schedule 2

Supplement to Schedule 3

Supplement to Schedule 4

Supplement to Schedule 5

Supplement to Schedule 6

Annex 1 to
EXHIBIT G-4

EXHIBIT H TO
CREDIT AND GUARANTY AGREEMENT

[distributed separately]

EXHIBIT I TO
CREDIT AND GUARANTY AGREEMENT

RECORDING REQUESTED BY:
Skadden, Arps, Slate, Meagher & Flom LLP

AND WHEN RECORDED MAIL TO:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, California 90071
Attn: David C. Reamer, Esq.

Re: [NAME OF COMPANY]

Location:

Municipality:

County:

State:

Space above this line for recorder's use only

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS
AND LEASES AND FIXTURE FILING

        This MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING, dated as of [mm/dd/yy] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this "Mortgage"), by and from [NAME OF MORTGAGOR], a [Type of Person]("Mortgagor"), to CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as agent for Lenders and Lender Counterparties (in such capacity, "Mortgagee").

RECITALS:

        WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of June 30, 2004 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among MEDICAL DEVICE MANUFACTURING, INC. ("Company"), UTI CORPORATION, certain Subsidiaries of Company, as Guarantors, the Lenders party thereto from time to time, CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Lead Arranger, Administrative Agent and Collateral Agent, WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agent, and ANTARES CAPITAL CORPORATION and NATIONAL CITY BANK, as Co-Documentation Agents;

        WHEREAS, subject to the terms and conditions of the Credit Agreement, Mortgagor may enter into one or more Hedge Agreements with one or more Lender Counterparties;

        WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders and Lender Counterparties as set forth in the Credit Agreement and the Hedge Agreements, respectively, Mortgagor has agreed, subject to the terms and conditions hereof, each other Credit Document and each of the Hedge Agreements, to secure Mortgagor's obligations under the Credit Documents and the Hedge Agreements as set forth herein; and

EXHIBIT I-1

        NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Mortgagee and Mortgagor agree as follows:

SECTION 1. DEFINITIONS

        1.1.    Definitions.    Capitalized terms used herein (including the recitals hereto) not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. In addition, as used herein, the following terms shall have the following meanings:

        "Event of Default" means (1) the occurrence of an Event of Default under and as defined in the Credit Agreement; or (2) the default by Mortgagor in the observance or performance of any covenant, condition or agreement expressly set forth in this Mortgage and the continuance of such default unremedied for a period of: (x) in the case of a default that is susceptible to cure by the payment of money, five (5) Business Days after such amount becomes due, or (y) in the case of all other such defaults, thirty (30) Business Days after Mortgagor's receipt of written notice thereof from Mortgagee or the date that Mortgagor obtains knowledge thereof, whichever is earlier; provided, however, that the aforesaid thirty (30) Business Day period shall be extended to the extent necessary to allow Mortgagor to complete the remedy of such default where (i) the default is such that it is not susceptible of cure within the aforesaid time period, (ii) Mortgagor diligently prosecutes the cure to completion and (iii) the delay in the cure of such default is not likely to have a Material Adverse Effect.

        "Indebtedness" means (i) with respect to Company, all obligations and liabilities of every nature of Company now or hereafter existing under or arising out of or in connection with the Credit Agreement and the other Loan Documents and any Hedge Agreement; and (ii) with respect to Mortgagor, all obligations and liabilities of every nature of such Mortgagor now or hereafter existing under or arising out of or in connection with any Loan Document, in each case together with all extensions or renewals thereof, whether for principal, interest (including interest that, but for the filing of a petition in bankruptcy with respect to Company, would accrue on such obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Hedge Agreements, fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Mortgagor, any Lender or Lender Counterparty as a preference, fraudulent transfer or otherwise, and all obligations of every nature of Mortgagor now or hereafter existing under this Agreement or under other documents that recite that they are intended to be secured by this Mortgage. The Credit Agreement contains a revolving credit facility which permits the Company to borrow certain principal amounts, repay all or a portion of such principal amounts, and reborrow the amounts previously paid to the Administrative Agent or Lenders, all upon satisfaction of certain conditions stated in the Credit Agreement. This Mortgage secures all advances and re-advances under the Credit Agreement, including, without limitation, those under the revolving credit facility contained thereon.

        "Mortgaged Property" means all of Mortgagor's interest in (i) [the leasehold estate in] the real property described in Exhibit A [created by the Subject Lease (as defined below)], together with any greater or additional estate therein as hereafter may be acquired by Mortgagor (the "Land"); [(ii) all assignments, modifications, extensions and renewals of the Subject Lease and all credits, deposits, options, privileges and rights and interests of Mortgagor as tenant under the Subject Lease, including, but not limited to, rights of first refusal, if any, and the right, if any, to renew or extend the Subject Lease for a succeeding term or terms,] (iii) all improvements now owned or hereafter acquired by Mortgagor, now or at any time situated, placed or constructed upon the Land subject to the Permitted Liens, (the "Improvements"; the Land and Improvements are collectively referred to as the

EXHIBIT I-2

"Premises"); (iv) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Mortgagor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements (the "Fixtures"); (v) all right, title and interest of Mortgagor in and to all goods, accounts, general intangibles, instruments, documents, chattel paper and all other personal property of any kind or character, including such items of personal property as defined in the UCC (defined below), now owned or hereafter acquired by Mortgagor and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Premises (the "Personalty"); (vi) all reserves, escrows or impounds required under the Credit Agreement and all deposit accounts maintained by Mortgagor with respect to the Mortgaged Property (the "Deposit Accounts"); (vii) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person (other than Mortgagor) a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits subject to depositors rights and requirements of law (the "Leases"); (viii) all of the rents, revenues, royalties, income, proceeds, profits, security and other types of deposits subject to depositors rights and requirements of law, and other benefits paid or payable by parties to the Leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the "Rents"), (ix) to the extent mortgageable or assignable, all other agreements, such as construction contracts, architects' agreements, engineers' contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the "Property Agreements"); (x) to the extent mortgageable or assignable, all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing; (xi) all property tax refunds payable to Mortgagor (the "Tax Refunds"); (xii) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the "Proceeds"); (xiii) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Mortgagor (the "Insurance"); and (xiv) all of Mortgagor's right, title and interest in and to any awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to the Land, Improvements, Fixtures or Personalty (the "Condemnation Awards"). As used in this Mortgage, the term "Mortgaged Property" shall mean all or, where the context permits or requires, any portion of the above or any interest therein.

        "Obligations" means all of the agreements, covenants, conditions, warranties, representations and other obligations of Mortgagor (including, without limitation, the obligation to repay the Indebtedness) under the Credit Agreement, any other Loan Documents or any of the Hedge Agreements.

        ["Subject Lease" means that certain [DESCRIBE LEASE], dated [mm/dd/yy], pursuant to which Mortgagor leases all or a portion of the Land from [NAME OF LANDLORD], a memorandum of which was recorded with the [FILING OFFICE].]

        "UCC" means the Uniform Commercial Code of New York or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than New York, then, as to the matter in question, the Uniform Commercial Code in effect in that state.

        1.2.    Interpretation.    References to "Sections" shall be to Sections of this Mortgage unless otherwise specifically provided. Section headings in this Mortgage are included herein for convenience of reference only and shall not constitute a part of this Mortgage for any other purpose or be given any substantive effect. The rules of construction set forth in Section 1.3 of the Credit Agreement shall be applicable to this Mortgage mutatis mutandis. If any conflict or inconsistency exists between this Mortgage and the Credit Agreement, the Credit Agreement shall govern.

EXHIBIT I-3

SECTION 2. GRANT

        To secure the full and timely payment of the Indebtedness and the full and timely performance of the Obligations, Mortgagor MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS and CONVEYS, to Mortgagee the Mortgaged Property, subject, however, to the Permitted Liens, TO HAVE AND TO HOLD the Mortgaged Property to Mortgagee, and Mortgagor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Mortgagee for so long as any of the Obligations remain outstanding.

SECTION 3. WARRANTIES, REPRESENTATIONS AND COVENANTS

        3.1.    Title.    Mortgagor represents and warrants to Mortgagee that (a) Mortgagor owns the Mortgaged Property free and clear of any liens, claims or interests other than Permitted Liens, and (b) this Mortgage creates valid, enforceable first priority liens and security interests against the Mortgaged Property.

        3.2.    First Lien Status.    Mortgagor shall preserve and protect the first lien and security interest status of this Mortgage and the other Loan Documents. If any lien or security interest other than a Permitted Lien is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, (a) give Mortgagee a detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released.

        3.3.    Payment and Performance.    Mortgagor shall pay the Indebtedness when due under the Loan Documents and shall perform the Obligations in full when they are required to be performed as required under the Loan Documents.

        3.4.    Maintenance and Use of Mortgaged Property; Replacement of Fixtures and Personalty; Waste.    Mortgagor shall cause the Mortgaged Property to be maintained in a good and safe condition and repair in accordance with the terms of the Credit Agreement. Subject to the terms of the Credit Agreement, Mortgagor shall promptly repair, replace or rebuild any part of the Mortgaged Property which may be destroyed by any casualty, or become damaged, worn or dilapidated or which may be affected by any condemnation. Mortgagor shall not initiate, join in, acquiesce in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of the Mortgaged Property or any part thereof. If under applicable zoning provisions the use of all or any portion of the Mortgaged Property is or shall become a nonconforming use, Mortgagor will not cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the prior written consent of Mortgagee. Mortgagor shall not, without the prior written consent of Mortgagee, permit any of the Fixtures or Personalty to be removed at any time from the Land or Improvements, unless the removed item is removed temporarily for maintenance and repair or, if removed permanently, is obsolete and is replaced by an article which is (i) of equal or better suitability and value and is owned by Mortgagor subject to the liens and security interests of this Mortgage and the other Loan Documents and free and clear of any other lien or security interest except such as may be permitted under the Credit Agreement or first approved in writing by Mortgagee. Mortgagor shall not commit or suffer any waste of the Mortgaged Property or make any change in the use of the Mortgaged Property which will in any way materially increase the risk of fire or other hazard arising out of the operation thereof, or take any action that might invalidate or give cause for cancellation of any insurance policy issued for the Mortgaged Property.

        3.5.    Inspection.    Mortgagor shall permit Mortgagee, and Mortgagee's agents, representatives and employees, upon reasonable prior notice to Mortgagor, [and in compliance with the Subject Lease,] to inspect the Mortgaged Property and all books and records of Mortgagor located thereon, and to conduct such environmental and engineering studies as Mortgagee may reasonably require; provided,

EXHIBIT I-4

such inspections and studies shall not materially interfere with the use and operation of the Mortgaged Property.

        3.6.    Covenants Running with the Land.    All Obligations contained in this Mortgage are intended by Mortgagor and Mortgagee to be, and shall be construed as, covenants running with the Mortgaged Property. As used herein, "Mortgagor" shall refer to the party named in the first paragraph of this Mortgage and to any subsequent owner of all or any portion of the Mortgaged Property. All Persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Credit Agreement and the other Loan Documents; however, no such party shall be entitled to any rights thereunder without the prior written consent of Mortgagee. In addition, all of the covenants of Mortgagor in any Loan Document party thereto are incorporated herein by reference and, together with covenants in this Section, shall be covenants running with the land.

        3.7.    Insurance; Condemnation Awards and Insurance Proceeds.    Mortgagor shall obtain and maintain, or cause to be maintained, insurance in full force and effect at all times with respect to Morgagor and the Mortgaged Property as required pursuant to the Credit Agreement. [Subject to the terms of the Subject Lease,] Mortgagor assigns all awards and compensation to which it is entitled for any condemnation or other taking, or any purchase in lieu thereof, to Mortgagee and authorizes Mortgagee to collect and receive such awards and compensation and to give proper receipts and acquittances therefor, subject to the terms of the Credit Agreement. [Subject to the terms of the Subject Lease,] Mortgagor assigns to Mortgagee all proceeds of any insurance policies insuring against loss or damage to the Mortgaged Property, subject to the terms of the Credit Agreement. Mortgagor authorizes Mortgagee to collect and receive such proceeds and authorizes and directs the issuer of each of such insurance policies to make payment for all such losses directly to Mortgagee, instead of to Mortgagor and Mortgagee jointly, subject to the terms of the Credit Agreement.

        3.8.    Taxes; Change in Tax Law.    Mortgagor shall promptly pay all taxes assessed against the Mortgaged Property in accordance with the terms of the Credit Agreement. Upon the enactment of or change in (including, without limitation, a change in interpretation of) any applicable law (i) deducting or allowing Mortgagor to deduct from the value of the Mortgaged Property for the purpose of taxation any lien or security interest thereon or (ii) subjecting Mortgagee or any of the Lenders to any tax or changing the basis of taxation of mortgages, deeds of trust, or other liens or debts secured thereby, or the manner of collection of such taxes, in each such case, so as to affect this Mortgage, the Indebtedness or Mortgagee, and the result is to increase the taxes imposed upon or the cost to Mortgagee of maintaining the Indebtedness, or to reduce the amount of any payments receivable hereunder, then, and in any such event, Mortgagor shall, on demand, pay to Mortgagee and the Lenders additional amounts to compensate for such increased costs or reduced amounts, provided that if any such payment or reimbursement shall be unlawful, or taxable to Mortgagee, or would constitute usury or render the Indebtedness wholly or partially usurious under applicable law, then Mortgagor shall pay or reimburse Mortgagee or the Lenders for payment of the lawful and non-usurious portion thereof.

        3.9.    Mortgage Tax.    Mortgagor shall (i) pay when due any tax imposed upon it or upon Mortgagee or any Lender pursuant to the tax law of the state in which the Mortgaged Property is located in connection with the execution, delivery and recordation of this Mortgage and any of the other Loan Documents, and (ii) prepare, execute and file any form required to be prepared, executed and filed in connection therewith.

        3.10.    Reduction Of Secured Amount.    In the event that the amount secured by the Mortgage is less than the Indebtedness, then the amount secured shall be reduced only by the last and final sums that Mortgagor [or Company] repays with respect to the Indebtedness and shall not be reduced by any intervening repayments of the Indebtedness unless arising from the Mortgaged Property. So long as the

EXHIBIT I-5

balance of the Indebtedness exceeds the amount secured, any payments of the Indebtedness shall not be deemed to be applied against, or to reduce, the portion of the Indebtedness secured by this Mortgage. Such payments shall instead be deemed to reduce only such portions of the Indebtedness as are secured by other collateral located outside of the state in which the Mortgaged Property is located or as are unsecured.

        3.11    Payment for Labor and Materials.    Subject to the terms of the Credit Agreement, Mortgagor will promptly pay when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with the Mortgaged Property and never permit to exist in respect of the Mortgaged Property or any part thereof any lien or security interest, even though inferior to the liens and the security interests hereof, and in any event never permit to be created or exist in respect of the Mortgaged Property or any part thereof any other or additional lien or security interest other than the liens or security interests hereof, except for the Permitted Liens.

        3.12    Incorporation by Reference.    All the covenants, conditions and agreements contained in the Credit Agreement and all and any of the other Loan Documents are hereby made a part of this Mortgage to the same extent and with the same force as if fully set forth herein.

        [3.13.    Certain Leasehold Representations, Warranties and Covenants.

          3.13.1.     Mortgagor represents and warrants to Mortgagee that (a) except as identified in the definition thereof in Section 1 above, the Subject Lease is unmodified and in full force and effect, (b) all rent and other charges therein have been paid to the extent they are payable to the date hereof, (c) Mortgagor enjoys the quiet and peaceful possession of the property demised thereby, (d) Mortgagor is not in default under any of the terms thereof and there are no circumstances which, with the passage of time or the giving of notice or both, would constitute an event of default thereunder, and (e) the lessor thereunder is not in default under any of the terms or provisions thereof on the part of the lessor to be observed or performed (but this statement is made for the benefit of and may only be relied upon by Mortgagee and Lenders). Mortgagor shall promptly pay, when due and payable, the rent and other charges payable pursuant to the Subject Lease, and will timely perform and observe all of the other terms, covenants and conditions required to be performed and observed by Mortgagor as lessee under the Subject Lease. Mortgagor shall notify Mortgagee in writing of any default by Mortgagor in the performance or observance of any terms, covenants or conditions on the part of Mortgagor to be performed or observed under the Subject Lease within three (3) days after Mortgagor obtains knowledge of such default. Mortgagor shall, promptly following the receipt thereof, deliver a copy of any notice of default given to Mortgagor by the lessor pursuant to the Subject Lease and promptly notify Mortgagee in writing of any default by the lessor in the performance or observance of any of the terms, covenants or conditions on the part of the lessor to be performed or observed thereunder. Unless required under the terms of the Subject Lease, except as set forth in the Credit Agreement, Mortgagor shall not, without the prior written consent of Mortgagee (which may be granted or withheld in Mortgagee's sole and absolute discretion) (i) terminate, or surrender the Subject Lease, or (ii) enter into any modification of the Subject Lease which materially impairs the practical realization of the security interest granted by this Mortgage, and any such attempted termination, modification or surrender without Mortgagee's written consent shall be void. Mortgagor shall, within twenty (20) days after written request from Mortgagee, use reasonable efforts to obtain from the lessor and deliver to Mortgagee a certificate setting forth the name of the tenant thereunder and stating that the Subject Lease is in full force and effect, is unmodified or, if the Subject Lease has been modified, the date of each modification (together with copies of each such modification), that no notice of termination thereon has been served on Mortgagor, stating that to the best of Mortgagee's knowledge, no default or event which with notice or lapse of time (or both) would become a default is existing under the Subject Lease, stating the date to

EXHIBIT I-6

  which rent has been paid, and specifying the nature of any defaults, if any, and containing such other statements and representations as may be reasonably requested by Mortgagee.

          3.13.2.     So long as any of the Indebtedness or the Obligations remain unpaid or unperformed, the fee title to and the leasehold estate in the premises subject to each Subject Lease shall not merge but shall always be kept separate and distinct notwithstanding the union of such estates in the lessor or Mortgagor, or in a third party, by purchase or otherwise. If Mortgagor acquires the fee title or any other estate, title or interest in the property demised by the Subject Lease, or any part thereof, the lien of this Mortgage shall attach to, cover and be a lien upon such acquired estate, title or interest and the same shall thereupon be and become a part of the Mortgaged Property with the same force and effect as if specifically encumbered herein. Mortgagor agrees to execute all instruments and documents that Mortgagee may reasonably require to ratify, confirm and further evidence the lien of this Mortgage on the acquired estate, title or interest. Furthermore, Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact to execute and deliver, following an Event of Default, all such instruments and documents in the name and on behalf of Mortgagor. This power, being coupled with an interest, shall be irrevocable as long as any portion of the Indebtedness remains unpaid.

          3.13.3.     If the Subject Lease shall be terminated prior to the natural expiration of its term due to default by Mortgagor or any tenant thereunder, and if, pursuant to the provisions of the Subject Lease, Mortgagee or its designee shall acquire from the lessor a new lease of the premises subject to the Subject Lease, Mortgagor shall have no right, title or interest in or to such new lease or the leasehold estate created thereby, or renewal privileges therein contained.

          3.13.4.     Notwithstanding anything to the contrary contained herein, this Mortgage shall not constitute an assignment of any Subject Lease within the meaning of any provision thereof prohibiting its assignment and Mortgagee shall have no liability or obligation thereunder by reason of its acceptance of this Mortgage. Mortgagee shall be liable for the obligations of the tenant arising out of any Subject Lease for only that period of time for which Mortgagee is in possession of the premises demised thereunder or has acquired, by foreclosure or otherwise, and is holding all of Mortgagor's right, title and interest therein.

SECTION 4. DEFAULT AND FORECLOSURE

        4.1.    Remedies.    If an Event of Default has occurred and is continuing, Mortgagee may, at Mortgagee's election, exercise any or all of the following rights, remedies and recourses:

          (a)   Declare the Indebtedness to be immediately due and payable, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Mortgagor), whereupon the same shall become immediately due and payable;

          (b)   Enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon (and if Mortgagor remains in possession of the Mortgaged Property after an Event of Default and without Mortgagee's prior written consent, Mortgagee may invoke any legal remedies to dispossess Mortgagor);

          (c)   Hold, lease, develop, manage, operate or otherwise use the Mortgaged Property upon such terms and conditions as Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Mortgagee deems necessary or desirable), and apply all Rents and other amounts collected by Mortgagee in connection therewith in accordance with the provisions hereof;

          (d)   Institute proceedings for the complete foreclosure of this Mortgage, either by judicial action or by power of sale, in which case the Mortgaged Property may be sold for cash or credit in

EXHIBIT I-7

  one or more parcels. With respect to any notices required or permitted under the UCC, Mortgagor agrees that ten (10) days' prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor. Mortgagee or any of the Lenders may be a purchaser at such sale and if Mortgagee is the highest bidder, Mortgagee shall credit the portion of the purchase price that would be distributed to Mortgagee against the Indebtedness in lieu of paying cash. In the event this Mortgage is foreclosed by judicial action, appraisement of the Mortgaged Property is waived;

          (e)   Make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Mortgagor or regard to the adequacy of the Mortgaged Property for the repayment of the Indebtedness, the appointment of a receiver of the Mortgaged Property, and Mortgagor irrevocably consents to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions hereof; and/or

          (g)   Exercise all other rights, remedies and recourses granted under the Loan Documents or otherwise available at law or in equity.

        4.2.    Separate Sales.    The Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee in its sole discretion may elect; the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

        4.3.    Remedies Cumulative, Concurrent and Nonexclusive.    Mortgagee and the Lenders shall have all rights, remedies and recourses granted in the Loan Documents and available at law or equity (including the UCC), which rights (a) shall be cumulative and concurrent, (b) may be pursued separately, successively or concurrently against Mortgagor or others obligated under the Loan Documents, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Mortgagee or the Lenders, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Mortgagee or the Lenders in the enforcement of any rights, remedies or recourses under the Loan Documents or otherwise at law or equity shall be deemed to cure any Event of Default.

        4.4.    Release of and Resort to Collateral.    Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Loan Documents or their status as a first and prior lien and security interest in and to the Mortgaged Property. For payment of the Indebtedness, Mortgagee may resort to any other security in such order and manner as Mortgagee may elect.

        4.5.    Waiver of Redemption, Notice and Marshalling of Assets.    To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Mortgagor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment; (b) all notices of any Event of Default or of Mortgagee's election to exercise or the actual exercise of any right,

EXHIBIT I-8

remedy or recourse provided for under the Loan Documents; and (c) any right to a marshalling of assets or a sale in inverse order of alienation.

        4.6.    Discontinuance of Proceedings.    If Mortgagee or the Lenders shall have proceeded to invoke any right, remedy or recourse permitted under the Loan Documents and shall thereafter elect to discontinue or abandon it for any reason, Mortgagee or the Lenders shall have the unqualified right to do so and, in such an event, Mortgagor and Mortgagee or the Lenders shall be restored to their former positions with respect to the Indebtedness, the Obligations, the Loan Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee or the Lenders shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Mortgagee or the Lenders thereafter to exercise any right, remedy or recourse under the Loan Documents for such Event of Default.

        4.7.    Application of Proceeds.    The proceeds of any sale of, and the Rents and other amounts generated by the holding, leasing, management, operation or other use of the Mortgaged Property, shall be applied by Mortgagee (or the receiver, if one is appointed) in the following order unless otherwise required by applicable law: first, to the payment of the costs and expenses of taking possession of the Mortgaged Property and of holding, using, leasing, repairing, improving and selling the same, including, without limitation, (a) receiver's fees and expenses, including the repayment of the amounts evidenced by any receiver's certificates, (b) court costs, (c) reasonable attorneys' and accountants' fees and expenses, (d) costs of advertisement [, and (e) the payment of all rent and other charges under the Subject Lease]; and second, as provided in Section 2.15 of the Credit Agreement.

        4.8.    Occupancy After Foreclosure.    Any sale of the Mortgaged Property or any part thereof will divest all right, title and interest of Mortgagor in and to the property sold. Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Mortgagor retains possession of such property or any part thereof subsequent to such sale, Mortgagor will be considered a tenant at sufferance of the purchaser, and will, if Mortgagor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

        4.9.    Additional Advances and Disbursements; Costs of Enforcement.    If any Event of Default exists, Mortgagee and each of the Lenders shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Mortgagor in accordance with the Credit Agreement. All sums advanced and expenses incurred at any time by Mortgagee or any Lender under this Section, or otherwise under this Mortgage or any of the other Loan Documents or applicable law, shall bear interest from the date that such sum is advanced or expense incurred if not repaid within five (5) days after demand therefor, to and including the date of reimbursement, computed at the highest rate at which interest is then computed on the Indebtedness, and all such sums, together with interest thereon, shall be secured by this Mortgage. Mortgagor shall pay all expenses (including reasonable attorneys' fees and expenses) of or incidental to the perfection and enforcement of this Mortgage and the other Loan Documents, or the enforcement, compromise or settlement of the Indebtedness or any claim under this Mortgage and the other Loan Documents, and for the curing thereof, or for defending or asserting the rights and claims of Mortgagee or the Lenders in respect thereof, by litigation or otherwise.

        4.10.    No Mortgagee in Possession.    Neither the enforcement of any of the remedies under this Section, the assignment of the Rents and Leases under Section 5, the security interests under Section 6, nor any other remedies afforded to Mortgagee or the Lenders under the Loan Documents, at law or in equity shall cause Mortgagee or any Lender to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Mortgagee or any Lender to lease the Mortgaged

EXHIBIT I-9

Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

SECTION 5. ASSIGNMENT OF RENTS AND LEASES

        5.1.    Assignment.    In furtherance of and in addition to the assignment made by Mortgagor herein, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. This assignment is an absolute assignment and not an assignment for additional security only. So long as no Event of Default shall have occurred and be continuing, Mortgagor shall have a revocable license from Mortgagee to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to hold the Rents in trust for use in the payment and performance of the Obligations and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Obligations or solvency of Mortgagor, the license herein granted shall automatically expire and terminate, without notice by Mortgagee (any such notice being hereby expressly waived by Mortgagor).

        5.2.    Perfection Upon Recordation.    Mortgagor acknowledges that Mortgagee has taken all actions necessary to obtain, and that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases and in the case of security deposits, rights of depositors and requirements of law. Mortgagor acknowledges and agrees that upon recordation of this Mortgage Mortgagee's interest in the Rents shall be deemed to be fully perfected, "choate" and enforced as to Mortgagor and all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the "Bankruptcy Code"), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

        5.3.    Bankruptcy Provisions.    Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a "security agreement" for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents, and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

SECTION 6. SECURITY AGREEMENT

        6.1.    Security Interest.    This Mortgage constitutes a "security agreement" on personal property within the meaning of the UCC and other applicable law and with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards. To this end, Mortgagor grants to Mortgagee a first and prior security interest in the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and all other Mortgaged Property which is personal property to secure the payment of the Indebtedness and performance of the Obligations and agrees that Mortgagee shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Mortgagee with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards sent to Mortgagor at least ten (10) days prior to any action under the UCC shall constitute reasonable notice to Mortgagor.

EXHIBIT I-10

        6.2.    Financing Statements.    Mortgagor shall execute and deliver to Mortgagee, in form and substance satisfactory to Mortgagee, such financing statements and such further assurances as Mortgagee may, from time to time, reasonably consider necessary to create, perfect and preserve Mortgagee's security interest hereunder and Mortgagee may cause such statements and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest. Mortgagor's chief executive office is at the address set forth on Appendix B to the Credit Agreement. After the date of this Mortgage, Mortgagor shall not change its name, type of organization, organizational identification number (if any), jurisdiction of organization or location (within the meaning of the UCC) without giving at least thirty (30) days' prior written notice to Mortgagee.

        6.3.    Fixture Filing.    This Mortgage shall also constitute a "fixture filing" for the purposes of the UCC against all of the Mortgaged Property which is or is to become fixtures. Information concerning the security interest herein granted may be obtained at the addresses of Debtor (Mortgagor) and Secured Party (Mortgagee) as set forth in the first paragraph of this Mortgage.

SECTION 7. ATTORNEY-IN-FACT

        Mortgagor hereby irrevocably appoints Mortgagee and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee deems appropriate to protect Mortgagee's interest, if Mortgagor shall fail to do so within ten (10) days after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Deposit Accounts, Fixtures, Personalty, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Mortgagee's security interests and rights in or to any of the Mortgaged Property, and (d) while any Event of Default exists, to perform any obligation of Mortgagor hereunder; provided, (i) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (ii) any sums advanced by Mortgagee in such performance shall be added to and included in the Indebtedness and shall bear interest at the highest rate at which interest is then computed on the Indebtedness provided that from the date incurred said advance is not repaid within five (5) days demand therefor; (iii) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (iv) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section.

SECTION 8. MORTGAGEE AS AGENT

        Mortgagee has been appointed to act as Mortgagee hereunder by Lenders and, by their acceptance of the benefits hereof, Lender Counterparties. Mortgagee shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Mortgaged Property), solely in accordance with this Mortgage and the Credit Agreement; provided, Mortgagee shall exercise, or refrain from exercising, any remedies provided for herein in accordance with the instructions of (a) Requisite Lenders, or (b) after payment in full of all Obligations under the Credit Agreement and the other Loan Documents, the holders of a majority of the aggregate notional amount (or, with respect to any Hedge Agreement that has been terminated in accordance with its terms, the amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Hedge Agreement) under all Hedge Agreements (Requisite Lenders

EXHIBIT I-11

or, if applicable, such holders being referred to herein as "Requisite Obligees"). In furtherance of the foregoing provisions of this Section, each Lender Counterparty, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Mortgaged Property, it being understood and agreed by such Lender Counterparty that all rights and remedies hereunder may be exercised solely by Mortgagee for the benefit of Lenders and Lender Counterparties in accordance with the terms of this Section. Mortgagee shall at all times be the same Person that is Administrative Agent under the Credit Agreement. Written notice of resignation by Administrative Agent pursuant to terms of the Credit Agreement shall also constitute notice of resignation as Mortgagee under this Agreement; removal of Administrative Agent pursuant to the terms of the Credit Agreement shall also constitute removal as Mortgagee under this Agreement; and appointment of a successor Administrative Agent pursuant to the terms of the Credit Agreement shall also constitute appointment of a successor Mortgagee under this Agreement. Upon the acceptance of any appointment as Administrative Agent under the terms of the Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Mortgagee under this Agreement, and the retiring or removed Mortgagee under this Agreement shall promptly (i) transfer to such successor Mortgagee all sums, securities and other items of Mortgaged Property held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Mortgagee under this Mortgage, and (ii) execute and deliver to such successor Mortgagee such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Mortgagee of the security interests created hereunder, whereupon such retiring or removed Mortgagee shall be discharged from its duties and obligations under this Mortgage thereafter accruing. After any retiring or removed Administrative Agent's resignation or removal hereunder as Mortgagee, the provisions of this Mortgage shall continue to enure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was Mortgagee hereunder.

SECTION 9. LOCAL LAW PROVISIONS

        [The form of this document will be modified by comments from local counsel required to conform the provisions to the requirements of local law, if any.]

SECTION 10. MISCELLANEOUS

        Any notice required or permitted to be given under this Mortgage shall be given in accordance with Section 10.1 of the Credit Agreement. No failure or delay on the part of Mortgagee or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Mortgage and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Mortgage shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Mortgage shall be binding upon and inure to the benefit of Mortgagee and Mortgagor and their respective successors and assigns. Except as permitted in the Credit Agreement, Mortgagor shall not, without the prior written consent of Mortgagee, assign any rights, duties or obligations hereunder. Upon payment in full of the Indebtedness and performance in

EXHIBIT I-12

full of the Obligations, or upon prepayment of a portion of the Indebtedness equal to the Net Cash Proceeds for the Mortgaged Property in connection with a permitted Asset Sale, subject to and in accordance with the terms and provisions of the Credit Agreement, Mortgagee, at Mortgagor's expense, shall release the liens and security interests created by this Mortgage or reconvey the Mortgaged Property to Mortgagor or, at the request of Mortgagor, assign this Mortgage without recourse. This Mortgage and the other Loan Documents embody the entire agreement and understanding between Mortgagee and Mortgagor and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

        MORTGAGOR AGREES, TO THE FULL EXTENT THAT IT MAY LAWFULLY DO SO, THAT IT WILL NOT AT ANY TIME INSIST UPON OR PLEAD OR IN ANY WAY TAKE ADVANTAGE OF ANY STAY, MARSHALLING OF ASSETS, EXTENSION, REDEMPTION OR MORATORIUM LAW NOW OR HEREAFTER IN FORCE AND EFFECT SO AS TO PREVENT OR HINDER THE ENFORCEMENT OF THE PROVISIONS OF THIS MORTGAGE OR THE INDEBTEDNESS OR OBLIGATIONS SECURED HEREBY, OR ANY AGREEMENT BETWEEN MORTGAGOR AND MORTGAGEE OR ANY RIGHTS OR REMEDIES OF MORTGAGEE OR ANY LENDER.

        THE PROVISIONS OF THIS MORTGAGE REGARDING THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS HEREIN GRANTED SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE IN WHICH THE MORTGAGED PROPERTY IS LOCATED. ALL OTHER PROVISIONS OF THIS MORTGAGE AND THE RIGHTS AND OBLIGATIONS OF MORTGAGOR AND MORTGAGEE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

        [In the event that the real property to be mortgaged is located within a State which uses a Deed of Trust rather than a Mortgage, the provisions above will be modified as necessary to reflect typical Deed of Trust language and the following provision shall be added to this document:

CONCERNING THE TRUSTEE

            .1    Certain Rights.    With the approval of Beneficiary, Trustee shall have the right to select, employ and consult with counsel. Trustee shall have the right to rely on any instrument, document or signature authorizing or supporting any action taken or proposed to be taken by it hereunder, believed by it in good faith to be genuine. Trustee shall be entitled to reimbursement for actual, reasonable expenses incurred by it in the performance of its duties and to reasonable compensation for Trustee's services hereunder as shall be rendered. Grantor shall, from time to time, pay the compensation due to Trustee hereunder and reimburse Trustee for, and indemnify, defend and save Trustee harmless against, all liability and reasonable expenses which may be incurred by it in the performance of its duties, including those arising from joint, concurrent, or comparative negligence of Trustee; provided, however, that Grantor shall not be liable under such indemnification to the extent such liability or expenses result solely from Trustee's gross negligence or willful misconduct. Grantor's obligations under this Section .1 shall not be reduced or impaired by principles of comparative or contributory negligence.

            .2    Retention of Money.    All moneys received by Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated in any manner from any other moneys (except to the extent required by law), and Trustee shall be under no liability for interest on any moneys received by Trustee hereunder.

EXHIBIT I-13

            .3    Successor Trustees.    If Trustee or any successor Trustee shall die, resign or become disqualified from acting in the execution of this trust, or Beneficiary shall desire to appoint a substitute Trustee, Beneficiary shall have full power to appoint one or more substitute Trustees and, if preferred, several substitute Trustees in succession who shall succeed to all the estates, rights, powers and duties of Trustee. Such appointment may be executed by any authorized agent of Beneficiary and as so executed, such appointment shall be conclusively presumed to be executed with authority, valid and sufficient, without further proof of any action.

            .4    Perfection of Appointment.    Should any deed, conveyance or instrument of any nature be required from Grantor by any successor Trustee to more fully and certainly vest in and confirm to such successor Trustee such estates, rights, powers and duties, then, upon request by such Trustee, all such deeds, conveyances and instruments shall be made, executed, acknowledged and delivered and shall be caused to be recorded and/or filed by Grantor.

            .5    Trustee Liability.    In no event or circumstance shall Trustee or any substitute Trustee hereunder be personally liable under or as a result of this Deed of Trust, either as a result of any action by Trustee (or any substitute Trustee) in the exercise of the powers hereby granted or otherwise.]

[Remainder of page intentionally left blank]

EXHIBIT I-14

        IN WITNESS WHEREOF, Mortgagor has on the date set forth in the acknowledgment hereto, effective as of the date first above written, caused this instrument to be duly executed and delivered by authority duly given.

[NAME OF MORTGAGOR]
By:
Name: Title:

[APPROPRIATE NOTARY BLOCK]

EXHIBIT I-15

EXHIBIT A TO
MORTGAGE

Legal Description of Premises:

EXHIBIT I-A-1

EXHIBIT J TO
CREDIT AND GUARANTY AGREEMENT

LANDLORD WAIVER AND CONSENT AGREEMENT

        This LANDLORD WAIVER AND CONSENT AGREEMENT (this "Agreement") is dated as of [mm/dd/yy] and entered into by [NAME OF LANDLORD] ("Landlord"), to and for the benefit of CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as agent for Lenders and Lender Counterparties (in such capacity, "Agent").

RECITALS:

        WHEREAS, [NAME OF GRANTOR], a [Type of Person] ("Tenant"), has possession of and occupies all or a portion of the property described on Exhibit A annexed hereto (the "Premises");

        WHEREAS, Tenant's interest in the Premises arises under the lease agreement (the "Lease") more particularly described on Exhibit B annexed hereto, pursuant to which Landlord has rights, upon the terms and conditions set forth therein, to take possession of, and otherwise assert control over, the Premises;

        WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of June 30, 2004 (as it may be amended, restated, amended and restated, supplemented or otherwise modified, the "Credit Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among MEDICAL DEVICE MANUFACTURING, INC. ("Company"), UTI CORPORATION, certain Subsidiaries of Company, as Guarantors, the Lenders party thereto from time to time, CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Lead Arranger, Administrative Agent and Collateral Agent, WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agent, and ANTARES CAPITAL CORPORATION and NATIONAL CITY BANK, as Co-Documentation Agents, pursuant to which Tenant has executed a security agreement, mortgages, deeds of trust, deeds to secure debt and assignments of rents and leases, and other collateral documents in relation to the Credit Agreement;

        WHEREAS, Tenant's repayment of the extensions of credit made by Lenders under the Credit Agreement will be secured, in part, by all inventory of Tenant (including all inventory of Tenant now or hereafter located on the Premises (the "Subject Inventory")) and all equipment and trade fixtures used in Tenant's business (including all equipment and trade fixtures of Tenant now or hereafter located on the Premises (the "Subject Equipment"; and, together with the Subject Inventory, the "Collateral")); and

        WHEREAS, Agent has requested that Landlord execute this Agreement as a condition to the extension of credit to Tenant under the Credit Agreement.

        NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby represents and warrants to, and covenants and agrees with, Agent as follows:

        1.     Landlord hereby (a) waives and releases unto Agent and its successors and assigns any and all rights granted by or under any present or future laws to levy or distraint for rent or any other charges which may be due to Landlord against the Collateral, and any and all other claims, liens and demands of every kind which it now has or may hereafter have against the Collateral, and (b) agrees that any rights it may have in or to the Collateral, no matter how arising (to the extent not effectively waived pursuant to clause (a) of this paragraph 1), shall be second and subordinate to the rights of Agent in respect thereof. Landlord acknowledges that the Collateral is and will remain personal property and not fixtures even though it may be affixed to or placed on the Premises.

EXHIBIT J-1

        2.     Landlord certifies that (a) Landlord is the landlord under the Lease, (b) the Lease is in full force and effect and has not been amended, modified, or supplemented except as set forth on Exhibit B annexed hereto, (c) to the knowledge of Landlord, there is no defense, offset, claim or counterclaim by or in favor of Landlord against Tenant under the Lease or against the obligations of Landlord under the Lease, (d) no notice of default has been given under or in connection with the Lease which has not been cured, and Landlord has no knowledge of the occurrence of any other default under or in connection with the Lease, and (e) except as disclosed to Agent, no portion of the Premises is encumbered in any way by any deed of trust or mortgage lien or ground or superior lease.

        3.     Landlord consents to the installation or placement of the Collateral on the Premises, and Landlord grants to Agent a license to enter upon and into the Premises to do any or all of the following with respect to the Collateral: assemble, have appraised, display, remove, maintain, prepare for sale or lease, repair, transfer, or sell (at public or private sale). In entering upon or into the Premises, Agent hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, judgments, liabilities, costs and expenses incurred by Landlord caused solely by Agent's entering upon or into the Premises and taking any of the foregoing actions with respect to the Collateral. Such costs shall include any damage to the Premises made by Agent in severing and/or removing the Collateral therefrom.

        4.     Landlord agrees that it will not prevent Agent or its designee from entering upon the Premises at all reasonable times to inspect or remove the Collateral. In the event that Landlord has the right to, and desires to, obtain possession of the Premises (either through expiration of the Lease or termination thereof due to the default of Tenant thereunder), Landlord will deliver notice (the "Landlord's Notice") to Agent to that effect. Within the 45 day period after Agent receives the Landlord's Notice, Agent shall have the right, but not the obligation, to cause the Collateral to be removed from the Premises. During such 45 day period, Landlord will not remove the Collateral from the Premises nor interfere with Agent's actions in removing the Collateral from the Premises or Agent's actions in otherwise enforcing its security interest in the Collateral. Notwithstanding anything to the contrary in this paragraph, Agent shall at no time have any obligation to remove the Collateral from the Premises.

        5.     Landlord shall send to Agent a concurrent copy of any notice of default or acceleration of rent payments under the Lease sent by Landlord to Tenant.

        6.     All notices to Agent under this Agreement shall be in writing and sent to Agent at its address set forth on the signature page hereof by telefacsimile, by United States mail, or by overnight delivery service.

        7.     The provisions of this Agreement shall continue in effect until Landlord shall have received Agent's written certification that all amounts advanced under the Credit Agreement have been paid in full.

        8.     This Agreement and the rights and obligations of the parties hereunder shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the state in which the Lease is effective, without regard to conflicts of laws principles.

        9.     This Agreement may be executed in any number of several counterparts. The agreements contained herein may not be modified except by an agreement in writing signed by Landlord, Agent and Tenant, or their respective successors in interest. The agreements contained herein shall inure to the benefit of and shall be binding upon Agent and its successors and assigns and Landlord and its successors and assigns (including any transferees of the property in which the Premises is located).

EXHIBIT J-2

[If the Lease at issue is to mortgaged, the recitals will be modified accordingly and the following provisions will be added:

            . Landlord hereby acknowledges that it shall not unreasonably withhold its consent to the assignment or transfer of the Lease to any nominee of Agent and the Lenders pursuant to Agent's exercise of rights under the Credit Agreement and the documents entered into in connection therewith (collectively, the "Loan Documents"); provided, however, that (a) Landlord is notified of such assignment or transfer within 5 days thereof, (b) upon any such transfer, Agent or its nominee assumes all of Tenant's obligations under the Lease (Tenant shall remain liable for all such obligations) and (c) Agent or its nominee shall be required to cure any defaults within the applicable time periods set forth in the Lease, provided, and to the extent that, such defaults are capable of cure by Agent. Landlord further acknowledges that any change of control of Tenant through exercise of Agent's rights under the Loan Documents, including without limitation by foreclosure on the equity interests of Tenant, shall be permitted without any requirement that Landlord consent thereto. Subject to the foregoing provisions of this paragraph, the exercise of remedies by Agent under the Loan Documents, including a foreclosure of the Mortgage or similar action or action in lieu of the foregoing, shall not constitute a default under the Lease and shall be permitted without Landlord's consent.

            . If at any time Tenant's interest under the Lease and the fee estate in the Premises are commonly held, then they shall remain separate and distinct estates. They shall not merge without the consent of Agent.

            . Agent and Tenant may amend, modify, supplement, renew or substitute the Loan Documents without the consent of Landlord.

            . Landlord hereby consents to Tenant's execution and delivery of the Mortgage, and recordation of the Mortgage against Tenant's interest under the Lease and Tenant's interest in the Premises.

            . No surrender (except a surrender upon the expiration of the term of the Lease or upon a termination by Landlord pursuant and subject to the provisions of the Lease) to Landlord of the Lease, or of the Premises, or any part thereof, or any interest therein, and no termination of the Lease by Tenant shall be valid or effective without the prior written consent of Agent. If Landlord and Tenant hereafter amend or modify the Lease in a material and adverse manner, Agent shall not be bound by or subject to such amendment or modification of the Lease to which Administrative Agent has not given its written consent.

            . If the Lease is terminated prior to its expiration date or if the Lease is rejected in a bankruptcy or insolvency proceeding or for any other reason, Landlord will enter into a new lease of the Premises (a "New Lease") with the nominee of Agent for the remainder of the term of the Lease, at the rent and additional rent and upon all of the covenants, agreements, terms, provisions and limitations contained in the Lease, if Agent requests such a New Lease within 40 days after the date of termination of the Lease and if all sums then due to Landlord under the Lease are paid to Landlord.

            . Notwithstanding anything to the contrary set forth herein or the Lease, no Lender Party (defined below) shall have any obligation or liability hereunder or under the Lease or any New Lease beyond such Lender Party's then interest, if any, in the Premises, and Landlord shall look exclusively to such interest of such Lender Party, if any, in the Premises for the payment and discharge of any obligation or liability imposed upon such Lender Party; provided, however, that to the extent a Lender Party becomes the tenant under the Lease or any New Lease, such Lender Party will have obligations and liabilities thereunder without reference to the foregoing. The term "Lender Party" means Agent, the Lenders and their respective affiliates, nominees or designees.

            . Any mortgage or encumbrance on the fee title to the Premises or the reversionary interest of Landlord therein, whether now or hereafter existing, shall be expressly made junior, subject and subordinate to (a) the Lease, (b) any New Lease, (c) the leasehold estate created under the Lease or

EXHIBIT J-3

any such New Lease, and (d) all rights of Tenant, Agent and the Lenders set forth herein or in the Lease.

            . Landlord will deliver to Agent an estoppel certificate within 20 days after Agent's request. The estoppel certificate will certify that the Lease is in full force and effect, will identify any modifications to the Lease, will indicate whether, to the knowledge of Landlord, any default then exists under the Lease, and will contain such other information as a prospective assignee of the Tenant's interest under the Lease or a prospective leasehold mortgagee would reasonably request.

        Add to the end of Section 5—Landlord shall not (i) terminate the Lease or (ii) accelerate rent payments if Agent cures the default within 30 days after receiving such notice from Landlord or within any longer cure period set forth in the Lease. Landlord shall also send to Agent notice promptly upon termination of the Lease. For any default that cannot be cured without possession of the Premises, Landlord shall allow such additional time as Agent shall reasonably require to prosecute and complete a foreclosure or equivalent proceeding and obtain such possession. If Agent completes a foreclosure on Tenant's interest under the Lease, then Landlord shall waive any noncurable defaults.]

[Remainder of page intentionally left blank]

EXHIBIT J-4

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the day and year first set forth above.

[NAME OF LANDLORD]
By:
Name:
Title:

Attention:
Telecopier:

        By its acceptance hereof, as of the day and year first set forth above, Agent agrees to be bound by the provisions hereof.

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Agent
By:
Name:
Title:
By:
Name:
Title:
Eleven Madison Avenue New York, New York 10010-3629 Attention: Telecopier:
AGREED AND ACCEPTED:
[ ], as Tenant
By:
Name:
Title:

EXHIBIT J-5

EXHIBIT A TO
LANDLORD WAIVER AND CONSENT

Legal Description of Premises:

EXHIBIT J-A-1

EXHIBIT B TO
LANDLORD WAIVER AND CONSENT

Description of Lease:

EXHIBIT J-B-1

Schedule 1.1

Existing Letters of Credit

  •
  Irrevocable Letter of Credit Number SM203851W issued by Wachovia Bank, National Association in the amount of $1,000,000, for the benefit of Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., issued on June 26, 2003 with a current expiry of June 26, 2005.

  •
  Irrevocable Standby Letter of Credit Number SM20642W, issued by Wachovia Bank, National Association in the amount of $317,500, for the benefit of Chubb Group of Insurance Companies, issued on December 18, 2003 with an expiry date of September 28, 2004.

  •
  Irrevocable Standby Letter of Credit Number SM 200630W, issued by Wachovia Bank, National Association in the amount of $203,856, for the benefit of Kemper Insurance Companies, issued on October 31, 2002, with an expiry date of October 25, 2005.

SCHEDULE 3.1(i)

Closing Date Mortgaged Properties

1.
140 East Hintz Road, Wheeling, Cook County, IL

2.
200 W. 7th Avenue, Collegeville, Montgomery County, PA

3.
13024 North Main Street, Trenton, Dade County, GA

4.
68 Mill Lane Road, Brimfield, Hampden County, MA

5.
149 Johnson Road, Houston, Washington County, PA

Schedule 3.1(k)

Environmental Reports and Reliance Letter

[Environmental Strategies Consulting LLC Logo]
Environmental Strategies Consulting LLC
 11911 Freedom Drive, Suite 900    •    Reston, Virginia 20190    •     (703) 709-6500    •    Fax (703) 709-8505

VIA ELECTRONIC MAIL

June 28, 2004

PRIVILEGED AND CONFIDENTIAL PREPARED AT THE REQUEST OF COUNSEL

Credit Suisse First Boston LLC
DLJ Merchant Banking Partners III, L.P.
DLJ Offshore Partners III-l, C.V.
DLJ Offshore Partners III-2, C.V.
DLJ Offshore Partners III, C.V.
DLJ MB Partners III GmbH & Co. KG
Millennium Partners II, L.P.
MBP III Plan Investors, L.P.
CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch

RE:
Reliance on Reports Generated by Environmental Strategies Consulting LLC

To Whom It May Concern:

        At the express request of UTI Corp., and with their approval, Environmental Strategies Consulting LLC agrees to provide the above-listed parties (hereinafter Third Parties) for their additional benefit and use copies of the following environmental reports (hereinafter the "Reports"):

  •
  Environmental Site Assessment, MedSource, Brooklyn Park, Minnesota (June 21, 2004)

  •
  Environmental Site Assessment, MedSource Englewood, Colorado (June 21, 2004)

  •
  Phase II Environmental Site Assessment, MedSource Englewood, Colorado (June 21, 2004)

  •
  Environmental Site Assessment MedSource Orchard Park, New York (June 21, 2004)

  •
  Environmental Site Assessment MedSource Trenton, Georgia (June 17, 2004)

  •
  Environmental Site Assessment Transaction Screen MedSource Apex, Pittsfield, Massachusetts (June 21, 2004)

  •
  Environmental Site Assessment Transaction Screen MedSource Tenax, Danbury, Connecticut (June 21, 2004)

  •
  Environmental Site Assessment Transaction Screen MedSource Brimfield, Massachusetts (June 21, 2004)

  •
  Environmental Site Assessment MedSource Newton, Massachusetts (June 21, 2004)

  •
  Environmental Site Assessment Transaction Screen MedSource Corry, Pennsylvania (June 16, 2004)

  •
  Environmental Site Assessment Transaction Screen MedSource Norwell, Massachusetts (June 16, 2004)

  •
  Environmental Site Assessment Transaction Screen MedSource Pittsburgh (Houston), Pennsylvania (June 17, 2004)

  •
  Environmental Site Assessment Transaction Screen MedSource Laconia, New Hampshire (June 15, 2004)

  •
  Environmental Site Assessment Transaction Screen MedSource Moultonborough, New Hampshire (June 21, 2004)

  •
  Environmental Site Assessment Transaction Screen MedSource Santa Clara, California (June 21, 2004)

  •
  Environmental Site Assessment Transaction Screen, MedSource Cheshire Lane, Minnesota (June 21, 2004)

        The above-named Third Parties may rely on these Reports to the same extent as the Client in light of any limitations placed on the scope, nature, and type of Environmental Strategies' services as stated in Environmental Strategies' proposal to Client and in the Reports, and subject to the terms and conditions of this letter.

        The Reports are intended for Environmental Strategies' Clients and the abovenamed Third Parties exclusive reliance and internal use, and may not be relied upon by other parties without the express written consent of Environmental Strategies

        By request and use of the Reports, the Third Parties expressly waive all existing or potential conflicts of interest among Client, the Third Parties and Environmental Strategies with respect to the Reports that may now exist or arise hereafter.

Sincerely yours,

Jan J. Chizzonite
President

JJC:slp
k:client\hogan\medsource\oak reliance Ietter2.doc

AGREED TO AND AFFIRMED

Signature	Date

SCHEDULE 4.1

Jurisdictions of Organization

MedSource Technologies, Inc.: Delaware
MedSource Technologies, LLC: Delaware
Brimfield Acquisition Corp.: Delaware
Brimfield Precision, LLC: Delaware
Kelco Acquisition, LLC: Delaware
Hayden Precision Industries, LLC: Delaware
National Wire & Stamping, Inc.: Colorado
Portlyn, LLC: Delaware
Texcel, Inc.: Massachusetts
The Microspring Company, LLC: Delaware
Tenax, LLC: Delaware
Thermat Acquisition Corp.: Delaware
MedSource Technologies Newton, Inc.: Delaware
MedSource Technologies Pittsburgh, Inc.: Delaware
MedSource Trenton, Inc.: Delaware
Cycam, Inc.: Pennsylvania
ELX, Inc.: Pennsylvania
UTI Corporation: Maryland
Medical Device Manufacturing, Inc.: Colorado
American Technical Molding, Inc.: California
Noble-Met, Ltd.: Virginia
G&D, Inc.: Colorado
UTI Corporation: Pennsylvania
UTI Holding Company: Delaware
Spectrum Manufacturing, Inc.: Nevada
Micro-Guide, Inc. California
Venusa, Ltd.: New York
UTI SFM Feinmechanik GmbH: Germany
Venusa de Mexico, S.A. de C.V.: Mexico
Medis, S.A. de C.V.: Mexico
Star Guide Limited: Ireland

SCHEDULE 4.2

Capital Stock and Ownership

Grantor	Issuer	# of Shares Owned
UTI Corporation (MD)	Medical Device Manufacturing, Inc.	100
Medical Device Manufacturing, Inc.	G&D, Inc. d/b/a Star Guide Corporation	100,000 Class A Common 9,900,000 Class B Common
Medical Device Manufacturing, Inc.	Noble-Met, Ltd.	4,113,282
Medical Device Manufacturing, Inc.	Venusa, Ltd.	70
Medical Device Manufacturing, Inc.	American Technical Molding, Inc.	100
Medical Device Manufacturing, Inc.	UTI Holding Company	100
Medical Device Manufacturing, Inc.	Micro-Guide, Inc.	91,388
Medical Device Manufacturing, Inc.	MedSource Technologies, Inc.	1000
Medical Device Manufacturing, Inc.	UTI Corporation (PA)	13,144
Medical Device Manufacturing, Inc.	UTI Corporation (PA)	1,547,319
UTI Corporation (PA)	Spectrum Manufacturing Inc.	300
Medical Device Manufacturing, Inc.	Venusa de Mexico, S.A. de C.V.	100 Series B Foreign Fixed Capital 25 Series B Foreign Variable Capital 66 Series B Foreign Variable Capital
Venusa, Ltd.	Venusa de Mexico, S.A. de C.V.	1 Series B Foreign Variable Capital
UTI Corporation (PA)	UTISFM Feinmechanik GmbH (Germany)	1

Medical Device Manufacturing, Inc.	Medis, S.A. de C.V.	99
Venusa, Ltd.	Medis, S.A. de C.V.	1
G & D Inc. d/b/a Star Guide Corporation	Star Guide, Ltd.	2
MedSource Technologies, LLC	Brimfield Acquisition Corp.	100
MedSource Technologies, LLC	National Wire & Stamping, Inc.	10
MedSource Technologies, LLC	Texcel, Inc.	10
MedSource Technologies, LLC	Thermat Acquisition Corp.	200
MedSource Technologies, LLC	MedSource Technologies Newton, Inc.	100
MedSource Technologies, LLC	MedSource Technologies Pittsburgh, Inc.	100
MedSource Technologies, LLC	MedSource Trenton, Inc.	100
MedSource Technologies Pittsburgh, Inc.	Cycam, Inc.	500
MedSource Technologies Pittsburgh, Inc.	ELX, Inc.	60

        Please see attached option schedule for UTI, a Maryland corporation and its subsidiaries current through March 31, 2004 attached hereto as Annex A.

        Anti-Dilution Agreement by and among MDMI Holdings, Inc. and the Parties named therein, dated May 31, 2000.

        Third Amended & Restated Registration Rights Agreement dated as of June 30, 2004, by and among UTI Corporation, KRG/CMS L.P., DLJ Merchant Banking Partners III, L.P., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ Offshore Partners III, C.V., DLJ MB PartnersIII GmbH & Co. KG, Millennium Partners II, L.P. and MBP III Plan Investors, L.P., and the other Holders listed on Schedule I thereto.

        Shareholders' Agreement, by and among Medical Device Manufacturing, Inc., KRG Capital Partners, LLC, Eric Pollock, Helene Pollock, the Helene Pollock Irrevocable Spousal Trust No. 1, the Helene Pollock Irrevocable Spousal Trust No. 2, George Archambault, Patricia Harrison, Donald Bothner, First Analysis Corporation and its affiliated investment funds, Infrastructure and Environmental Private Equity Fund III, L.P. and Environmental and Information Technology Private Fund III, CMC Companies and any affiliated investment fund to which it may assign all or part of its interest in the Company, and such other investors as may from time to time become a party, dated as of July 6, 1999, as amended.

        UTI Corporation, a Maryland corporation, has outstanding currently exercisable warrants to purchase an aggregate of 1,136,364 shares of its Class AB Convertible Preferred Stock at an exercise price of $0.01 per share. Each share of Class AB Convertible Preferred Stock issuable upon exercise of the warrants is convertible into 1.8 shares of UTI Corporation's common stock. The warrants are held by the holders of UTI Corporation's Class C Redeemable Preferred Stock and entitle each holder thereof to acquire that number of shares of Class AB Convertible Preferred Stock equal to the number of shares of Class C Redeemable Preferred Stock held by each such holder.

        Please see attached option schedule for MedSource Technologies, Inc. and its subsidiaries current through April 9, 2004 attached hereto as Annex B.

ANNEX A

UTI Corporation, a Maryland corporation and its subsidiaries

Option Schedule

ANNEX B

MedSource Technologies, Inc. and its subsidiaries

Option Schedule

SCHEDULE 4.13
Real Estate Assets

(a)
None.

(b)
(i)
Owned Real Estate Assets

Owner	Address	Fair Market Value
UTI Corporation	200 W. 7th Avenue/Collegeville/PA/19426	$12,391,701
Spectrum Manufacturing, Inc.	140 E. Hintz Rd./Wheeling/IL/60090	$4,816,249
MedSource Trenton, Inc.	129 Bond Street & 13024 North Main Street/Trenton/GA/30752	$2,146,003
Brimfield Precision, LLC	68 Mill Lane Drive/Brimfield/MA/01010	$1,452,000
MedSource Technologies Pittsburgh, Inc.	149 Johnson Road/Houston/PA/15342	$3,000,000
  (ii)
  Leasehold Property

Grantor	Address	Lease, Sublease or Assignment	Expiration Date	Unexercised Renewal Options	Annual Base Rent Rental Payments
UTI Corporation (PA)	4315 New Brunswick Ave., South Plainfield, New Jersey 07080	Lease dated February 12 2004 between FINA, LLC and UTI Corporation.	2/28/07	After expiration of initial term—year to year	$45,600
Spectrum Manufacturing, Inc.	690 & 723 Chaddick Drive, Wheeling, IL 60090	Lease dated February 7, 2003 between Parkway Development Co. and Spectrum Manufacturing Incorporated.	2/28/08	Two 5-year terms	$129,696
Medical Device Manufacturing, Inc.	5000 Independence Street, Arvada, CO 80020	Lease Agreement dated July 6, 1999 between 5000 Independence Street LLC and Medical Device Manufacturing, Inc.	7/5/07	One 4-year term	$390,000 (as of 7/30/03 adjusted annually by formula which takes CPI into account)
Noble-Met, Ltd.	221 S. Yorkshire Street, Salem, VA 24153	Lease dated March 15, 2004 between JKL, L.L.C. and Noble-Met, Ltd. for property located at 221 South Yorkshire Street, Salem, VA.	5/19/09	Two 5-year terms	$120,000
	200 S. Yorkshire Street, Salem, VA 24153	Lease Agreement dated January 11,2000, between Image L.C. and Medical Device Manufacturing, Inc. for premises located at 200 S. Yorkshire Street, Salem, VA.	1/10/06	Two 3-year terms	$324,996 (adjusted annually by formula which takes CPI into account)
UTI Corporation (PA)	10407 N. Commerce Parkway, Miramar, FL, 33025	Lease dated August 15, 1999 Exercised Option to Terminate 10/15/04	No	$242,999.16
UTI Corporation (PA)	169 Callender Road, Watertown, CT, 06795	Lease Agreement dated May 20, 2002 between DTEC, Inc. and UTI Corporation.	8/31/04	No	$242,685.04

Venusa, Ltd.	31-C Butterfield Trail, El Paso, Texas 79906	Lease dated March 15, 1995 between Louis Kennedy, who assigned his interest to Eastgroup Properties, L.P. and Venusa, Ltd. Amendment dated April 13, 2000 between Eastgroup Properties, L.P. and Venusa, Ltd. Letter Agreement dated September 1, 2000 between Eastgroup Properties, L.P. and Venusa, Ltd.	4/14/05	One 5-year term	$148,500.84
Micro-Guide, Inc.	20600 South Street and 20601 Santa Lucia Street, Tehachapi, CA 93561	Lease dated October 31, 2001 between DKM Investments LLC (Landlord), C. and H. Gauge Co., Inc. (Tenant) and Medical Device Manufacturing, Inc. (Guarantor)	10/31/04	Three 1-year terms	$145,000 (as of 10/31/01 adjusted annually by formula that takes the Consumer Price Index into account).
American Technical Molding, Inc.	2022-2066 West 11th Street, Upland, CA 91786	Lease dated June 1, 2004 between GT 2000 LP, J.K. Molds, Inc. and American Technical Molding, Inc.	5/31/07	No	$228,000
UTI SFM Feinmechanik GmbH	Aura, Germany	Lease Agreement dated June 15, 1999, between Suddeutsche Feinmechani GmbH and UTI SFM Feinmechanik GmbH	Indefinite term—one year notice to terminate	No	163,028 Euros
Seazun Limited	Unit 5 Westlink Commercial Park, Oranmore, Galway, Ireland	Lease dated December 11, 2000 between Peter Lyons (Landlord) Seazun Limited (Tenant) and G&D, Inc. (trading as StarGuide (Guarantor))	10/11/21	No	IR£ 58,000
Uniform Tubes Europe	Unit E1, Brookside Business Park, Greengate, Chadderton, Manchester, UK	Lease dated June 30, 2000, between Industrial Property Investment Fund and Uniform Tubes Europe	7/23/18	No	£15,000 (as of 7/30/00)
Venusa, Ltd.	Elamex Building #8, Bermudez Industrial Park, Ciduad Juarez, Chihuahua, Mexico	Lease Agreement dated June 1, 2001 between Elamex de Juarez, S.A. de C.V. and Venusa Ltd.	9/30/06	Three 30year terms	$225,348
Venusa De Mexico S.A. de C.V.	No. 6 Calle Hertz, Ciduad Juarez, Chihuahua, Mexico	Lease Agreement dated February 26, 2001 between Elamex de Juarez, S.A. de C.V. and Venusa De Mexico S.A. de C.V.	10/31/05	No	$836,512.32

MedSource Technologies, LLC	3255-4 Scott Boulevard, Suite 105, Santa Clara, CA	Lease Agreement dated July 8, 2002 between John Arrillaga and Richard T. Peery and MedSource Technologies, LLC.	12/31/04	No	$98,694.84
MedSource Technologies Newton, Inc.	3300-3310 Montgomery Drive, Santa Clara, CA, 95054	Lease dated October 28, 1994 by and between Essex Property Partners '87 and Danforth Biomedical, Inc. First Amendment dated March 27, 1997 between San Thomas Partnership and Danforth Medical, Inc. Second Amendment dated November 1, 1999 between San Thomas Partnership and Danforth Medical, Inc. Landlord Estoppel Certificated dated December 19, 2000, notifies San Thomas of merger between Danforth Medical, Inc.'s parent company, ACT, Inc. with MedSource Technologies Newton, Inc.	1/2/05		$173,210.40
National Wire & Stamping, Inc.	Yale-Tejon Industrial Park, 2801 South Vallejo Street, Englewood, CO, 80110	Business Lease dated March 5, 1999 between Neidecker Limited Partnership and National Wire & Stamping, Inc.	4/17/13	One 10-year term	$141,871.04

MedSource Technologies Newton, Inc.	150-154 California Street, Newton, MA, 02458
Lease dated July 31, 1996 between KF Realty Associates Limited Partnership and ACT Medical, Inc.

First Amendment to Lease dated February 25, 1997 by and between KF Realty Associates Limited Partnership and ACT Medical, Inc.

Second Amendment to Lease dated April 27, 1998 by and between KF Realty Associates Limited Partnership and ACT Medical, Inc.

Assignment and Assumption Agreement dated December 28, 2000 by and between ACT Medical, Inc. and ACT Acquisition Corp.

		Landlord Lien Waiver Agreement dated April 2, 2002, notifies Landlord of merger in which MedSource Technologies, Inc. becomes the successor-in-interest to ACT Medical, Inc.	2/28/05	One 2-year term	$595,937.98

The MicroSpring Company, LLC	77 Accord Park Drive, Norwell, MA, 02061	Lease dated October 4, 1996 between Ronald L. Gordon as Trustee of AEP Realty Trust and The Microspring Company, Inc. First Amendment to Lease dated June 13, 1997. Second Amendment to Lease. Assignment and Assumption of Lease between The Microspring Co., Inc. and The Microspring Company, LLC dated March 30, 1999. Lease Guaranty dated March 30, 1999 by MedSource Technologies, Inc. Lease Guaranty dated October 10, 2000 between MedSource Technologies, Inc. and Ronald L. Gordon as Trustee of AEP Realty Trust.	7/31/08	No	$325,675
Kelco Acquisition, LLC	6320 Zane Avenue North, Brooklyn Park, MN 55429	Lease dated March 30, 1999 between Paul D. Kelly and Kelco Acquisition LLC.	2/28/09	Three 5-year terms	$30,000
MedSource Technologies, Inc.	6400-6420 Zane Avenue North, Brooklyn Park, MN 55429	Office/ Tech Lease dated March 30, 1999 between Paul D. Kelly and Kelco Acquisition LLC Amended and Restated Lease dated May 1, 2003 by and between Hillcrest Development, LLP and Peggy Kingston, LLC and MedSource Technologies, Inc.	3/31/14	Two 5-year terms	$429,926
MedSource Technologies, LLC	6500 Zane Avenue North, Brooklyn Park, MN 55429	Office/Warehouse Lease dated December 20, 2001 by and between Zane Business Center LLC and MedSource Technologies LLC. Lease Amendment Agreement No. 1 dated March 4, 2002 by and between Zane Business Center, L.L.C. and MedSource Technologies LLC.	12/31/06	One 5-year term	$130,529

MedSource Technologies, LLC	110 Cheshire Lane, Suite100, Carlson Center East, Minnetonka, MN 55305	Office Lease dated May 14, 1998 between Carlson Real Estate Company and MedSource Technologies, LLC. First Amendment to Lease dated August 23, 1999 between Carlson Real Estate Company and MedSource Technologies, LLC. Second Amendment to Lease dated July 17, 2001 between Carlson Real Estate Company and MedSource Technologies, LLC. Lease Guaranty Agreement dated May 14, 1999 by MedSource Technologies Inc., for the benefit of Carlson Real Estate Company	7/31/07	Two 4-year term	$115,332.84
Portlyn, LLC	45 Lexington Drive, Laconia, NH 03246	Lease Agreement dated November 5, 1999 between Lexington Laconia LLC and Portlyn LLC. First Amendment to Lease Agreement dated June 15, 2000 by and between Lexington Laconia, LLC and Portlyn LLC. Second Amendment to Lease Agreement dated October 15, 2002 by and between Lexington Laconia, LLC and Portlyn, LLC. Third Amendment to Lease Agreement dated February, 2003 by and between Lexington Laconia, LLC and Portlyn, LLC.	6/30/18	Two 5-year terms	$500,835.24
Hayden Precision Industries, LLC	3886 California Road, Orchard Park, NY 14121	Lease Agreement dated April 22, 1996 between Hayden Precision Industries LLC and Windom Development Co.	4/30/05	One 3-year term	$37,620

Hayden Precision Industries, LLC	3902 California Road, Orchard Park, NY 14121
Lease dated May 1, 1990 between Erie County Industrial Development Agency and William H. and Nancy A. Heywood.

First Amendment to Lease Agreement dated April 1, 1994 by and between Erie County Industrial Development Agency and William H. Heywood and Nancy A. Heywood.

Second Amendment to Lease Agreement dated September 1, 1998 between Erie County Industrial Development Agency and William H. Heywood and Nancy A. Heywood.

Sublease Agreement dated May 1, 1990 between William H. and Nancy A. Heywood and W. N. Rushwood, Inc.

First Amendment to Sublease Agreement dated April 1, 1994 between William H. Heywood and Nancy A. Heywood and W. N. Rushwood, Inc.

Second Amendment to Sublease Agreement dated September 1, 1998 between William H. Heywood and Nancy A. Heywood and W. N. Rushwood, Inc.

Memorandum of Sub-Sublease dated March 30, 1999 by and between W.N. Rushwood, Inc. and Hayden Precision Industries, LLC and W&N Properties LLC.

		Sub-Sublease Agreement dated March 30, 1999 by and among W. N. Rushwood, Inc., Hayden Precision Industries, LLC and W&N Properties, LLC.	3/31/09	One 5-year term	$420,000

MedSource Technologies, Inc.	Eje Num. 1 and Eje A, Parque Industrial de Navojoa, Navajoa, Sonora, Mexico	Memorandum of Agreement dated October 11, 2001 between Mo-Mex Corporation and MedSource Technologies, Inc.	10/10/06	One 12-month term
Thermat Acquisition Corp.	380 Sciota Street, Corry, PA 16407	Agreement of Lease dated May 15, 2000 by and between The Redevelopment Authority in the City of Corry and Thermat Acquisition Corp. Addendum to Lease effective October 1, 2002 between The Redevelopment Authority in the City of Corry and Thermat Acquisition Corp.	12/31/05	One 10-year term	$241,319.60
  (iii)
  all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) of Real Estate Assets under which any Credit Party is the landlord, including the expiration date, unexercised renewal options and annual rental payments thereunder.

Grantor	Address	Lease, Sublease or Assignment	Expiration Date	Unexercised Renewal Options	Annual Base Rent Rental Payments
Medical Device Manufacturing, Inc.	200 S. Yorkshire Street, Salem, VA 24153	Sublease dated January 11, 2000 between Medical Device Manufacturing, Inc. and Noble-Met, Ltd. for premises located at 200 S. Yorkshire Street, Salem, VA.	1/9/06	Two 3-year terms	$324,996 (adjusted annually by formula which takes CPI into account)
MedSource Technologies Newton, Inc.	3300-3310 Montgomery Drive,	Santa Clara, CA, 95054 Sublease dated April 10, 2003 by and between MedSource Technologies Newton, Inc. and Produxx, Inc.	1/2/05	No	$197,092.68
The MicroSpring Company, LLC	77 Accord Park Drive, Norwell, MA, 02061	Agreement for Exclusive Right to Sublease dated March 12, 2001 between Peter Elliot LLC and MedSource Technologies, Inc. Sublease Agreement dated June 5, 2001 between MicroSpring Company, LLC and Interactive Digital Systems, Inc. Consent to Sublease dated June 8, 2001 by and among Ronald L. Gordon as Trustee of AEP Realty Trust, the Microspring Company, LLC and Interactive Digital Systems, Inc.	7/31/08	No	$325,675

SCHEDULE 4.14

Environmental

        In July 1988, UTI Corporation Pennsylvania ("UTI PA") received an Administrative Consent Order from the United States Environmental Protection Agency ("EPA") that required UTI PA to test and study the groundwater and soil beneath and around its plant in Collegeville, Pennsylvania, and to provide the EPA with a proposal to remediate this groundwater and soil. In 1991, UTI PA completed its testing and submitted a corrective measures study ("CMS") to the EPA. The EPA reviewed the CMS and had recommended specific measures and UTI PA had agreed to these to remediate the groundwater and soil. Between 1991 and 1995, UTI PA negotiated with the EPA for a final CMS. In 1995 and subsequently in 2000, UTI PA submitted a Final Design Submission ("FDS") for EPA approval. The FDS filed in 2000 received EPA approval in 2001.

SCHEDULE 4.16

Material Contracts

        Star Guide Phantom Stock Plan adopted January 1, 2000.

        MDMI Holdings, Inc. 2000 Employee Phantom Stock Plan. (undated).

        Anti-Dilution Agreement by and among MDMI Holdings, Inc. and the Parties named therein, dated May 31, 2000.

        Third Amended & Restated Registration Rights Agreement dated as of June 30, 2004, by and among UTI Corporation, KRG/CMS L.P., DLJ Merchant Banking Partners III, L.P., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ Offshore Partners III, C.V., DLJ MB PartnersIII GmbH & Co. KG, Millennium Partners II, L.P. and MBP III Plan Investors, L.P., and the other Holders listed on Schedule I thereto.

        Shareholders' Agreement, by and among Medical Device Manufacturing, Inc., KRG Capital Partners, LLC, Eric Pollock, Helene Pollock, the Helene Pollock Irrevocable Spousal Trust No. 1, the Helene Pollock Irrevocable Spousal Trust No. 2, George Archambault, Patricia Harrison, Donald Bothner, First Analysis Corporation and its affiliated investment funds, Infrastructure and Environmental Private Equity Fund III, L.P. and Environmental and Information Technology Private Fund III, CMC Companies and any affiliated investment fund to which it may assign all or part of its interest in the Company, and such other investors as may from time to time become a party, dated as of July 6, 1999, as amended.

        Stock Purchase Agreement by and among UTI Corporation, Medical Device Manufacturing and CISA, Ltd., Giancarlo Gagliardoni and Cesare Gagliardoni, dated February 28, 2003.

        The Merger Agreement, the Senior Subordinated Note Documents and the Equity Financing Documents, each as defined in the Credit Agreement.

SCHEDULE 4.20

Certain ERISA Matters

  •
  The UTITEC Pension Plan has an accumulated funding deficiency of $152,789.00.

  •
  The termination of the Uniform Tubes Pension Plan in 2001 was a PBGC reportable event and, therefore, an ERISA Event.

  •
  UTI provides the following retiree benefits:

  •
  retirees between the ages of 62 and 65 may continue to participate in the health and welfare plan at employee rates;

  •
  coverage is discontinued at age 65. Currently, there are 10 such participants;

  •
  after age 65, retirees may continue to participate at their own cost. Currently, there are 8 such participants; and

  •
  2 former employees of UTI Corporation (PA) will continue to receive health benefits until age 65 in accordance with the terms of their respective severance agreements.

  •
  MedSource Technologies, Inc. ("MedSource") is the successor sponsor of the Danforth Biomedical, Inc. 401(k) Plan ("Danforth Plan"). During 2000 and 2001, distributions were made from the Danforth Plan to three participants at a time when the circumstances under which the law and the Danforth Plan document permitted distribution to participants had not been met. This resulted in an "operational failure" with respect to the Danforth Plan. Following MedSource's acquisition of the Danforth Plan, MedSource demanded return of the distributed amounts from the three participants, two of which responded and returned the distributed amounts. Despite repeated efforts to get the third participant to return the distributed funds, the funds were never returned, and in fact were lost in investments by the third participant.

  •
  Since the distributions for two participants were returned, MedSource believes correction of the operational failures with respect to those two participants has been achieved and no further corrective measures are necessary. Furthermore, since MedSource made reasonable efforts to recover the distributed funds from the third participant, and since recovery is now impossible, MedSource believes that correction of the operational failure with respect to the third participant has been reasonably attempted, and that no further corrective measures are necessary or even possible. In any event, in March 2004, MedSource filed a correction application with the Internal Revenue Service ("IRS") under the IRS' correction program documenting the operational failures and MedSource's attempt to correct the failures. Response from the IRS will take some time.

Schedule 5.15(a)

Post-Closing Leasehold Properties

1.
169 Callender Road, Watertown, Litchfield County, CT

2.
2022 - 2066 W. 11th St., Upland, San Bernardino County, CA

3.
5000 Independence St., Arvada, Jefferson County, CO

4.
3902 California Road, Orchard Park, Erie County, NY

5.
45 Lexington Drive, Laconia, Belknap County, NH

6.
2801 S. Vallejo Street, Englewood, Arapahoe County, CO

7.
6400-6420 Zane Avenue North, Brooklyn Park, Hennepin County, MN

8.
200 S. Yorkshire St., Salem, Roanoke County, VA

9.
380 Sciota Street, Corry, Erie County, Pennsylvania

10.
129 Bond Street (13024 North Main Street), Trenton, Dade County, GA

Schedule 5.15(b)

Collateral Access Properties

1.
31-C Butterfield Circle, El Paso, El Paso County, TX

2.
723 Chaddick Dr., Wheeling, Cook County, IL

3.
77 Accord Drive, Norwell, Plymouth County, MA

4.
150-154 California Street, Newton, Middlesex County, MA

5.
6500 Zane Avenue, Brooklyn Park, Hennepin County, MN

SCHEDULE 6.1

Certain Indebtedness

  •
  Capital lease with NMHG Financial Services of $57,715 original amount, expiring in December, 2005

  •
  Capital lease with De Lage Landen of $12,100.17 original amount, expiring in April, 2005

  •
  Capital lease with De Lage Landen of $11,012.34 original amount, expiring in June, 2006

  •
  Capital lease with NMHG Financial Services of $15,188.67 original amount, expiring in July, 2005

SCHEDULE 6.2

Certain Liens

SECURED PARTY	DEBTOR	JURISDICTION	FILING NUMBER	DATE	COLLATERAL
Technology Development & Education Corporation	Cycam, Inc.	PA Department of State	36620415	9/6/02	Mazak FJV 200R Maztroll 640 CNC Vertical Machining Center with chip and coolant enclosures; complete coolant system; standard work light and air blast system on spindle and all tools, accessories, accessions, computer hardware and software, computer programs, manuals attached to or used in connection therewith and bearing Serial Nos. 145248, 145249 and 145153 and the products and proceeds of the foregoing including but not limited to insurance and litigation proceeds
Fleet Precious Metals Inc.	Noble-Met, Ltd.	VA State Corporation Commission	981005 7351 C: 030715 7307-8	10/5/98 7/15/03
Gold and/or platinum and inventory consisting to any extent of gold and/or platinum which may be consigned by Fleet Precious Metals Inc., as Consignor, to Noble-Met, Ltd., as Consignee

Financing Statement filed as memorandum of consignment transaction
Heartland Business Credit	Spectrum Manufacturing, Inc.	NV SOS	2003004800-8	2/19/03	Telrad Digital 128 & Emagen Voicemail to include various equipment identified in financing statement included with base Equipment/Lease No. 10407.001
Arthur Machinery, Inc.	Spectrum Manufacturing, Inc.	NV SOS	2003031116-0	11/21/03	Three Genius 120 Magazine Bar Feeds. Additional options: 8mm/11mm/14mm guide channels, 3 Bar Stock Collets t.b.d., Relocation of 1 existing Genius 120 Bar Feed
Merrill Lynch Business Financial Services, Inc.	Venusa, Ltd.	NY SOS TX SOS	200306271248253 (filing in lieu) 98-045174 C: 03-00118243	6/27/03 3/9/98 12/23/02
15 KW in-line RF welding-printing-indexer system, thermal cutting press, automatic power control, spare cavities for indexer die, automatic turntable with two 6KW RP sealers, tooling for above system, spare tooling
The CIT Group/Equipment Financing, Inc. (assignee of Fleetwood Financial Corp.)	Venusa, Ltd.	TX SOS	94-00244572 C: 99-00719465	12/20/94 7/22/99	Specific equipment subject to Master Lease No. 2959
Yale Financial Services, Inc.	Venusa, Ltd.	TX SOS	95-00158559 C: 00-00795639	8/14/95 4/19/00	2 New Yale Forklifts ERP035T with Battery & Charter; and all accessions, additions, replacements and substitutions thereto and therefore and all proceeds, including insurance proceeds, thereof

C Leasing Company Norwest Bank (added as secured party)	Venusa, Ltd.	TX SOS	97-117382 A: 99-734545 C: 02-00311192	6/17/97 8/26/99 5/22/02	H100 Autobager, P100 Imprinter; Productivity Package
Dell Financial Services, L.P.	Venusa, Ltd.	TX SOS	99-207743	10/14/99	All computer equipment and peripherals leased to Lessee by Lessor under Equipment Lease #003391537-004 dated 10/5/99
Dell Financial Services, L.P.	Venusa, Ltd.	TX SOS	00-506208	5/24/00	All computer equipment and peripherals leased to Lessee by Lessor under Equipment Lease #003391537-007 dated 5/16/00
C Leasing Company	Venusa, Ltd.	TX SOS	00-518543	6/13/00	6.5 KW RF generator sealers, turntable with six workstations, set of tooling for turntable, closed circuit temp. control unit Filed for notice of lease purposes
Dell Financial	Venusa, Ltd.	TX SOS	00-599363	10/5/00	All computer equipment and peripherals leased to Lessee by Lessor Services, L.P. under Equipment Lease #003391537-008 dated 9/27/00
Dell Financial Services, L.P.	Venusa, Ltd.	TX SOS	01-017185	1/25/01	All computer equipment and peripherals leased to Lessee by Lessor under Equipment Lease #003391537-009 dated 1/18/01
NMHG Financial Services, Inc.	Venusa, Ltd.	TX SOS	01-040077	3/6/01	All equipment leased by lessor to lessee, and all accessions, additions, replacements and substitutions thereto and therefore and all proceeds, including insurance proceeds, thereof.
Dell Financial Services, L.P.	Venusa, Ltd.	TX SOS	01-048755	3/14/01	All computer equipment and peripherals leased to Lessee by Lessor under Equipment Lease #003391537-011 dated 3/7/01
CitiCorp Vendor Finance, Inc.	Spectrum Manufacturing, Inc.	IL SOS	4672410	1/28/02	Swiss type automatic lathe
Arthur Machinery, Inc.	Spectrum Manufacturing, Inc.	IL SOS	7804709	11/10/03	Haas mini lathe
Yale Financial Services, Inc.	Tenax Corporation	CT SOS	0001734484 C-0002075885	11/25/96 6/14/01
BT Reflex Reach Truck with battery and charger, all accessions, additions, replacements and substitutions including all proceeds (including insurance proceeds)

Filing for notification purposes only—true lease
Sunnen Products Company	MedSource Technologies	MN SOS	2279888	12/5/00	I MBB-1660D Honing Machine #95409.

Intech Funding Corp.	MedSource Technologies, Inc.	MN SOS	2338049 A-2346004	6/1/01 6/27/01	Two Fryer Machining Centers with all standard equipment including any additions, attachments, accessions and accessories, substitutions, replacements and upgrades, and all proceeds

SCHEDULE 6.7

Certain Investments

  •
  MedSource Technologies, Inc. owns a Class C minority interest in Seedling Enterprises, LLC. Such interest is uncertificated.

SCHEDULE 6.9

Certain Dispositions

  •
  UTI Corporation (Pennsylvania) plans to sell all or substantially all of the assets of its wholly owned subsidiary UTISFM Feinmechanik GmbH, a German limited liability company.

EXHIBIT H TO
CREDIT AND GUARANTY AGREEMENT

PLEDGE AND SECURITY AGREEMENT

dated as of June 30, 2004

between

EACH OF THE GRANTORS PARTY HERETO

and

CREDIT SUISSE FIRST BOSTON,
acting through its Cayman Islands Branch,
as Collateral Agent

i

Schedule 1	General Information
Schedule 2	Location of Equipment and Inventory
Schedule 3	Investment Related Property
Schedule 4	Description of Letters of Credit
Schedule 5	Intellectual Property and Exceptions
Schedule 6	Commercial Tort Claims
Exhibit A	Pledge Supplement

ii

        This PLEDGE AND SECURITY AGREEMENT, dated as of June 30, 2004 (as amended, restated, supplemented or otherwise modified from time to time this "Agreement"), is between EACH OF THE UNDERSIGNED, whether as an original signatory hereto or as an Additional Grantor (as herein defined) (each, a "Grantor" and collectively, "Grantors"), and CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as collateral agent for the Secured Parties (as herein defined) (in such capacity as collateral agent, "Collateral Agent").

RECITALS:

        WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among MEDICAL DEVICE MANUFACTURING, INC. ("Company"), UTI CORPORATION and the other Guarantors party thereto, the lenders party thereto from time to time (the "Lenders"), CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Lead Arranger, Administrative Agent and Collateral Agent, and the other agents party thereto;

        WHEREAS, subject to the terms and conditions of the Credit Agreement, certain Grantors may enter into one or more Hedge Agreements with one or more Lender Counterparties;

        WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders and Lender Counterparties as set forth in the Credit Agreement and the Hedge Agreements, respectively, each Grantor has agreed to secure such Grantor's obligations under the Credit Documents and the Hedge Agreements as set forth herein; and

        NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, each Grantor and Collateral Agent agree as follows:

SECTION 1.    DEFINITIONS; GRANT OF SECURITY.

        1.1    General Definitions.    In this Agreement, the following terms shall have the following meanings:

        "Account Debtor" shall mean each Person who is obligated on a Receivable or any Supporting Obligation related thereto.

        "Accounts" shall mean all "accounts" as defined in Article 9 of the UCC.

        "Additional Grantors" shall have the meaning assigned in Section 5.2.

        "Agreement" shall have the meaning set forth in the preamble.

        "Assigned Agreements" shall mean all agreements and contracts to which such Grantor is a party as of the date hereof, or to which such Grantor becomes a party after the date hereof, as each such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

        "Cash Proceeds" shall have the meaning assigned in Section 7.7.

        "Chattel Paper" shall mean all "chattel paper" as defined in Article 9 of the UCC, including, without limitation, "electronic chattel paper" or "tangible chattel paper", as each term is defined in Article 9 of the UCC.

        "Collateral" shall have the meaning assigned in Section 2.1.

        "Collateral Agent" shall have the meaning set forth in the preamble.

        "Collateral Records" shall mean books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and

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related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

        "Collateral Support" shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

        "Commercial Tort Claims" shall mean all "commercial tort claims" as defined in Article 9 of the UCC, including, without limitation, all commercial tort claims listed on Schedule 6 (as such schedule may be amended or supplemented from time to time).

        "Commodities Accounts" (i) shall mean all "commodity accounts" as defined in Article 9 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 3 under the heading "Commodities Accounts" (as such schedule may be amended or supplemented from time to time).

        "Company" shall have the meaning set forth in the preamble.

        "Concentration Account" means an Investment Account that in the ordinary course of business is not a zero-balance, controlled disbursement, lock box or similar account, and into which funds from other Investment Accounts are transferred for the principal purpose of consolidating funds from such other Investment Accounts from time to time in the ordinary course of business, whether by direct cash deposit, wire transfer, automated-clearing-house debit, or otherwise.

        "Control Agreement" means, with respect to any Investment Related Property that is a "Deposit Account," an agreement in form and substance reasonably satisfactory to Collateral Agent, pursuant to which Collateral Agent has "control" (within the meaning of Section 9-104 of the UCC) over such Deposit Account, and (ii) with respect to any Investment Related Property consisting of Securities Accounts or Securities Entitlements, an agreement in form in form and substance reasonably satisfactory to Collateral Agent pursuant to which the securities intermediary maintaining such Securities Account or Securities Entitlement has agreed to comply with Collateral Agent's "entitlement orders" without further consent by any applicable Grantor or any other Person.

        "Copyright Licenses" shall mean any and all agreements providing for the granting of any right in or to Copyrights (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 5 (as such schedule may be amended or supplemented from time to time).

        "Copyrights" shall mean all United States and foreign copyrights, including but not limited to copyrights in software and databases, and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications referred to in Schedule 5 (as such schedule may be amended or supplemented from time to time), (ii) all extensions and renewals thereof, (iii) all rights corresponding thereto throughout the world, (iv) all rights to sue for past, present and future infringements thereof, and (v) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages and proceeds of suit.

        "Credit Agreement" shall have the meaning set forth in the recitals.

        "Deposit Accounts" (i) shall mean all "deposit accounts" as defined in Article 9 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 3 under the heading "Deposit Accounts" (as such schedule may be amended or supplemented from time to time).

        "Documents" shall mean all "documents" as defined in Article 9 of the UCC.

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        "Equipment" shall mean: (i) all "equipment" as defined in Article 9 of the UCC, (ii) all machinery, manufacturing equipment, data processing equipment, computers, office equipment, furnishings, furniture, appliances, fixtures and tools (in each case, regardless of whether characterized as equipment under the UCC) and (iii) all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, wherever located, now or hereafter existing, including any fixtures.

        "General Intangibles" (i) shall mean all "general intangibles" as defined in Article 9 of the UCC, including "payment intangibles" also as defined in Article 9 of the UCC and (ii) shall include, without limitation, all interest rate or currency protection or hedging arrangements, all tax refunds, all licenses, permits, concessions and authorizations, all Assigned Agreements and all Intellectual Property (in each case, regardless of whether characterized as general intangibles under the UCC).

        "Goods" (i) shall mean all "goods" as defined in Article 9 of the UCC and (ii) shall include, without limitation, all Inventory and Equipment (in each case, regardless of whether characterized as goods under the UCC).

        "Grantors" shall have the meaning set forth in the preamble.

        "Indemnitee" shall mean Collateral Agent and its and its Affiliates' officers, partners, directors, trustees, employees, agents.

        "Instruments" shall mean all "instruments" as defined in Article 9 of the UCC.

        "Insurance" shall mean (i) all insurance policies covering any or all of the Collateral (regardless of whether Collateral Agent is the loss payee thereof) and (ii) any key man life insurance policies.

        "Intellectual Property" shall mean, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, and the Trade Secret Licenses.

        "Inventory" shall mean (i) all "inventory" as defined in Article 9 of the UCC and (ii) all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in any Grantor's business; all goods in which any Grantor has an interest in mass or a joint or other interest or right of any kind; and all goods which are returned to or repossessed by any Grantor, all computer programs embedded in any goods and all accessions thereto and products thereof (in each case, regardless of whether characterized as inventory under the UCC).

        "Investment Accounts" shall mean Securities Accounts, Commodities Accounts and Deposit Accounts.

        "Investment Related Property" shall mean: (i) all "investment property" (as such term is defined in Article 9 of the UCC) and (ii) all of the following (regardless of whether classified as investment property under the UCC): all Pledged Equity Interests, all Pledged Debt, the Investment Accounts and all certificates of deposit.

        "Lender" shall have the meaning set forth in the recitals.

        "Letter of Credit Right" shall mean "letter-of-credit right" as defined in Article 9 of the UCC.

        "Money" shall mean "money" as defined in the UCC.

        "Patent Licenses" shall mean all agreements providing for the granting of any right in or to Patents (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 5 (as such schedule may be amended or supplemented from time to time).

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        "Patents" shall mean all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including, but not limited to: (i) each patent and patent application referred to in Schedule 5 hereto (as such schedule may be amended or supplemented from time to time), (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all rights corresponding thereto throughout the world, (iv) all inventions and improvements described therein, (v) all rights to sue for past, present and future infringements thereof, (vi) all licenses, claims, damages, and proceeds of suit arising therefrom, and (vii) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

        "Permitted Sale" shall mean those sales, transfers, dispositions or assignments permitted by the Credit Agreement.

        "Pledge Supplement" shall mean any supplement to this Agreement in substantially the form of Exhibit A.

        "Pledged Debt" shall mean all Indebtedness owed to such Grantor, including, without limitation, all Indebtedness described on Schedule 3 under the heading "Pledged Debt" (as such schedule may be amended or supplemented from time to time), issued by the obligors named therein, the instruments evidencing such Indebtedness, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness.

        "Pledged Equity Interests" shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests.

        "Pledged LLC Interests" shall mean all interests in any limited liability company including, without limitation, all limited liability company interests listed on Schedule 3 under the heading "Pledged LLC Interests" (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests.

        "Pledged Partnership Interests" shall mean all interests in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed on Schedule 3 under the heading "Pledged Partnership Interests" (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests.

        "Pledged Stock" shall mean all shares of capital stock owned by such Grantor, including, without limitation, all shares of capital stock described on Schedule 3 under the heading "Pledged Stock" (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.

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        "Pledged Trust Interests" shall mean all interests in a Delaware business trust or other trust including, without limitation, all trust interests listed on Schedule 3 under the heading "Pledged Trust Interests" (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such trust interests and any interest of such Grantor on the books and records of such trust or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such trust interests.

        "Proceeds" shall mean: (i) all "proceeds" as defined in Article 9 of the UCC, (ii) payments or distributions made with respect to any Investment Related Property and (iii) whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

        "Receivables" shall mean all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all of such Grantor's rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

        "Receivables Records" shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of such Grantor or any computer bureau or agent from time to time acting for such Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or secured parties, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or nonwritten forms of information related in any way to the foregoing or any Receivable.

        "Record" shall have the meaning specified in Article 9 of the UCC.

        "Secured Obligations" shall have the meaning assigned in Section 3.1.

        "Secured Parties" shall mean the Agents, the Lenders and the Lender Counterparties and shall include, without limitation, all former Agents, Lenders and Lender Counterparties to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents, Lenders or Lender Counterparties and such Obligations have not been paid or satisfied in full.

        "Securities" shall mean any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

        "Securities Accounts" (i) shall mean all "securities accounts" as defined in Article 8 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 3 under the heading "Securities Accounts" (as such schedule may be amended or supplemented from time to time).

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        "Supporting Obligation" shall mean all "supporting obligations" as defined in Article 9 of the UCC.

        "Trade Secret Licenses" shall mean any and all agreements providing for the granting of any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 5 (as such schedule may be amended or supplemented from time to time).

        "Trade Secrets" shall mean all trade secrets and all other confidential or proprietary information and know-how whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, including but not limited to: (i) the right to sue for past, present and future misappropriation or other violation of any Trade Secret, and (ii) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

        "Trademark Licenses" shall mean any and all agreements providing for the granting of any right in or to Trademarks (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 5 (as such schedule may be amended or supplemented from time to time).

        "Trademarks" shall mean all United States and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing including, but not limited to: (i) the registrations and applications referred to in Schedule 5 (as such schedule may be amended or supplemented from time to time), (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by the foregoing, (iv) the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and (v) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

        "UCC" shall mean the Uniform Commercial Code as in effect from time to time in the State of New York or, when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.

        "United States" shall mean the United States of America.

        1.2    Definitions; Interpretation.    All capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement or, if not defined therein, in the UCC. References to "Sections," "Exhibits" and "Schedules" shall be to Sections, Exhibits and Schedules, as the case may be, of this Agreement unless otherwise specifically provided. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The use herein of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

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SECTION 2.    GRANT OF SECURITY.

        2.1    Grant of Security.    Each Grantor hereby grants to Collateral Agent a security interest in and continuing lien on all of such Grantor's right, title and interest in, to and under all personal property of such Grantor including, but not limited to the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located (all of which being hereinafter collectively referred to as the "Collateral"):

          (a)   Accounts;

          (b)   Chattel Paper;

          (c)   Documents;

          (d)   General Intangibles;

          (e)   Goods;

          (f)    Instruments;

          (g)   Insurance;

          (h)   Intellectual Property;

          (i)    Investment Related Property;

          (j)    Letter of Credit Rights;

          (k)   Money;

          (l)    Receivables and Receivable Records;

          (m)  Commercial Tort Claims;

          (n)   to the extent not otherwise included above, all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

          (o)   to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

        2.2    Certain Limited Exclusions.    Notwithstanding anything herein to the contrary, in no event shall the security interest granted under Section 2.1 hereof attach to (a) any lease, license, contract, property rights or agreement to which any Grantor is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Grantor therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, however, that such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in clause (i) or (ii) above; or (b) any of the outstanding capital stock of a Foreign Subsidiary in excess of 65% of the voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote.

SECTION 3.    SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.

        3.1    Security for Obligations.    This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Obligations with respect to every Grantor (the "Secured Obligations").

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        3.2    Continuing Liability Under Collateral.    Notwithstanding anything herein to the contrary, (a) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to Collateral Agent or any Secured Party, (b) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither Collateral Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall Collateral Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, and (c) the exercise by Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

SECTION 4.    REPRESENTATIONS AND WARRANTIES AND COVENANTS.

        4.1    Generally.

          (a)    Representations and Warranties.    Each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date, that:

              (i)  it owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral and, as to all Collateral whether now existing or hereafter acquired, will continue to own or have such rights in each item of the Collateral (other than any Collateral sold, transferred, disposed or assigned in connection with a Permitted Sale), in each case free and clear of any and all Liens, rights or claims of all other Persons, other than Permitted Liens;

             (ii)  it has indicated on Schedule 1 (as such schedule may be amended or supplemented from time to time) or, in the case of any changes following the Closing Date, as otherwise notified to Collateral Agent in accordance with Section 5.1(j) of the Credit Agreement: (w) the type of organization of such Grantor, (x) the jurisdiction of organization of such Grantor, (y) its organizational identification number and (z) the jurisdiction where its chief executive office or sole place of business is, and for the one-year period preceding the date hereof has been, located;

            (iii)  the full legal name of such Grantor is as set forth on Schedule 1 and it has not done in the five years preceding the Closing Date, and does not do, business under any other name (including any trade-name or fictitious business name) except for those names set forth on Schedule 1 (as such schedule may be amended or supplemented from time to time);

            (iv)  except as provided on Schedule 1, as of the Closing Date, it has not changed its name, jurisdiction of organization, chief executive office or sole place of business or (except pursuant to the Acquisition) corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) within the five years preceding the Closing Date;

             (v)  upon the filing of all UCC financing statements naming each Grantor as "debtor" and Collateral Agent as "secured party" and describing the Collateral in the filing offices set forth opposite such Grantor's name on Schedule 1 hereof (as such schedule may be amended or supplemented from time to time) and upon execution of a control agreement with respect to any Deposit Account, and, to the extent not subject to Article 9 of the UCC, upon recordation of the security interests granted hereunder in Patents, Trademarks and Copyrights

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    in the applicable intellectual property registries, including but not limited to the United States Patent and Trademark Office and the United States Copyright Office, the security interests granted to Collateral Agent hereunder constitute valid and (except as otherwise permitted herein or in the Credit Agreement) perfected first priority Liens (subject in the case of priority only to Permitted Liens) on all of the Collateral;

            (vi)  to the extent required by this Agreement, all actions and consents, including all filings, notices, registrations and recordings necessary or desirable for the exercise by Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect of the Collateral, have been made or obtained;

           (vii)  other than the financing statements filed in favor of Collateral Agent, no effective UCC financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office except for: (x) financing statements for which proper termination statements have been delivered to Collateral Agent for filing, (y) financing statements in respect of which all Liens to which such financing statement relates have previously been discharged, and (z) financing statements filed in connection with Permitted Liens;

          (viii)  no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for either (y) the pledge or grant by any Grantor of the Liens purported to be created in favor of Collateral Agent hereunder or (z) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral, except (A) for the filings contemplated by clause (v) above and (B) as may be required, in connection with the disposition of any Investment Related Property, by laws generally affecting the offering and sale of Securities;

            (ix)  none of the Collateral constitutes, or is the Proceeds of, "farm products" (as defined in the UCC);

             (x)  it does not own any "as extracted collateral" (as defined in the UCC) or any timber to be cut; and

            (xi)  as of the Closing Date, such Grantor has been duly organized as an entity of the type as set forth opposite such Grantor's name on Schedule 1 solely under the laws of the jurisdiction as set forth opposite such Grantor's name on Schedule 1 and remains duly existing as such. Except as otherwise notified to Collateral Agent in accordance with Section 5.1(j) of the Credit Agreement, such Grantor has not filed any certificates of domestication, transfer or continuance in any other jurisdiction.

          (b)    Covenants and Agreements.    Each Grantor hereby covenants and agrees that:

              (i)  except for the security interest created by this Agreement, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral (except Permitted Liens), and such Grantor shall use commercially reasonable efforts to defend the Collateral against all Persons at any time claiming any interest therein;

             (ii)  it shall not produce, use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or in material violation of any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral;

            (iii)  except on or prior to the Closing Date pursuant to the Acquisition, it shall not change such Grantor's name, identity, corporate structure (e.g., by merger, consolidation, change in corporate form or otherwise) sole place of business, type of organization or jurisdiction of organization or establish any trade names unless it shall have complied with the requirements of Section 5.1(j) of the Credit Agreement or otherwise notified Collateral Agent

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    in writing by executing and delivering to Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with a supplement to Schedule 1 hereto, prior to any such change or establishment; and shall have, prior to any such change or establishment, taken all actions necessary or reasonably requested by Collateral Agent to maintain the continuous validity, perfection and the same or better priority of Collateral Agent's security interest in the Collateral intended to be granted and agreed to hereby;

            (iv)  upon such Grantor obtaining knowledge thereof, it shall promptly notify Collateral Agent in writing of any event that could reasonably be expected to have a Material Adverse Effect on (x) the value of the Collateral, (y) the ability of any Grantor or Collateral Agent to dispose of the Collateral, or (z) the rights and remedies of Collateral Agent in relation thereto, including, without limitation, the levy of any legal process against the Collateral or any material portion thereof; and

             (v)  except for Permitted Sales and Permitted Liens, it shall not take or permit any action which could reasonably be expected to materially impair Collateral Agent's rights in the Collateral.

        4.2    Equipment and Inventory

          (a)    Representations and Warranties.    Each Grantor represents and warrants, on the Closing Date and on each Credit Date, that:

              (i)  as of the Closing Date, all of the Equipment and Inventory included in the Collateral is kept only at the locations specified in Schedule 2 (as such schedule may be amended or supplemented from time to time); and

             (ii)  except for Inventory or Equipment in respect of which the obligations under Section 4.2(b) have been satisfied, none of the Inventory or Equipment is in the possession of an issuer of a negotiable document (as defined in Section 7-104 of the UCC) therefor or otherwise in the possession of a bailee or a warehouseman.

          (b)    Covenants and Agreements.    Each Grantor covenants and agrees that:

              (i)  it shall keep the Equipment, Inventory and any Documents evidencing any Equipment and Inventory in the locations specified on Schedule 2 (as such schedule may be amended or supplemented from time to time) unless it shall have taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of Collateral Agent's security interest in the Collateral intended to be granted and agreed to hereby, or to enable Collateral Agent to exercise and enforce its rights and remedies hereunder, with respect to such Equipment and Inventory;

             (ii)  it shall keep records of the Inventory that are correct and accurate in all material respects and that are, in any event, in conformity with GAAP;

            (iii)  it shall not deliver any Document evidencing any Equipment and Inventory to any Person other than the issuer of such Document to claim the Goods evidenced therefor or Collateral Agent;

            (iv)  if any Equipment or Inventory with an aggregate fair market value in excess of $1.0 million is in possession or control of any third party, each Grantor shall notify Collateral Agent and, if requested by Collateral Agent, join with Collateral Agent in notifying the third party of Collateral Agent's security interest and obtain an acknowledgment from the third party that it is holding the Equipment and Inventory for the benefit of Collateral Agent; and

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             (v)  with respect to any item of Equipment with a fair market value in excess of $100,000 individually or $1.0 million in the aggregate which is covered by a certificate of title under a statute of any jurisdiction under the law of which indication of a security interest on such certificate is required as a condition of perfection thereof, upon the reasonable request of Collateral Agent (not more frequently than once each calendar quarter so long as no Event of Default has occurred and is continuing), (x) provide information with respect to any such Equipment, (y) execute and file with the registrar of motor vehicles or other appropriate authority in such jurisdiction an application or other document requesting the notation or other indication of the security interest created hereunder on such certificate of title, and (z) deliver to Collateral Agent copies of all such applications or other documents filed during such calendar quarter and copies of all such certificates of title issued during such calendar quarter indicating the security interest created hereunder in the items of Equipment covered thereby.

        4.3    Receivables.

          (a)    Representations and Warranties.    Each Grantor represents and warrants, on the Closing Date and on each Credit Date, that:

              (i)  each Receivable (x) is and will be the legal, valid and binding obligation of the Account Debtor in respect thereof, representing an unsatisfied obligation of such Account Debtor, (y) is and will be enforceable in accordance with its terms, and (z) is in compliance in all material respects with all applicable laws;

             (ii)  none of the Account Debtors in respect of any Receivable is the government of the United States, any agency or instrumentality thereof, any state or municipality or any foreign sovereign. No Receivable requires the consent of the Account Debtor in respect thereof in connection with the pledge hereunder, except any consent which has been obtained or any requirement that is not effective under the UCC; and

            (iii)  no Receivable is evidenced by, or constitutes, an Instrument or Chattel Paper which has not been delivered to, or otherwise subjected to the control of, Collateral Agent to the extent required by and in accordance with Section 4.3(c).

          (b)    Covenants and Agreements:    Each Grantor hereby covenants and agrees that:

              (i)  it shall keep and maintain at its own cost and expense true and complete records of the Receivables, including, but not limited to, records of all payments received and all credits granted on the Receivables, all merchandise returned and all other dealings therewith;

             (ii)  if requested by Collateral Agent while an Event of Default is continuing, it shall mark conspicuously, in form and manner reasonably satisfactory to Collateral Agent, all Chattel Paper, Instruments and other evidence of Receivables (other than any delivered to Collateral Agent as provided herein), as well as the Receivables Records with an appropriate reference to the fact that Collateral Agent has a security interest therein;

            (iii)  except as could not reasonably be expected to have a Material Adverse Effect, it shall perform all of its obligations with respect to the Receivables;

            (iv)  it shall not amend, modify, terminate or waive any provision of any Receivable in any manner which could reasonably be expected to have a Material Adverse Effect. Other than in the ordinary course of business as generally conducted by it on and prior to the date hereof, and except as otherwise provided in subsection (v) below, while an Event of Default is continuing, such Grantor shall not (w) grant any extension or renewal of the time of payment of any Receivable, (x) compromise or settle any dispute, claim or legal proceeding with respect to any Receivable for less than the total unpaid balance thereof, (y) release, wholly or

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    partially, any Person liable for the payment thereof, or (z) allow any credit or discount thereon;

             (v)  except as otherwise provided in this subsection, each Grantor shall continue to collect all amounts due or to become due to such Grantor under the Receivables and any Supporting Obligation and diligently exercise each material right it may have under any Receivable any Supporting Obligation or Collateral Support, in each case, at its own expense and to the extent advisable in its reasonable business judgment, and in connection with such collections and exercise, such Grantor shall take such action as such Grantor may deem necessary or advisable. Notwithstanding the foregoing, Collateral Agent shall have the right at any time while an Event of Default is continuing to notify, or require any Grantor to notify, any Account Debtor of Collateral Agent's security interest in the Receivables and any Supporting Obligation and, in addition, at any time following the occurrence and during the continuation of an Event of Default, Collateral Agent may: (x) direct the Account Debtors under any Receivables to make payment of all amounts due or to become due to such Grantor thereunder directly to Collateral Agent; (y) notify, or require any Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under any Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to Collateral Agent; and (z) enforce, at the expense of such Grantor, collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. If Collateral Agent notifies any Grantor that it has elected to collect the Receivables in accordance with the preceding sentence, any payments of Receivables received by such Grantor shall be forthwith (and in any event within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to Collateral Agent if required, in a collateral account maintained under the sole dominion and control of Collateral Agent, and until so turned over, all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Receivables, any Supporting Obligation or Collateral Support shall be received in trust for the benefit of Collateral Agent hereunder and shall be segregated from other funds of such Grantor and such Grantor shall not adjust, settle or compromise the amount or payment of any Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon; and

            (vi)  it shall use commercially reasonable efforts to keep in full force and effect any Supporting Obligation or Collateral Support relating to any Receivable to the extent advisable in its reasonable business judgment.

        (c)    Delivery and Control of Receivables.    With respect to any Receivables in excess of $500,000 individually or $1.0 million in the aggregate that are evidenced by, or constitute, Chattel Paper or Instruments, each Grantor shall notify Collateral Agent of such fact and, if requested by Collateral Agent, cause each originally executed copy thereof to be delivered to Collateral Agent (or its agent or designee) appropriately indorsed to Collateral Agent or indorsed in blank: (i) with respect to any such Receivables in existence on the date hereof, on or prior to the date hereof, and (ii) with respect to any such Receivables hereafter arising, no later than the next following date on which reports are delivered pursuant to Section 5.1(b) of the Credit Agreement. With respect to any Receivables in excess of $500,000 individually or $1.0 million in the aggregate which would constitute "electronic chattel paper" under Article 9 of the UCC, each Grantor shall notify Collateral Agent of such fact and, if requested by Collateral Agent, shall take all steps necessary to give Collateral Agent control over such Receivables (within the meaning of Section 9-105 of the UCC): (i) with respect to any such Receivables in existence on the date hereof, on or prior to the date hereof, and (ii) with respect to any such Receivables hereafter arising, within ten days of such Grantor acquiring rights therein. Any Receivable

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not otherwise required to be delivered or subjected to the control of Collateral Agent in accordance with this subsection (c) shall be delivered or subjected to such control upon the reasonable request of Collateral Agent.

        4.4    Investment Related Property

          4.4.1    Investment Related Property Generally

          (a)    Covenants and Agreements.    Each Grantor hereby covenants and agrees that:

              (i)  in the event it acquires rights in any Investment Related Property after the date hereof, it shall deliver to Collateral Agent (in the case of any Investment Related Property subject to the requirements of Section 5.10 of the Credit Agreement, within the time periods set forth therein) a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all supplements to Schedules thereto, reflecting such new Investment Related Property. Notwithstanding the foregoing, it is understood and agreed that the security interest of Collateral Agent shall attach to all Investment Related Property immediately upon any Grantor's acquisition of rights therein and shall not be affected by the failure of any Grantor to deliver a supplement to Schedule 3 as required hereby;

             (ii)  except as provided in the next sentence, in the event such Grantor receives any dividends, interest or distributions on any Investment Related Property, or any securities or other property upon the merger, consolidation, liquidation or dissolution of any issuer of any Investment Related Property, then (y) such dividends, interest or distributions and securities or other property shall be included in the definition of Collateral without further action and (z) such Grantor shall promptly take all steps, if any, necessary or advisable to ensure the validity, perfection, priority and, if applicable, control of Collateral Agent over such Investment Related Property (including, without limitation, delivery thereof to Collateral Agent) and pending any such action such Grantor shall be deemed to hold such dividends, interest, distributions, securities or other property in trust for the benefit of Collateral Agent and shall segregate such dividends, distributions, Securities or other property from all other property of such Grantor. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, Collateral Agent authorizes each Grantor to retain all cash dividends and distributions and all scheduled payments of principal and interest, in each case to the extent such dividends, distributions and scheduled payments are permitted under the Credit Agreement; and

            (iii)  each Grantor consents to the grant by each other Grantor of a Security Interest in all Investment Related Property to Collateral Agent.

          (b)    Delivery and Control.

  Each Grantor agrees that, except as otherwise permitted herein or in the Credit Agreement, with respect to any Investment Related Property in which it currently has rights it shall comply with the provisions of this Section 4.4.1(b) on or before the Credit Date and with respect to any Investment Related Property hereafter acquired by such Grantor it shall comply with the provisions of this Section 4.4.1(b) immediately upon acquiring rights therein, in each case in form and substance reasonably satisfactory to Collateral Agent; provided that (i) Grantors shall not be required to comply with the provisions of this Section 4.4.1(b) with respect to the capital stock of Venusa de Mexico, S.A. de C.V., Star Guide, Ltd or Medis S.A. de C.V. until the date that is 30 days after the Closing Date, (ii) Grantors shall only be required to deliver certificate(s) evidencing 50% of the capital stock of Star Guide, Ltd. (indorsed as required below) until the date that is six months after the Closing Date, and (iii) Grantors shall not be required to deliver evidence of the pledge under German law of 65% of the equity interests in UTISFM Feinmechanik GmbH, a German limited liability company, until the date that is the earlier of (A) the first anniversary of the

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  Closing Date and (B) 60 days after a determination by Grantors not to actively pursue the sale of UTISFM Feinmechanik GmbH or substantially all its assets. With respect to any Investment Related Property that is represented by a certificate or that is an "instrument" (other than any Investment Related Property credited to a Securities Account) it shall cause such certificate or instrument to be delivered to Collateral Agent, indorsed in blank by an "effective indorsement" (as defined in Section 8-107 of the UCC), regardless of whether such certificate constitutes a "certificated security" for purposes of the UCC. With respect to any Investment Related Property that is an "uncertificated security" for purposes of the UCC (other than any "uncertificated securities" credited to a Securities Account), it shall cause the issuer of such uncertificated security to either (i) register Collateral Agent as the registered owner thereof on the books and records of the issuer or (ii) execute an agreement in form and substance reasonably satisfactory to Collateral Agent, pursuant to which such issuer agrees to comply with Collateral Agent's instructions with respect to such uncertificated security without further consent by such Grantor.

          (c)    Voting and Distributions.

    (i)
    So long as no Event of Default shall have occurred and be continuing:

    (1)
    except as otherwise provided under the covenants and agreements relating to investment related property in this Agreement or elsewhere herein or in the Credit Agreement, each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement; and

    (2)
    Collateral Agent shall promptly execute and deliver (or cause to be executed and delivered) to each Grantor all proxies, and other instruments as such Grantor may from time to time reasonably request for the purpose of enabling such Grantor to exercise the voting and other consensual rights when and to the extent which it is entitled to exercise pursuant to clause (1) above.

             (ii)  Upon the occurrence and during the continuation of an Event of Default:

      (1)
      all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights; and

      (2)
      in order to permit Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (y) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to Collateral Agent all proxies, dividend payment orders and other instruments as Collateral Agent may from time to time reasonably request and (z) each Grantor acknowledges that Collateral Agent may utilize the power of attorney set forth in Section 6.1.

          4.4.2    Pledged Equity Interests

          (a)    Representations and Warranties.    Each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date, that:

              (i)  Schedule 3 (as such schedule may be amended or supplemented from time to time) sets forth under the headings "Pledged Stock, "Pledged LLC Interests," "Pledged Partnership Interests" and "Pledged Trust Interests," respectively, all of the Pledged Stock, Pledged LLC

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    Interests, Pledged Partnership Interests and Pledged Trust Interests owned by any Grantor as of the Closing Date and as of each date that a Pledge Supplement is required to be delivered pursuant to Section 4.4.1(a) and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such Schedule;

             (ii)  except in connection with any Permitted Sale, it is the record and beneficial owner of the Pledged Equity Interests free of all Liens (other than Permitted Liens of a nonconsensual nature that apply to the applicable Grantor's assets generally), rights or claims of other Persons and, except as set forth on Schedule 3, there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests;

            (iii)  none of the Pledged LLC Interests nor Pledged Partnership Interests are or represent interests in issuers that are registered as investment companies or are dealt in or traded on securities exchanges or markets; and

            (iv)  as of the Closing Date, except as set forth on Schedule 3, all of the Pledged LLC Interests and Pledged Partnership Interests are or represent interests in issuers that have opted to be treated as securities under the uniform commercial code of any jurisdiction.

          (b)    Covenants and Agreements.    Each Grantor hereby covenants and agrees that:

              (i)  without the prior written consent of Collateral Agent, it shall not vote to enable or take any other action to: (A) other than in connection with a Permitted Sale, permit any issuer of any Pledged Equity Interest to issue to any Person other than a Grantor any additional stock, partnership interests, limited liability company interests or other equity interests of any nature or to issue securities convertible into or granting the right of purchase or exchange for any stock or other equity interest of any nature of such issuer, or (B) cause any issuer of any Pledged Partnership Interests or Pledged LLC Interests which are not securities (for purposes of the UCC) on the date hereof to elect or otherwise take any action to cause such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the UCC; provided, however, notwithstanding the foregoing, if any issuer of any Pledged Partnership Interests or Pledged LLC Interests takes any such action in violation of the foregoing in this clause (B), such Grantor shall promptly notify Collateral Agent in writing of any such election or action and, in such event, shall take all steps necessary or advisable to establish Collateral Agent's "control" thereof;

             (ii)  it shall comply in all material respects with all of its obligations under any partnership agreement or limited liability company agreement relating to Pledged Partnership Interests or Pledged LLC Interests and shall enforce all of its rights with respect to any Investment Related Property; and

            (iii)  each Grantor consents to the grant by each other Grantor of a security interest in all Investment Related Property to Collateral Agent and, without limiting the foregoing, consents to the transfer of any Pledged Partnership Interest and any Pledged LLC Interest to Collateral Agent or its nominee following an Event of Default and to the substitution of Collateral Agent or its nominee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto.

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          4.4.3    Pledged Debt

          (a)    Representations and Warranties.    Each Grantor hereby represents and warrants, on the Closing Date and each Credit Date, that Schedule 3 (as such schedule may be amended or supplemented from time to time) sets forth under the heading "Pledged Debt" all of the Pledged Debt evidenced by Chattel Paper or Instruments owned by any Grantor as of the Closing Date and (other than outstanding intercompany Indebtedness permitted by and incurred in accordance with Section 6.1(b) of the Credit Agreement) as of each date that reports are delivered pursuant to Section 5.1(b) of the Credit Agreement.

          (b)    Covenants and Agreements.    Each Grantor hereby covenants and agrees that it shall notify Collateral Agent of any default under any Pledged Debt that has caused, either in any individual case or in the aggregate, a Material Adverse Effect.

          4.4.4    Investment Accounts

          (a)    Representations and Warranties.    Each Grantor hereby represents and warrants, on the Closing Date and each Credit Date, that:

              (i)  Schedule 3 hereto (as such schedule may be amended or supplemented from time to time) sets forth under the headings "Securities Accounts" and "Commodities Accounts," respectively, all of the Securities Accounts and Commodities Accounts in which each Grantor has an interest. Each Grantor, as applicable, is the sole entitlement holder of each such Securities Account and Commodity Account, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than Collateral Agent pursuant thereto) having "control" (within the meanings of Sections 8-106 and 9-106 of the UCC) over, or any other interest in, any such Securities Account or Commodity Account or securities or other property credited thereto that remains effective as of or at any time following the Closing Date;

             (ii)  Schedule 3 hereto (as such schedule may be amended or supplemented from time to time) sets forth under the headings "Deposit Accounts" all of the Deposit Accounts in which each Grantor has an interest. Each Grantor, as applicable, is the sole account holder of each such Deposit Account and such Grantor has not consented to, and is not otherwise aware of, any Person (other than Collateral Agent pursuant thereto) having either sole dominion and control (within the meaning of common law) or "control" (within the meanings of Section 9-104 of the UCC) over, or any other interest in, any such Deposit Account or any money or other property deposited therein that remains effective as of or at any time following the Closing Date; and

            (iii)  to the extent required under Section 4.4.4(c), each Grantor has taken all actions necessary to: (x) establish Collateral Agent's "control" (within the meanings of Sections 8-106 and 9-106 of the UCC) over any portion of the Investment Related Property constituting Securities Accounts, Securities Entitlements or Commodities Accounts (each as defined in the UCC); and (y) establish Collateral Agent's "control" (within the meaning of Section 9-104 of the UCC) over all Deposit Accounts.

          (b)    Covenant and Agreement.    Each Grantor hereby covenants and agrees with the Collateral Agent and each other Secured Party that it shall not close or terminate any Investment Account unless a successor or replacement account has been established with respect to which successor or replacement account a control agreement has been entered into by the appropriate Grantor, Collateral Agent and the securities intermediary or depository institution at which such successor or replacement account is to be maintained in accordance with the provisions of Section 4.4.4(c).

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          (c)    Delivery and Control

              (i)  For each Concentration Account set forth on Schedule 3, or that any Grantor at any time opens or maintains, such Grantor shall (A) enter into and maintain a Control Agreement covering such Concentration Account, or (B) close such Concentration Account and transfer the assets held in such Concentration Account to a Concentration Account that is subject to a Control Agreement. Such Grantor shall promptly notify Collateral Agent of the opening of any new Concentration Account. Furthermore, each Grantor covenants and agrees that it shall (x) deposit all collected amounts into its existing Investment Accounts or such other Investment Accounts as it shall from time to time establish and maintain, and (y) sweep all such deposited amounts, on a daily basis, into one or more Concentration Accounts. Each Grantor further agrees that it shall not maintain any cash or other balances in any Investment Account that is not a Concentration Account except in (A) Investment Accounts the balances of which are swept into one or more Concentration Accounts as provided in clauses (x) and (y) of the immediately preceding sentence or (B) an Investment Account that is subject to a Control Agreement. Each applicable Grantor shall have entered into a Control Agreement with respect to each Concentration Account that exists on the Closing Date, as of or prior to the Closing Date. Notwithstanding the foregoing, in respect of those Investment Accounts set forth on Schedule 3 that are not subject to a Control Agreement as of the Closing Date (other than any Concentration Account that exists on the Closing Date, which shall be subject to the requirements of the immediately preceding sentence), no later than 30 days after the Closing Date (or such later date as consented to by Collateral Agent) such Grantor shall either (i) enter into a Control Agreement covering such Investment Account or (ii) close such Investment Account and transfer the assets held in such Investment Account to an Investment Account that is subject to a Control Agreement.

             (ii)  Upon the occurrence and during the continuation of an Event of Default, Collateral Agent shall have the right, without notice to any Grantor, to transfer all or any portion of the Investment Related Property to its name or the name of its nominee or agent. In addition, Collateral Agent shall have the right at any time, without notice to any Grantor, to exchange any certificates or instruments representing any Investment Related Property for certificates or instruments of smaller or larger denominations.

            (iii)  Collateral Agent agrees that, so long as no Event of Default shall have occurred and be continuing, it shall not deliver any notice of sole control, direction to transfer funds, money or investments, direction to limit the access of any Grantor to any funds, money or investments or similar directions in respect of any Investment Account or Investment Related Property.

        4.5    Letter of Credit Rights.

          (a)    Representations and Warranties.    Each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date, that: (i) all material letters of credit to which such Grantor has rights as of the Closing Date and as of each date that reports are required to be delivered pursuant to Section 5.1(b) of the Credit Agreement is listed on Schedule 4 (as such schedule may be amended or supplemented from time to time) hereto; and (ii) to the extent required by the Collateral Agent, it has obtained the consent of each issuer of any material letter of credit to the assignment of the proceeds of the letter of credit to Collateral Agent.

          (b)    Covenants and Agreements.    Each Grantor hereby covenants and agrees that with respect to any material letter of credit hereafter arising it shall, if requested by the Collateral Agent, obtain the consent of the issuer thereof to the assignment of the proceeds of the letter of credit to Collateral Agent and shall deliver to Collateral Agent a completed Pledge Supplement,

17

  substantially in the form of Exhibit A attached hereto, together with a supplement to Schedule 4 hereto.

        4.6    Intellectual Property.

          (a)    Representations and Warranties.    Except as disclosed in Schedule 5 (as such schedule may be amended or supplemented from time to time), each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date, that:

              (i)  Schedule 5 (as such schedule may be amended or supplemented from time to time) sets forth, as of the Closing Date and as of each date that Schedule 5 is required to be updated pursuant to Section 4.6(b)(vii), a true and complete list of (y) all United States, state and foreign registrations of and applications for Patents, Trademarks, and Copyrights owned by each Grantor and (z) all Patent Licenses, Trademark Licenses, Trade Secret Licenses and Copyright Licenses (other than off-the-shelf software) of such Grantor;

             (ii)  as of the Closing Date and as of each date that Schedule 5 is required to be updated pursuant to Section 4.6(b)(vii), it is the sole and exclusive owner of the entire right, title, and interest in and to all Intellectual Property listed on Schedule 5 (as such schedule may be amended or supplemented from time to time), and owns or has the valid right to use all other Intellectual Property material to the conduct its business, free and clear of all Liens, claims, encumbrances and licenses, except in each case for Permitted Liens and the licenses set forth on Schedule 5 (as such schedule may be amended or supplemented from time to time) or otherwise permitted pursuant to a Permitted Sale;

            (iii)  except as could not reasonably be expected to have a Material Adverse Effect, (x) all Intellectual Property is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and (y) each Grantor has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration and application of Copyrights, Patents and Trademarks in full force and effect;

            (iv)  except as could not reasonably be expected to have a Material Adverse Effect, (x) all Intellectual Property is valid and enforceable; and (y) no holding, decision, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity of, such Grantor's right to register, or such Grantor's rights to own or use, any Intellectual Property and no such action or proceeding is pending or, to the best of such Grantor's knowledge, threatened;

             (v)  all registrations and applications for Copyrights, Patents and Trademarks material to the conduct of Grantors' business are standing in the name of one or more Grantors, and, except in the ordinary course of business and as permitted under the Credit Agreement, none of the Trademarks, Patents or Copyrights has been licensed by any Grantor to any Affiliate or third party (other than a Grantor), except as disclosed in Schedule 5 (as such schedule may be amended or supplemented from time to time);

            (vi)  except as could not reasonably be expected to have a Material Adverse Effect, (x) the conduct of Grantors' business does not infringe upon or otherwise violate any trademark, patent, copyright, trade secret or other intellectual property right owned or controlled by a third party, and (y) no claim has been made that the use of any Intellectual Property owned or used by Grantor (or any of its respective licensees) violates the asserted rights of any third party;

           (vii)  to the best of each Grantor's knowledge, except as could not reasonably be expected to have a Material Adverse Effect, no third party is infringing upon or otherwise violating any rights in any Intellectual Property owned or used by such Grantor, or any of its respective licensees; and

          (viii)  except for license agreements permitted by the Credit Agreement and Permitted Sales, no Grantor has made a previous assignment, sale, transfer or agreement constituting a present or future assignment, sale or transfer of any Intellectual Property that has not been terminated or released.

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          (b)    Covenants and Agreements.    Each Grantor hereby covenants and agrees as follows:

              (i)  except for Permitted Sales, it shall not do any act or omit to do any act whereby any of the Intellectual Property which is material to the business of Grantor may lapse, or become abandoned, dedicated to the public, or unenforceable, or which would adversely affect the validity, grant, or enforceability of the security interest granted therein;

             (ii)  except for Permitted Sales and except as may otherwise be commercially reasonable, it shall not, with respect to any Trademarks which are material to the business of any Grantor, cease the use of any of such Trademarks or fail to maintain the level of the quality of products sold and services rendered under any of such Trademark at a level at least substantially consistent with the quality of such products and services as of the date hereof, and each Grantor shall use commercially reasonable efforts to insure that licensees of such Trademarks use such consistent standards of quality;

            (iii)  it shall, within thirty days of the creation or acquisition of any copyrightable work which is material to the business of Grantor, apply to register the Copyright in the United States Copyright Office;

            (iv)  it shall, not later than the next following date upon which reports are required to be delivered pursuant to Section 5.1(b) of the Credit Agreement, notify Collateral Agent if it knows or has reason to know that any item of the Intellectual Property that is material to the business of any Grantor may become (x) abandoned or dedicated to the public or placed in the public domain, (y) invalid or unenforceable, or (z) subject to any adverse determination or development (including the institution of proceedings) in any action or proceeding in the United States Patent and Trademark Office, the United States Copyright Office, any state registry, any foreign counterpart of the foregoing, or any court;

             (v)  it shall take all reasonable steps in the United States Patent and Trademark Office, the United States Copyright Office, any state registry or (with respect to any item of Intellectual Property that is material to the conduct of Grantors' business) any foreign counterpart of the foregoing, to pursue any application and maintain any registration of each Trademark, Patent, and Copyright owned by any Grantor and material to its business which is now or shall become included in the Intellectual Property including, but not limited to, those items on Schedule 5 (as such schedule may be amended or supplemented from time to time);

            (vi)  in the event that any material Intellectual Property owned by or exclusively licensed to any Grantor is infringed, misappropriated, or diluted by a third party, such Grantor shall promptly take all actions appropriate in its reasonable business judgment to stop such infringement, misappropriation, or dilution and protect its rights in such Intellectual Property including, if appropriate, the initiation of a suit for injunctive relief and to recover damages;

           (vii)  it shall, not later than the next following date upon which reports are required to be delivered pursuant to Section 5.1(b) of the Credit Agreement, promptly (but in no event more than thirty days after any Grantor obtains knowledge thereof) report to Collateral Agent: (y) the filing of any application to register any Intellectual Property owned by such Grantor with the United States Patent and Trademark Office, the United States Copyright Office, or any state registry or (with respect to any item of Intellectual Property that is material to the conduct of the Grantors' business) foreign counterpart of the foregoing (whether such application is filed by such Grantor or through any agent, employee, licensee, or designee thereof) and (z) the registration of any such Intellectual Property by any such office, in each case by executing and delivering to Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with a supplement to Schedule 5 hereto; and

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          (viii)  it shall, promptly upon the reasonable request of Collateral Agent, execute and deliver to Collateral Agent any document required to acknowledge, confirm, register, record, or perfect Collateral Agent's interest in any part of the Intellectual Property, whether now owned or hereafter acquired.

        4.7    Commercial Tort Claims

          (a)    Representations and Warranties.    Each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date, that Schedule 6 (as such schedule may be amended or supplemented from time to time), as of the Closing Date and as of each date that Schedule 6 is required to be updated pursuant to Section 4.7(b), sets forth all Commercial Tort Claims of the Grantors in excess of $500,000 individually or $1.0 million in the aggregate.

          (b)    Covenants and Agreements.    Each Grantor hereby covenants and agrees that with respect to any Commercial Tort Claim in excess of $500,000 individually or $1.0 million in the aggregate hereafter arising it shall, the next following date upon which reports are required to be delivered pursuant to Section 5.1(b) of the Credit Agreement, deliver to Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with a supplement to Schedule 6 hereto, identifying such new Commercial Tort Claims.

SECTION 5.    FURTHER ASSURANCES; ADDITIONAL GRANTORS.

        5.1    Further Assurances.

          (a)   Each Grantor agrees that from time to time, at the expense of such Grantor, that it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted hereby or to enable Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral, in each case to the extent required hereunder. Without limiting the generality of the foregoing, each Grantor shall:

              (i)  file such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary or desirable, or as Collateral Agent may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby;

             (ii)  take all actions necessary to ensure the recordation of appropriate evidence of the liens and security interest granted hereunder in the Intellectual Property with any intellectual property registry in which said Intellectual Property is registered or in which an application for registration is pending including, without limitation, the United States Patent and Trademark Office, the United States Copyright Office, the various Secretaries of State, and (with respect to any item of Intellectual Property that is material to the conduct of the Grantors' business) the foreign counterparts on any of the foregoing;

            (iii)  subject to Section 5.6 of the Credit Agreement, at any reasonable time, upon request by Collateral Agent, allow inspection of the Collateral by Collateral Agent or persons designated by Collateral Agent; and

            (iv)  at Collateral Agent's request, appear in and defend any action or proceeding that may affect such Grantor's title to or Collateral Agent's security interest in all or any part of the Collateral.

          (b)   Each Grantor hereby authorizes Collateral Agent to file a Record or Records, including, without limitation, financing or continuation statements, and amendments thereto, in any jurisdictions and with any filing offices as Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted to Collateral Agent herein. Such

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  financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to Collateral Agent herein, including, without limitation, describing such property as "all assets" or "all personal property, whether now owned or hereafter acquired." Each Grantor shall furnish to Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Collateral Agent may reasonably request, all in reasonable detail.

          (c)   Each Grantor hereby authorizes Collateral Agent to modify this Agreement after obtaining such Grantor's approval of or signature to such modification by amending Schedule 5 (as such schedule may be amended or supplemented from time to time) to include reference to any right, title or interest in any existing Intellectual Property or any Intellectual Property acquired or developed by any Grantor after the execution hereof or to delete any reference to any right, title or interest in any Intellectual Property in which any Grantor no longer has or claims any right, title or interest.

        5.2    Additional Grantors.    From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Grantors (each, an "Additional Grantor") by executing a Counterpart Agreement. Upon delivery of any such Counterpart Agreement to Collateral Agent, notice of which is hereby waived by Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

SECTION 6.    COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.

        6.1    Power of Attorney.    Each Grantor hereby irrevocably appoints Collateral Agent (such appointment being coupled with an interest) as such Grantor's attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, Collateral Agent or otherwise, from time to time in Collateral Agent's discretion to take any action and to execute any instrument that Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, the following:

          (a)   upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to Collateral Agent pursuant to the Credit Agreement;

          (b)   upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

          (c)   upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

          (d)   upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Collateral Agent with respect to any of the Collateral;

          (e)   to prepare and file any UCC financing statements against such Grantor as debtor;

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          (f)    to prepare, sign, and file for recordation in any intellectual property registry, appropriate evidence of the lien and security interest granted herein in the Intellectual Property in the name of such Grantor as debtor;

          (g)   to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Collateral Agent in its sole discretion, any such payments made by Collateral Agent to become obligations of such Grantor to Collateral Agent, due and payable immediately without demand; and

          (h)   upon the occurrence and during the continuance of an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Collateral Agent were the absolute owner thereof for all purposes, and to do, at Collateral Agent's option and such Grantor's expense, at any time or from time to time, all acts and things that Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and Collateral Agent's security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

        6.2    No Duty on the Part of Collateral Agent or Secured Parties.    The powers conferred on Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon Collateral Agent or any Secured Party to exercise any such powers. Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct as determined by a final, nonappealable judgment of a court of competent jurisdiction.

SECTION 7.    REMEDIES.

        7.1    Generally.

          (a)   If any Event of Default shall have occurred and be continuing, Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of Collateral Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

              (i)  require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of Collateral Agent forthwith, assemble all or part of the Collateral as directed by Collateral Agent and make it available to Collateral Agent at a place to be designated by Collateral Agent that is reasonably convenient to both parties;

             (ii)  enter onto the property where any Collateral is located and take possession thereof with or without judicial process;

            (iii)  prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent Collateral Agent deems appropriate; and

            (iv)  without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of Collateral Agent's offices or

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    elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Collateral Agent may deem commercially reasonable.

          (b)   Collateral Agent or any Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent to the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that it would not be commercially unreasonable for Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be liable for the deficiency and the fees of any attorneys employed by Collateral Agent to collect such deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to Collateral Agent, that Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section shall in any way alter the rights of Collateral Agent hereunder.

          (c)   Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

          (d)   Collateral Agent shall have no obligation to marshal any of the Collateral.

        7.2    Application of Proceeds.    Except as expressly provided elsewhere in this Agreement, all proceeds received by Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by Collateral Agent against, the Secured Obligations in the following order of priority: first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to Collateral Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by Collateral

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Agent in connection therewith, and all amounts for which Collateral Agent is entitled to indemnification hereunder (in its capacity as Collateral Agent and not as a Lender) and all advances made by Collateral Agent hereunder for the account of the applicable Grantor, and to the payment of all costs and expenses paid or incurred by Collateral Agent in connection with the exercise of any right or remedy hereunder or under the Credit Agreement, all in accordance with the terms hereof or thereof; second, to the payment of all costs, expenses, indemnification claims and other amounts owing to Administrative Agent under the Credit Documents; third, to the extent of any excess of such proceeds, to the payment of all other Secured Obligations for the ratable benefit of the Lenders and the Lender Counterparties; and fourth, to the extent of any excess of such proceeds, to the payment to or upon the order of such Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

        7.3    Sales on Credit.    If Collateral Agent sells any of the Collateral upon credit, Grantors will be credited only with payments actually made by purchaser and received by Collateral Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Collateral Agent may resell the Collateral and Grantor shall be credited with proceeds of the sale.

        7.4    Deposit Accounts.

        If any Event of Default shall have occurred and be continuing, Collateral Agent may apply the balance from any Deposit Account or instruct the bank at which any Deposit Account is maintained to pay the balance of any Deposit Account to or for the benefit of Collateral Agent.

        7.5    Investment Related Property.

        Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, Collateral Agent may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If Collateral Agent determines to exercise its right to sell any or all of the Investment Related Property, upon written request, each Grantor shall and shall cause each issuer of any Pledged Stock to be sold hereunder, each partnership and each limited liability company from time to time to furnish to Collateral Agent all such information as Collateral Agent may request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property which may be sold by Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

        7.6    Intellectual Property.

          (a)   Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default:

              (i)  Collateral Agent shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, Collateral Agent or otherwise, in Collateral Agent's sole discretion, to enforce any of such Grantor's rights in

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    and to any Intellectual Property, in which event such Grantor shall, at the request of Collateral Agent, do any and all lawful acts and execute any and all documents required by Collateral Agent in aid of such enforcement and such Grantor shall promptly, upon demand, reimburse and indemnify Collateral Agent as provided in Section 10 hereof in connection with the exercise of its rights under this Section, and, to the extent that Collateral Agent shall elect not to bring suit to enforce any Intellectual Property as provided in this Section, each Grantor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement or other violation of any of such Grantor's rights in the Intellectual Property by others and for that purpose agrees to diligently maintain any such action, suit or proceeding against any Person so infringing as shall be necessary to prevent such infringement or violation;

             (ii)  upon written demand from Collateral Agent, each Grantor shall grant, assign, convey or otherwise transfer to Collateral Agent an absolute assignment of all of such Grantor's right, title and interest in and to the Intellectual Property and shall execute and deliver to Collateral Agent such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement;

            (iii)  each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that Collateral Agent (or any Secured Party) receives cash proceeds in respect of the sale of, or other realization upon, the Intellectual Property;

            (iv)  Collateral Agent shall have the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of the Intellectual Property, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to Collateral Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done;

             (v)  all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of amounts due to such Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to Collateral Agent in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 7.7 hereof; and

            (vi)  such Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

          (b)   If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to Collateral Agent of any rights, title and interests in and to the Intellectual Property shall have been previously made and shall have become absolute and effective, and (iv) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Grantor, Collateral Agent shall promptly execute and deliver to such Grantor, at such Grantor's sole cost and expense, such assignments or other transfer as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by Collateral Agent; provided, after giving effect to such reassignment, Collateral Agent's security interest granted pursuant hereto, as well as all other rights and remedies of Collateral Agent granted hereunder, shall continue to be in full force and

25

  effect; and provided further, the rights, title and interests so reassigned shall be free and clear of any other Liens granted by or on behalf of Collateral Agent and the Secured Parties.

          (c)   Solely for the purpose of enabling Collateral Agent to exercise rights and remedies under this Section 7 and at such time as Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to Collateral Agent, to the extent it has the right to do so, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to use, operate under, license, or sublicense any Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located.

        7.7    Cash Proceeds.    In addition to the rights of Collateral Agent specified in Section 4.3 with respect to payments of Receivables, upon the occurrence and during the continuance of an Event of Default, all proceeds of any Collateral received by any Grantor consisting of cash, checks and other non-cash items (collectively, "Cash Proceeds") shall be held by such Grantor in trust for Collateral Agent, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, unless otherwise provided pursuant to Section 4.4(a)(ii) , be turned over to Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to Collateral Agent, if required) and held by Collateral Agent. Any Cash Proceeds received by Collateral Agent (whether from a Grantor or otherwise): (a) if no Event of Default shall have occurred and be continuing, shall be paid over to Company unless otherwise provided in the Credit Agreement, and (b) if an Event of Default shall have occurred and be continuing, may, in the sole discretion of Collateral Agent, (i) be held by Collateral Agent for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured) and/or (ii) then or at any time thereafter may be applied by Collateral Agent against the Secured Obligations then due and owing.

SECTION 8.    COLLATERAL AGENT.

        Collateral Agent has been appointed to act as Collateral Agent hereunder by Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement. In furtherance of the foregoing provisions of this Section, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by Collateral Agent for the benefit of Secured Parties in accordance with the terms of this Section.

SECTION 9.    CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.

        This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the payment in full of all Secured Obligations, the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit, be binding upon each Grantor, its successors and assigns, and inure, together with the rights and remedies of Collateral Agent hereunder, to the benefit of Collateral Agent and its successors, transferees and assigns. Without limiting the generality of the foregoing, but subject to the terms of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise. Upon the payment in full of all Secured Obligations, the termination of the Commitments and the cancellation, expiration or collateralization in a manner reasonably satisfactory to Collateral Agent of all outstanding Letters of Credit, the security interest granted hereby

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shall terminate hereunder and of record and all rights to the Collateral shall revert to Grantors. Upon any such termination Collateral Agent shall, at Grantors' expense, execute and deliver to Grantors such documents as Grantors shall reasonably request to evidence such termination.

SECTION 10.    STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.

        The powers conferred on Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Collateral Agent accords its own property. Neither Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise. If any Grantor fails to perform any agreement contained herein, Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of Collateral Agent incurred in connection therewith shall be payable by each Grantor under Section 10.2 of the Credit Agreement.

SECTION 11.    MISCELLANEOUS.

        Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 10.1 of the Credit Agreement. No failure or delay on the part of Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Credit Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Agreement shall be binding upon and inure to the benefit of Collateral Agent and Grantors and their respective successors and assigns. No Grantor shall, without the prior written consent of Collateral Agent given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder. This Agreement and the other Credit Documents embody the entire agreement and understanding between Grantors and Collateral Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Credit Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

        THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

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        IN WITNESS WHEREOF, each Grantor and Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

MEDICAL DEVICE MANUFACTURING, INC., a Colorado corporation
By:
Name: Title:
UTI CORPORATION, a Maryland corporation
By:
Name: Title:

AMERICAN TECHNICAL MOLDING, INC.,
a California corporation
 BRIMFIELD ACQUISITION CORP.,
a Delaware corporation
 BRIMFIELD PRECISION, LLC,
a Delaware limited liability company
 CYCAM, INC.,
a Pennsylvania corporation
 ELX, INC.,
a Pennsylvania corporation
 G&D, INC.,
a Colorado corporation
 HAYDEN PRECISION INDUSTRIES, LLC,
a Delaware limited liability company
 KELCO ACQUISITION, LLC,
a Delaware limited liability company
 MEDSOURCE TECHNOLOGIES, INC.,
a Delaware corporation
 MEDSOURCE TECHNOLOGIES, LLC,
a Delaware limited liability company
 MEDSOURCE TECHNOLOGIES NEWTON, INC.,
a Delaware corporation
 MEDSOURCE TECHNOLOGIES PITTSBURGH, INC.,
a Delaware corporation
 MEDSOURCE TRENTON, INC.,
a Delaware corporation
 MICRO-GUIDE, INC.,
a California corporation
 THE MICROSPRING COMPANY, LLC,
a Delaware limited liability company
 NATIONAL WIRE & STAMPING, INC.,
a Colorado corporation
 NOBLE-MET, LTD.,
a Virginia corporation
 PORTLYN, LLC,
a Delaware limited liability company
 SPECTRUM MANUFACTURING, INC.,
a Nevada corporation
 TENAX, LLC,
a Delaware limited liability company
 TEXCEL, INC.,
a Massachusetts corporation
 THERMAT ACQUISITION CORP.,
a Delaware corporation
By:
Name: Title:

UTI CORPORATION, a Pennsylvania corporation UTI HOLDING COMPANY, a Delaware corporation VENUSA, LTD., a New York corporation
By:
Name: Title:

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Collateral Agent
By:
Name: Title:
By:
Name: Title:

Schedule 1
TO PLEDGE AND SECURITY AGREEMENT

GENERAL INFORMATION

(A)
Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office/Sole Place of Business and Organizational Identification Number of each Grantor:

Full Legal Name	Type of Organization	Jurisdiction of Organization	Chief Executive Office/Sole Place of Business	Organization I.D.#

(B)
Other Names (including any Trade-Name or Fictitious Business Name) under which each Grantor has conducted business for the Five Years Preceding the Closing Date:

Full Legal Name	Trade Name or Fictitious Business Name

(C)
Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business and Corporate Structure within the Five Years Preceding the Closing Date:

Name of Grantor	Date of Change	Description of Change

(D)
Financing Statements:

Name of Grantor	Filing Jurisdiction(s)

Schedule 2
TO PLEDGE AND SECURITY AGREEMENT

Name of Grantor	Location of Equipment and Inventory

Schedule 3
TO PLEDGE AND SECURITY AGREEMENT

INVESTMENT RELATED PROPERTY

        Pledged Stock:

Grantor	Stock Issuer	Class of Stock	Certificated (Y/N)	Stock Certificate No.	Par Value	No. of Pledged Stock	% of Outstanding Stock of the Stock Issuer

        Pledged LLC Interests Not Elected to be Treated as Securities:

Grantor	Limited Liability Company	Certificated (Y/N)	Certificate No. (if any)	No. of Pledged Units	% of Outstanding LLC Interests of the Limited Liability Company

        Pledged LLC Interests Elected to be Treated as Securities:

Grantor	Limited Liability Company	Certificated (Y/N)	Certificate No. (if any)	No. of Pledged Units	% of Outstanding LLC Interests of the Limited Liability Company

        Pledged Partnership Interests Not Elected to be Treated as Securities:

Grantor	Partnership	Type of Partnership Interests (e.g., general or limited)	Certificated (Y/N)	Certificate No. (if any)	% of Outstanding Partnership Interests of the Partnership

        Pledged Partnership Interests Elected to be Treated as Securities:

Grantor	Partnership	Type of Partnership Interests (e.g., general or limited)	Certificated (Y/N)	Certificate No. (if any)	% of Outstanding Partnership Interests of the Partnership

        Pledged Trust Interests:

Grantor	Trust	Class of Trust Interests	Certificated (Y/N)	Certificate No. (if any)	% of Outstanding Trust Interests of the Trust

        Warrants, Options, Shareholder Agreements or Voting Trust Agreements Relating to Pledged Equity Interests:

        Pledged Debt:

Grantor	Issuer	Original Principal Amount	Outstanding Principal Balance	Issue Date	Maturity Date

        Securities Account:

Grantor	Share of Securities Intermediary	Account Number	Account Name

        Commodities Accounts:

Grantor	Name of Commodities Intermediary	Account Number	Account Name

        Deposit Accounts:

Grantor	Name of Depositary Bank	Account Number	Account Name

Schedule 4
TO PLEDGE AND SECURITY AGREEMENT

Name of Grantor	Description of Letters of Credit

Schedule 5
TO PLEDGE AND SECURITY AGREEMENT

INTELLECTUAL PROPERTY

  (A)
  Copyrights

  (B)
  Copyright Licenses

  (C)
  Patents

  (D)
  Patent Licenses

  (E)
  Trademarks

  (F)
  Trademark Licenses

  (G)
  Trade Secret Licenses

  (H)
  Intellectual Property Exceptions

Schedule 6
TO PLEDGE AND SECURITY AGREEMENT

Name of Grantor	Commercial Tort Claims

Exhibit A
TO PLEDGE AND SECURITY AGREEMENT

PLEDGE SUPPLEMENT

        This PLEDGE SUPPLEMENT, dated as of [mm/dd/yy], is delivered by [name of grantor] a [name of state of organization] [type of organization] ("Grantor") pursuant to the Pledge and Security Agreement, dated as of June 30, 2004 (as it may be from time to time amended, restated, amended and restated, supplemented or otherwise modified, the "Security Agreement"), between MEDICAL DEVICE MANUFACTURING,  INC., the other Grantors named therein, and CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Collateral Agent. Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.

        Grantor hereby confirms the grant to Collateral Agent set forth in the Security Agreement of, and does hereby grant to Collateral Agent, a security interest in all of Grantor's right, title and interest in and to all Collateral to secure the Secured Obligations, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located. Grantor represents and warrants that the attached Supplements to Schedules accurately and completely set forth all additional information required pursuant to the Security Agreement and hereby agrees that such Supplements to Schedules shall constitute part of the Schedules to the Security Agreement.

        IN WITNESS WHEREOF, Grantor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of [mm/dd/yy].

[NAME OF GRANTOR]
By:
Name: Title:

Exhibit A

Supplement to Schedule 1
TO PLEDGE AND SECURITY AGREEMENT

        Additional Information:

(A)
Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office/Sole Place of Business and Organizational Identification Number of each Grantor:

Full Legal Name	Type of Organization	Jurisdiction of Organization	Chief Executive Office/Sole Place of Business	Organization I.D.#

(B)
Other Names (including any Trade-Name or Fictitious Business Name) under which each Grantor has conducted business for the Five Years Preceding the Closing Date:

Full Legal Name	Trade Name or Fictitious Business Name

(C)
Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business and Corporate Structure within the Five Years Preceding the Closing Date:

Name of Grantor	Date of Change	Description of Change

(D)
Financing Statements:

Name of Grantor	Filing Jurisdiction(s)

Exhibit A

Supplement to Schedule 2
TO PLEDGE AND SECURITY AGREEMENT

        Additional Information:

Name of Grantor	Location of Equipment and Inventory

Exhibit A

Supplement to Schedule 3
TO PLEDGE AND SECURITY AGREEMENT

        Additional Information:

          Pledged Stock:

          Pledged Partnership Interests:

          Pledged Partnership Interests Elected to be Treated as Securities:

          Pledged LLC Interests:

          Pledged LLC Interests Elected to be Treated as Securities:

          Pledged Trust Interests:

          Pledged Debt:

          Securities Account:

          Commodities Accounts:

          Deposit Accounts:

Exhibit A

Supplement to Schedule 4
TO PLEDGE AND SECURITY AGREEMENT

        Additional Information:

Name of Grantor	Description of Letters of Credit

Exhibit A

Supplement to Schedule 5
TO PLEDGE AND SECURITY AGREEMENT

        Additional Information:

    (A)
    Copyrights

    (B)
    Copyright Licenses

    (C)
    Patents

    (D)
    Patent Licenses

    (E)
    Trademarks

    (F)
    Trademark Licenses

    (G)
    Trade Secret Licenses

    (H)
    Intellectual Property Exceptions

Supplement to Schedule 6
TO PLEDGE AND SECURITY AGREEMENT

        Additional Information:

Name of Grantor	Commercial Tort Claims

QuickLinks

CREDIT AND GUARANTY AGREEMENT
  EXHIBIT A-1 TO CREDIT AND GUARANTY AGREEMENT
  EXHIBIT A-2 TO CREDIT AND GUARANTY AGREEMENT
  EXHIBIT A-3 TO CREDIT AND GUARANTY AGREEMENT
  EXHIBIT B-1 TO CREDIT AND GUARANTY AGREEMENT
  EXHIBIT B-2 TO CREDIT AND GUARANTY AGREEMENT
  EXHIBIT B-3 TO CREDIT AND GUARANTY AGREEMENT
  EXHIBIT C TO CREDIT AND GUARANTY AGREEMENT
  EXHIBIT G TO CREDIT AND GUARANTY AGREEMENT
  Annex 1 to Counterpart Agreement
  EXHIBIT H TO CREDIT AND GUARANTY AGREEMENT
  EXHIBIT J TO CREDIT AND GUARANTY AGREEMENT
  EXHIBIT H TO CREDIT AND GUARANTY AGREEMENT
  SECTION 1. DEFINITIONS; GRANT OF SECURITY.
  SECTION 2. GRANT OF SECURITY.
  SECTION 3. SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.
  SECTION 5. FURTHER ASSURANCES; ADDITIONAL GRANTORS.
  SECTION 6. COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.
  SECTION 7. REMEDIES.
  SECTION 8. COLLATERAL AGENT.
  SECTION 9. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.
  SECTION 10. STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.
  SECTION 11. MISCELLANEOUS.
  Schedule 1 TO PLEDGE AND SECURITY AGREEMENT
  Schedule 2 TO PLEDGE AND SECURITY AGREEMENT
  Schedule 3 TO PLEDGE AND SECURITY AGREEMENT
  Schedule 4 TO PLEDGE AND SECURITY AGREEMENT
  Schedule 5 TO PLEDGE AND SECURITY AGREEMENT
  Schedule 6 TO PLEDGE AND SECURITY AGREEMENT
  Exhibit A TO PLEDGE AND SECURITY AGREEMENT
  Supplement to Schedule 1 TO PLEDGE AND SECURITY AGREEMENT
  Supplement to Schedule 2 TO PLEDGE AND SECURITY AGREEMENT
  Supplement to Schedule 3 TO PLEDGE AND SECURITY AGREEMENT
  Supplement to Schedule 4 TO PLEDGE AND SECURITY AGREEMENT
  Supplement to Schedule 5 TO PLEDGE AND SECURITY AGREEMENT
  Supplement to Schedule 6 TO PLEDGE AND SECURITY AGREEMENT